Filed Pursuant to Rule 424(b)(3)

Registration No. 333-269346

PROSPECTUS SUPPLEMENT NO. 47

(to Prospectus dated February 7, 2024)

MSP RECOVERY, INC.

285,715 Shares of Class A Common Stock

This prospectus supplement no. 47 amends and supplements the prospectus dated February 7, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-269346). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Quarterly Report on Form 10-Q for the period ending September 30, 2025, filed with the Securities and Exchange Commission (the “SEC”) on November 19, 2025 (the “Quarterly Report”). Accordingly, we have attached the Quarterly Report to this prospectus supplement.

The Prospectus and this prospectus supplement relates to the offer and sale, from time to time, by the selling stockholders identified below, or their permitted transferees, of up to 285,715 shares of our Class A Common Stock, par value $0.0001 per share that we may issue and sell to YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville” or the “Selling Securityholder”) fund managed by Yorkville Advisors Global, LP from time to time after the date of this prospectus, pursuant to the Standby Equity Purchase Agreement (the “Yorkville SEPA”) dated November 14, 2023, entered into with Yorkville. See the section entitled “Yorkville Facility” for a description of the Yorkville SEPA.

Yorkville Facility

The shares of our Class A Common Stock being offered by Yorkville have been and may be issued pursuant to the Yorkville SEPA. Under the Yorkville SEPA, the Company agreed to issue and sell to Yorkville, from time to time, and Yorkville agreed to purchase from the Company, up to $250 million of the Company’s Class A Common Stock. The Company shall not affect any sales under the Yorkville SEPA, and Yorkville shall not have any obligation to purchase shares of our Class A Common Stock under the Yorkville SEPA, to the extent that after giving effect to such purchase and sale: (i) Yorkville would beneficially own more than 9.99% of the Company’s Class A Common Stock at the time of such issuance (the “Ownership Limitation”), or (ii) the aggregate number of shares of Class A Common Stock issued under the Yorkville SEPA together with any shares of Common Stock issued in connection with any other related transactions that may be considered part of the same series of transactions, would exceed 158,295 shares of Class A Common Stock, which is 19.99% of the aggregate number of shares of outstanding voting Common Stock as of November 14, 2023 (the “Exchange Cap”). Effective January 8, 2025, the Exchange Cap was effectively lifted, allowing the Company to issue shares to Yorkville pursuant to the Yorkville SEPA and the Yorkville Convertible Notes in excess of the Exchange Cap. As a result of the Ownership Limitation, the Company may not have access to the full $250 million amount available under the Yorkville SEPA.

The shares of Class A Common Stock will be sold to Yorkville pursuant to the Yorkville SEPA at the election of the Company as specified in the Advance Notice and at a per share price equal to: (i) 98% of the Market Price (as defined below) for any period commencing on the receipt of the Advance Notice by Yorkville and ending on 4:00 p.m. New York City time on the applicable Advance notice date (the “Option 1 Pricing Period”), and (ii) 97% of the Market Price for any three consecutive trading days commencing on the Advance notice date (the “Option 2 Pricing Period,”

and each of the Option 1 Pricing Period and the Option 2 Pricing Period, a “Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the daily volume weighted average price (“VWAP”) of the Class A common stock on Nasdaq during the Option 1 Pricing Period, and for any Option 2 Pricing Period, the lowest daily VWAP of the Class A common stock on the Nasdaq during the Option 2 Pricing Period. In addition, provided that there is a balance outstanding under the Convertible Notes, shares of Class A Common Stock may also be sold to Yorkville pursuant to the Yorkville SEPA at the election of Yorkville, pursuant to a Yorkville Advance.

Yorkville Convertible Notes

In connection with the Yorkville SEPA, and subject to the conditions set forth therein, Yorkville agreed to advance to the Company in the form of convertible promissory notes (the “Convertible Notes”) an aggregate principal amount of $15.75 million. On November 14, 2023, we issued a Convertible Note to Yorkville in the principal amount of $5.0 million resulting in net proceeds to us of $4.73 million. On December 11, 2023, we issued a Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds to us of $4.75 million. On April 8, 2024, we issued a Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds to us of $4.75 million. The maturity date of these Convertible Notes is November 30, 2026 (as extended pursuant to the Yorkville Letter Agreement) and may be further extended at the discretion of Yorkville.

Pursuant to a Supplemental Agreement dated June 26, 2025, Yorkville agreed to advance to the Company, in the form of Convertible Notes, an additional $3.0 million subject to the terms and conditions set forth in the Yorkville SEPA. In connection thereto, on June 26, 2025, we issued a Convertible Note in the principal amount of $0.75 million, resulting in net proceeds to us of $0.70 million. On July 16, 2025, we issued a Convertible Note in the principal amount of $0.75 million, resulting in net proceeds to us of $0.70 million. On August 8, 2025, we issued a Convertible Note in the principal amount of $0.75 million, which Yorkville disbursed in two payments: (i) $0.36 million on August 8, 2025, and (ii) $0.36 million on August 15, 2025. On September 18, 2025, we issued a Convertible Note in the principal amount of $0.38 million, resulting in net proceeds to us of $0.36 million, and on September 29, 2025, we issued a Convertible Note in the principal amount of $0.38 million, resulting in net proceeds to us of $0.34 million. The maturity date of the Convertible Notes is March 31, 2027, which date may be extended at the discretion of Yorkville.

On October 10, 2025, in connection with the Yorkville SEPA, and subject to the terms and conditions set forth therein, the Company and Yorkville entered into a second Supplemental Agreement (the “Second Supplemental Agreement”), whereby Yorkville agreed to advance to the Company, in the form of Convertible Notes, additional funding of up to $3.0 million, from time to time in such amounts as the Company and Yorkville may mutually agree, and subject to the satisfaction of conditions precedent set forth in the Second Supplemental Agreement. Advances pursuant to the Second Supplemental Agreement are subject to a 10% original issue discount, and may be issued in increments such that the net principal increase incurred by such advance under the Second Supplemental Agreement to the aggregate principal amount of all Pre-Paid Advances then outstanding does not exceed $1.0 million.

Interest shall accrue on the outstanding balance of any Convertible Note at an annual rate equal to 5.0%, subject to an increase to 18.0% upon an event of default as described in the Convertible Notes, and is payable upon maturity or upon the occurrence of a Trigger Event. Yorkville may convert the Convertible Notes into shares of our Class A Common Stock at a conversion price equal to the lower of: (A)(i) with respect to the Convertible Note issued on April 8, 2024, $263.375 per share, (ii) with respect to the Convertible Note issued on June 26, 2025, $14.00 per share (iii) with respect to the Convertible Note issued on July 16, 2025, $14.00 per share, (iv) with respect to the Convertible Note issued on August 8, 2025, $14.00 per share, (v) with respect to the Convertible Note issued on September 18, 2025, $2.00 per share, and (vi) with respect to the Convertible Note issued on September 29, 2025, $2.00 per share; or (B) 95% of the lowest daily VWAP during the seven consecutive trading days immediately preceding the conversion (the “Conversion Price”), which in no event may the Conversion Price be lower than $0.50 (the “Floor Price”). Yorkville, at its discretion, and providing that there is a balance remaining outstanding under the Convertible Notes, may deliver a notice under the Yorkville SEPA requiring the issuance of shares of Class A Common Stock to Yorkville at a price per share equivalent to the Conversion Price as determined in accordance with the Convertible Notes; Yorkville, in its sole discretion, may select the amount of any such conversion, provided that the number of shares issued does not cause Yorkville to exceed: (i) the Ownership Limitation or (ii) the number of shares registered pursuant to this Registration Statement. Any amounts payable under a Convertible Note will be offset by such amount sold pursuant to a Yorkville Advance.

On April 8, 2024, the Company and Yorkville reached an agreement (the “Yorkville Letter Agreement”) to: (1) reduce the Floor Price from $224.00 to $175.00; (2) waive the first monthly payment due to the Floor Price Trigger, thereby curing the Floor Price Trigger; and (3) extend the maturity date of the Convertible Notes to

September 30, 2025. In addition, the parties agreed that the third Convertible Note for $5.0 million would be issued on April 8, 2024. On April 12, 2024, Yorkville further agreed that, to the extent that it holds Class A Common Stock in such quantities that would prevent the Company from utilizing the Yorkville SEPA solely due to the Ownership Limitation, Yorkville commits to fund an additional advance in the principal amount of $13.0 million on the same terms and conditions as the previous advances pursuant to the Yorkville SEPA.

On May 2, 2024, the Company and Yorkville reached an agreement to reduce the Floor Price under the Yorkville SEPA from $175.00 to $87.50. On July 11, 2024, the daily VWAP for our Class A Common Stock had been below the Floor Price for ten consecutive trading days, resulting in a Floor Price Trigger. On July 12, 2024, Yorkville agreed to extend the due date for the first Monthly Payment, due as a result of a Floor Price Trigger, to September 11, 2024. On August 13, 2024, the Company and Yorkville reached an agreement to reduce the Floor Price under the Yorkville SEPA from $87.50 to $26.25, thereby curing the Floor Price Trigger pursuant to the terms of the Yorkville SEPA. On December 6, 2024, stockholders holding at least a majority of our outstanding voting capital stock, including our Class A Common Stock and Class V Common Stock, approved by written consent as required by Nasdaq Rule 5635(d), the issuance of shares of common stock of the Company in excess of the Exchange Cap set forth in the Yorkville SEPA. Effective January 8, 2025, the Exchange Cap was effectively lifted, allowing the Company to issue shares to Yorkville pursuant to the Yorkville SEPA and the Yorkville Convertible Notes in excess of the Exchange Cap. On January 24, 2025, the Company and Yorkville agreed that Monthly Payments resulting from a Floor Price Trigger would be due no sooner than April 30, 2025, and that the Company would initiate Advance Notices weekly to issue and sell shares remaining under an existing effective registration statement. On April 10, 2025, Yorkville further agreed to: (i) extend the due date for the first Monthly Payment to November 30, 2026, (ii) extend the maturity date of the Convertible Notes to November 30, 2026, and (iii) to waive Volume Threshold and Maximum Advance Amount limitations set forth in the Yorkville SEPA. On June 5, 2025, the Company and Yorkville reached an agreement to reduce the Floor Price under the Yorkville SEPA from $26.25 to $7.00. On August 5, 2025, the Floor Price was reduced from $7.00 to $3.50. On September 5, 2025, the Floor Price was reduced from $3.50 to $2.00. On September 15, 2025, the Floor Price was reduced from $2.00 to $1.60. On September 29, 2025, the Floor Price was reduced from $1.60 to $1.20. On October 10, 2025 the Floor Price was reduced from $1.20 to $1.00 per share. On October 28, 2025, the Floor Price was further reduced from $1.00 to $0.50.

Yorkville is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”), and any profits on the sales of shares of our Class A Common Stock by Yorkville, and any discounts, commissions, or concessions received by Yorkville, are deemed to be underwriting discounts and commissions under the Securities Act. Yorkville may offer and sell the securities covered by this prospectus from time to time. Yorkville may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in any applicable prospectus supplement. See the sections of this prospectus titled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such securities.

The registration of securities covered by this prospectus does not mean that Yorkville will offer or sell any of the shares of our Class A Common Stock. Yorkville may offer, sell, or distribute all or a portion of their shares of Class A Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Class A Common Stock by Yorkville pursuant to this prospectus. However, we expect to receive proceeds from sales of Class A Common Stock that we may elect to make to the Selling Securityholder pursuant to the Yorkville SEPA, if any, from time to time in our discretion. See “Committed Equity Financing” for a description of how the price we may sell shares of Class A Common Stock to the Selling Securityholder is calculated pursuant to the Yorkville SEPA. We provide more information about how the Selling Securityholder may sell or otherwise dispose of the shares of our Class A Common Stock in the section entitled “Plan of Distribution.”

Our Common Stock, Public Warrants and New Warrants are listed on Nasdaq under the symbols “MSPR,” “MSPRZ,” and “MSPRW.” On November 18, 2025, the closing price of Common Stock was $0.49 per share, the closing price of our Public Warrants was $0.035 per warrant and the closing price of our New Warrants was $0.0023 per warrant.

Effective at 11:59 PM EDT on September 1, 2025, the Company amended its Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware to effect a 1-for-7 reverse stock split of the Company’s common stock (the “Reverse Split”). Unless otherwise noted, the share and per share information in this prospectus supplement No. 47 have been adjusted to give effect to the Reverse Split.

Investing in our securities involves risks. Before you invest in our securities, please carefully read the information provided in the “Risk Factors” section beginning on page 9 of the Prospectus and any in any applicable prospectus supplement, and Item IA of our Annual Report on Form 10-K for the fiscal year ending December 31, 2024, filed with the SEC on April 16, 2025.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 19, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2025

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

Commission File Number: 001-39445

MSP Recovery, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	84-4117825
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
3150 SW 38th Avenue, Suite 1100 Miami, Florida	33146
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 614-2222

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MSPR	Nasdaq Capital Market
Redeemable warrants, each lot of 4,375 warrants is exercisable for one share of Class A common stock at an exercise price of $50,312.50 per share	MSPRW	Nasdaq Capital Market
Redeemable warrants, each lot of 4,375 warrants is exercisable for one share of Class A common stock at an exercise price of $0.4375 per share	MSPRZ	Nasdaq Capital Market

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of November 14, 2025, the registrant had 13,774,399 shares of Class A Common Stock, $0.0001 par value per share, and 474,740 shares of Class V Common Stock, $0.0001 par value per share, outstanding.

Explanatory Note

As described in our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on September 2, 2025, the Company filed a Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation that became effective at 11:59 p.m. EDT on September 1, 2025 to effect a 1-for-7 reverse stock split of the Company’s Common Stock (the “Reverse Split”). The stock began trading post-split on September 2, 2025 under the same symbol, MSPR. As a result of the Reverse Split, every seven (7) shares of the Company’s Common Stock were converted into one share of the Company’s Common Stock. Fractional shares resulting from the Reverse Split were rounded up to the nearest whole number. The Reverse Split automatically and proportionately adjusted, based on the 1-for-7 split ratio, all issued and outstanding shares of the Company’s Common Stock, as well as the terms of warrants and other derivative securities outstanding at the time of the effectiveness of the Reverse Split. Proportionate adjustments were made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding stock options and warrants to purchase shares of Common Stock.

Unless otherwise noted, share and per share data (except par value) for the periods presented reflect the effects of the Reverse Split. References to numbers of shares of Common Stock and per share data in the accompanying financial statements and notes thereto for periods ended prior to September 1, 2025 have been adjusted to reflect the Reverse Split on a retroactive basis.

DEFINITIONS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” and “MSP Recovery” refer to MSP Recovery, Inc. As used in this Quarterly Report on Form 10-Q, unless otherwise noted or the context otherwise requires, the terms below are defined as follows:

“2024 Form 10-K” or “Annual Report” means the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 16, 2025;

“Algorithm” refers to a set of instructions that perform a particular action. Our team of data scientists and medical professionals create proprietary instruction sets, or “Algorithms,” to identify recovery opportunities within the data sets of our Assignors’ Claims. Our proprietary algorithms incorporate various data points within the data sets of our Assignors’ Claims, which may include, but are not limited to, medical coding classification systems such as diagnosis codes (e.g., ICD-8/ICD-9/ICD-10 codes), procedure codes (e.g., CPT codes), and drug codes (e.g., NDC codes); non-medical data such as demographics and date ranges; and data from public sources such as crash reports, offense incident reports, and other reports that provide details as to an occurrence. These Algorithms are then applied to our Assignors’ aggregated Claims data, filtering through the billions of lines of data from our Assignors to identify recoverable opportunities consistent with a given Algorithm’s criteria. Identified potential recoveries are then further quality reviewed by our medical team;

“Assignor” means a healthcare payer, provider, or other entity that irrevocably assigned Claims to the Company or a subsidiary thereof;

“ASC” means Accounting Standards Codification;

“Billed Amount” (a/k/a the charged amount or retail price) is the full commercial value of services billed by the provider, or the full charge that the provider would ordinarily bill for the service provided. The Billed Amount for a specific procedure code is based on the provider and may vary from location to location. Where a Billed Amount is not provided in the data received from the Assignor, the Company may use paid amount or paid adjusted values, where available, to extrapolate a Billed Amount value. Where we have to extrapolate a Billed Amount to establish damages, the calculated amount may be contested by opposing parties;

“BKI” means Brickell Key Investments, LP, a Delaware limited partnership;

“Board of Directors” or “Board” means the board of directors of the Company;

“Business Combination” means the transactions consummated on May 23, 2022, pursuant to the MIPA (as defined herein);

“CCRA” means Claims Cost Recovery Agreement, those agreements pursuant to which Claims are irrevocably assigned to the Company or affiliated entities;

“Charter” means the Second Amended and Restated Certificate of Incorporation of the Company, dated May 23, 2022, as amended;

“Claim” means the right, title to, and/or interest in, any and all claims or potential claims, including all related reimbursement and recovery rights, which the Company has, may have had, or may have in the future assigned to it (whether or not asserted), including all rights to causes of action and remedies against any third-party, whether a primary payer or responsible party, at law or in equity. The term “Claim” includes but is not limited to: (i) claims arising under consumer protection statutes and laws; (ii) claims arising under traditional Medicare and Medicare Advantage secondary payer statutes, whether based in contract, tort, statutory right, or otherwise, in connection with the payment to provide healthcare services or supplies; (iii) claims arising under any state statutes and common laws irrespective of the rights that are conferred to the Company through assignment or otherwise; and (iv) all right, title, and interest to any recovery rights that may exist for any potential cause of action where a responsible party or primary payer is liable, even where it has not been established because liability is not yet proven as of the date that the Claim is identified or discovered, together with all receivables, general intangibles, payment intangibles, and other rights to payment now existing or hereafter arising and all products and proceeds of the foregoing;

“Class A Common Stock” means the shares of the Company’s Class A common stock, par value $0.0001 per share, traded on the Nasdaq Capital Market under the symbol “MSPR,” as described in more detail in Note 1, Description of the Business, to the condensed consolidated financial statements included elsewhere in this Quarterly Report;

“Class B Unit” means the non-voting economic Class B Units of Opco, as described in more detail in Note 1, Description of the Business, to the condensed consolidated financial statements included elsewhere in this Quarterly Report;

“Class V Common Stock” means the shares of the Company’s Class V common stock, par value $0.0001 per share, as described in more detail in Note 1, Description of the Business, to the condensed consolidated financial statements included elsewhere in this Quarterly Report;

“Closing” means the closing of the Business Combination, as defined herein;

“Closing Date” means May 23, 2022, the closing date of the Business Combination, as defined herein;

“Common Stock” means shares of the Company’s Class A Common Stock and Class V Common Stock;

“Company” means MSP Recovery, Inc., a Delaware corporation;

“CPIA Warrant” means that warrant agreement dated September 30, 2022, whereby the Company granted to BKI the right to purchase 15,239 shares of Class A Common Stock for the purchase price of $0.4375 per share, as described in more detail in Note 7, Claims Financing Obligations and Notes Payable, to the condensed consolidated financial statements included elsewhere in this Quarterly Report;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Existing Warrant Agreement” means the Warrant Agreement dated as of August 13, 2020, by and between the Company and Continental Stock Transfer & Trust Company;

“GAAP” means generally accepted accounting principles in the United States, as applied on a consistent basis;

“HMO” means health maintenance organization;

“Hazel” means Hazel Holdings I LLC, a Delaware limited liability company, together with its affiliates;

“HPH” means Hazel Partners Holdings, LLC, a Delaware limited liability company;

“Law Firm” means La Ley con John H. Ruiz P.A. d/b/a MSP Recovery Law Firm and MSP Law Firm PLLC, which are owned by the Company’s Chairman of the Board and Chief Executive Officer, John H. Ruiz;

“LCAP” means Lionheart Acquisition Corporation II, the Company prior to the Closing;

“Legacy MSP” means MSP Recovery as it was organized in 2014 as a Medicaid and Medicare Secondary Pay Act recovery specialist;

“LLC Agreement” means the first amended and restated limited liability company agreement of Opco;

“MAO” means Medicare Advantage organization;

“Members” means members of the MSP Purchased Companies, as defined in the MIPA (as defined below);

“Members’ Representative” means John H. Ruiz, solely in his capacity as the representative of the Members;

“MIPA” means the Membership Interest Purchase Agreement, dated as of July 11, 2021 (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms);

“MSO” means Management Service Organization;

“MSP Act” means Medicare Secondary Payer Act;

“MSP Laws” means the MSP Act and associated federal regulations;

“MSP Principals” means Chairman of the Board and Chief Executive Officer, John H. Ruiz, and the Director and Chief Legal Officer, Frank C. Quesada;

“MSP Recovery” means MSP Recovery, LLC, a Florida limited liability company;

“Near Real-Time” pertains to the timeliness of data or information that has been delayed by the time required for electronic communication and automatic data processing, implying that there are typically no significant delays;

“Net Proceeds” is defined as the gross amount recovered on an assigned Claim, minus any costs directly traceable to such assigned Claim(s) for which recovery was made;

“New Warrants” means 1,028 million warrants, each exercisable to purchase 1/4,375 of one share, post 2025 Reverse Split, of Class A Common Stock (but only exercisable in lots of 4,375 to purchase whole shares), which were issued as a dividend to the holders of record of Class A Common Stock as of the close of business on the date of Closing;

“Nomura” means Nomura Securities International, Inc.;

“Nomura Note” refers to the promissory note issued to Nomura on May 27, 2022, as amended and restated from time to time;

“Opco” means Lionheart II Holdings, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company;

“Paid Amount” (a/k/a Medicare Paid Rate or wholesale price) means the amount paid to the provider from the health plan or insurer. This amount varies based on the party making payment. For example, Medicare typically pays a lower fee for service rate than commercial insurers. The Paid Amount is derived from the Claims data we receive from our Assignors. In the limited instances where the data received lacks a paid value, our team calculates the Paid Amount with a formula. The formula used provides rates for outpatient services and is derived from the customary rate at the 95th percentile as it appears from standard industry commercial rates or, where that data is unavailable, the Billed Amount if present in the data. These amounts are then adjusted to account for the customary Medicare adjustment to arrive at the calculated Paid Amount. Management believes that this formula provides a conservative estimate for the Medicare paid amount rate, based on industry studies which show the range of differences between private insurers and Medicare rates for outpatient services. We periodically update this formula to enhance the calculated paid amount where that information is not provided in the data received from our Assignors. Management believes this measure provides a useful baseline for potential recoveries, but it is not a measure of the total amount that may be recovered in respect of potentially recoverable Claims, which in turn may be influenced by any applicable potential statutory recoveries such as double damages or fines, as described below. This calculation accounts for an approximate 6.85% increase in the total Paid Amount. Where we have to extrapolate a Paid Amount to establish damages, the calculated amount may be contested by opposing parties;

“Palantir” means Palantir Technologies, Inc., a Delaware corporation;

“Public Warrants” means warrants, each exercisable to purchase 1/4,375 of one share, post 2025 Reverse Split, of Class A Common Stock (but only exercisable in lots of 4,375 to purchase whole shares), in accordance with its terms, as described in more detail in Note 1, Description of the Business, to the condensed consolidated financial statements included elsewhere in this Quarterly Report;

“PVPRC” means the cumulative Paid Amount value of potentially recoverable Claims. We analyze our Claims portfolio and identify potentially recoverable Claims using Algorithms that comb through historical paid Claims data and search for potential recoveries. PVPRC is a measure of the Paid Amount in respect of those potentially recoverable Claims. In the limited instances where the data received from our Assignors lacks a paid value, the adjustment formula described in the definition of Paid Amount is applied and increases PVPRC by approximately 6.29%;

“Recovery Proceeds” means, with respect to any Claim, any and all gross proceeds recovered, including compensation, interest, penalties, and fees which may be paid or payable with respect to such Claim (including any and all cash, securities, instruments or other property which may be paid or issued by defendants or third parties in litigation proceedings in satisfaction of such Claim);

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933, as amended;

“Series” means Delaware series limited liability companies, formed pursuant to Delaware law, that are used by the Company to own and segregate assets, including CCRAs;

“Series MRCS” means Series MRCS, a series of MDA, Series LLC, a Delaware series limited liability company;

“Subrogation Holdings” means Subrogation Holdings, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company;

“Up-C Unit” means each pair consisting of one share of Class V Common Stock and one Class B Unit, as described in more detail in Note 1, Description of the Business, to the condensed consolidated financial statements included elsewhere in this Quarterly Report;

“Virage” means Virage Capital Management LP, a Texas limited partnership;

“VRM” means Virage Recovery Master LP, a Delaware limited partnership and affiliate of Virage;

“VRM Full Return” has the meaning as set forth in Note 3, Material Agreements, to the condensed consolidated financial statements included elsewhere in this Quarterly Report;

“VRM MSP” means VRM MSP Recovery Partners LLC, a Delaware limited liability company and joint investment vehicle of VRM and Series MRCS;

“VRM Warrants” refers to those warrant agreements issued pursuant the Virage MTA Amendment (as defined herein), including an initial warrant (the “Initial Virage Warrant”) and monthly warrants (the “Monthly Virage Warrants”), to purchase Class A Common Stock at $0.0001 per share, which expire two years from the date of issuance.

The Initial Virage Warrant, as amended, was issued effective January 1, 2024 in an amount equal to the quotient of 1% of each calendar month end balance of the Unpaid Base Amount (calculated on a cumulative basis) and the VWAP of a share of Class A Common Stock for the five-day period prior to the issuance, beginning with May 24, 2023 and ending December 31, 2023, thus entitling Virage to purchase 161,705 shares of Class A Common Stock at an exercise price of $0.0175 per share, with an expiration date of January 1, 2026.

The Monthly Virage Warrants were issued each calendar month, with original issuance dates beginning with January 31, 2024 and ending December 1, 2024, in an amount equal to the quotient of 1.0% of each calendar month-end balance (which month-end balance shall be increased daily up to 20% per annum based on a formula set forth in the Virage MTA Amendment) of the amount owing to Virage as of each preceding calendar month end (the “1% Fee”) and the VWAP of a share of our Class A Common Stock. Until our obligations to Virage are paid in full, the Company had the option every month to pay Virage in one or a combination of: (a) cash, in an amount equal to 1.0% of each calendar month-end balance (which month-end balance shall be increased daily up to 20% per annum based on a formula set forth in the Virage MTA Amendment) of the amount owing to Virage as of each preceding calendar month end and/or (b) the issuance of subsequent Monthly Virage Warrants. Pursuant to the Virage Term Sheet, issuance of the VRM Warrants was terminated, and the calculated 1% Fee is added to the interest payable of the VRM Full Return obligation;

“VWAP” is defined as the daily volume-weighted average price of the shares of common stock for such trading day on the Nasdaq Stock Market during regular trading hours as reported by Bloomberg L.P.;

“Working Capital Credit Facility” means the credit agreement as described in more detail in Note 7, Claims Financing Obligations and Notes Payable, to the condensed consolidated financial statements included elsewhere in this Quarterly Report;

“Yorkville” means YA II PN, Ltd., a Cayman Islands exempt limited partnership fund managed by Yorkville Advisors Global, LP;

“Convertible Promissory Notes” means those certain convertible promissory notes issued to Yorkville, as described in more detail in Note 3, Material Agreements, to the condensed consolidated financial statements included elsewhere in this Quarterly Report; and

“Yorkville SEPA” means that certain Standby Equity Purchase Agreement by and among the Company and Yorkville, dated November 14, 2023, as amended from time to time.

Unless specified otherwise, amounts in this Quarterly Report are presented in U.S. dollars.

Defined terms in the financial statements contained in this Quarterly Report on Form 10-Q not defined herein adopt the meanings ascribed to them in the financial statements or our 2024 Form 10-K.

Part I – Financial Information

Item 1. Financial Statements

MSP RECOVERY, INC. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share data)	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash	$1,821	$12,328
Accounts receivable	295	295
Affiliate receivable (1)	1,263	1,204
Prepaid expenses and other current assets (1)	1,342	1,647
Total current assets	4,721	15,474
Property and equipment, net	4,980	5,159
Intangible assets, net (2)	1,542,300	1,898,223
Right-of-use assets	129	227
Total assets	$1,552,130	$1,919,083

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$12,125	$13,971
Affiliate payable (1)	21,039	21,664
Commission payable	1,085	1,342
Derivative liability	79	211
Warrant liability (1)	3,142	22,373
Guaranty obligation (1)	—	1,126,490
Claims financing obligation and notes payable (1)	512,619	31,200
Loan from related parties (1)	112,794	—
Interest payable (1)	16,642	33,298
Other current liabilities (1)	32,696	14,765
Total current liabilities	712,221	1,265,314
Guaranty obligation (1)	1,290,394	—
Claims financing obligation and notes payable (1)	248,863	633,026
Lease liabilities	—	102
Loan from related parties (1)	17,534	130,328
Interest payable (1)	122,930	14,828
Other long-term liabilities	4,578	3,894
Total liabilities	$2,396,520	$2,047,492

Commitments and contingencies (Note 10)

Stockholders’ Equity:
Class A common stock, $0.0001 par value; 5,500,000,000 shares authorized; 2,993,243 and 312,137 issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	$—	$—
Class V common stock, $0.0001 par value; 3,250,000,000 shares authorized; 474,740 and 708,958 issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital	314,791	546,635
Accumulated deficit	(878,633)	(446,050)
Total stockholders’ equity	$(563,842)	$100,585
Non-controlling interest	(280,548)	(228,994)
Total equity	$(844,390)	$(128,409)
Total liabilities and equity	$1,552,130	$1,919,083

(1)
As of September 30, 2025 and December 31, 2024, total affiliate receivable, affiliate payable, warrant liability, guaranty obligation, and loan from related parties balances are with related parties. In addition, the prepaid expenses and other current assets, claims financing obligation and notes payable, other current liabilities, and interest payable include balances with related parties. See Note 12, Related Party Transactions, for further details.
(2)
As of September 30, 2025 and December 31, 2024, intangible assets, net included $1.1 billion and $1.4 billion, respectively, related to a consolidated VIE. See Note 6, Variable Interest Entities, for further details.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MSP RECOVERY, INC. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except share and per share data)	2025	2024	2025	2024
Claims recovery income	$198	$3,577	$1,564	$9,879
Other	—	91	7	127
Total Revenues	$198	$3,668	$1,571	$10,006

Operating expenses
Cost of revenues (1)	251	1,671	1,076	3,453
Claims amortization expense	118,638	121,007	355,923	363,027
General and administrative (2)	3,959	5,329	13,666	17,145
Professional fees	976	3,248	5,627	12,030
Professional fees – legal (3)	—	2,213	450	9,146
Depreciation and amortization	127	71	342	206
Total operating expenses	123,951	133,539	377,084	405,007
Operating Loss	$(123,753)	$(129,871)	$(375,513)	$(395,001)

Interest expense (4)	(130,470)	(106,653)	(374,002)	(306,596)
Other (expense) income, net	(15,192)	799	(15,172)	1,140
Change in fair value of warrant and derivative liabilities	23,953	45,341	41,416	121,625
Net loss before provision for income taxes	$(245,462)	$(190,384)	$(723,271)	$(578,832)

Provision for income tax expense	—	—	—	—
Net loss	$(245,462)	$(190,384)	$(723,271)	$(578,832)

Less: Net loss attributable to non-controlling interests	77,656	160,537	290,688	504,967
Net loss attributable to MSP Recovery, Inc.	$(167,806)	$(29,847)	$(432,583)	$(73,865)

Basic and diluted weighted average shares outstanding, Class A Common Stock	1,264,441	135,795	829,965	106,208
Basic and diluted net loss per share, Class A Common Stock	$(132.71)	$(219.79)	$(521.21)	$(695.47)

(1)
For the three and nine months ended September 30, 2025 and 2024, cost of revenue included $0.1 million and $0.7 million, and $1.3 million and $1.3 million, respectively, of related party expenses. See Note 12, Related Party Transactions, for further details.
(2)
For the three and nine months ended September 30, 2025 and 2024, general and administrative expenses included $– million and $0.2 million, and $0.1 million and $0.2 million, respectively, of related party expenses. See Note 12, Related Party Transactions, for further details.
(3)
For the three and nine months ended September 30, 2024, Professional Fees—legal included $1.7 million and $7.7 million, respectively, of related party expenses related to the Law Firm. There were no such related party expenses related to the Law Firm for three and nine months ended September 30, 2025. See Note 12, Related Party Transactions, for further details.
(4)
For the three and nine months ended September 30, 2025 and 2024, interest expense included $96.3 million and $278.6 million, and $80.8 million, and $233.3 million, respectively, related to interest expense due to related parties. See Note 12, Related Party Transactions, for further details.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MSP RECOVERY, INC. and Subsidiaries

Condensed Consolidated Statements of Changes in Equity

(Unaudited)

Three Months Ended September 30, 2025 and 2024

	Class A Common Stock		Class V Stock
(In thousands except shares)	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Non- Controlling Interests	Total Equity
Balance at June 30, 2025	702,932	$—	474,740	$—	$503,664	$(710,827)	$(396,865)	$(604,028)
Conversion of Warrants	—	—	—	—	—	—	—	—
Class A Issuances	2,290,311	—	—	—	(188,873)	—	193,973	5,100
Net loss	—	—	—	—	—	(167,806)	(77,656)	(245,462)
Balance at September 30, 2025	2,993,243	$—	474,740	$—	$314,791	$(878,633)	$(280,548)	$(844,390)

	Class A Common Stock		Class V Stock
(In thousands except shares)	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Non-Controlling Interests	Total Equity
Balance at June 30, 2024	106,463	$—	708,958	$—	$390,770	$(129,569)	$772,804	$1,034,005
Class A Issuances	70,539	—	—	—	68,991	—	(65,626)	3,365
Net loss	—	—	—	—	—	(29,847)	(160,537)	(190,384)
Balance at September 30, 2024	177,002	$—	708,958	$—	$459,761	$(159,416)	$546,641	$846,986

Nine Months Ended September 30, 2025 and 2024

	Class A Common Stock		Class V Stock
(In thousands, except shares)	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Non-Controlling Interests	Total Equity
Balance at December 31, 2024	312,137	$—	708,958	$—	$546,635	$(446,050)	$(228,994)	$(128,409)
Conversion of Warrants	—	—	—	—	—	—	—	—
Class A Issuances	2,681,106	—	(234,218)	—	(231,844)	—	239,134	7,290
Net loss	—	—	—	—	—	(432,583)	(290,688)	(723,271)
Balance at September 30, 2025	2,993,243	$—	474,740	$—	$314,791	$(878,633)	$(280,548)	$(844,390)

	Class A Common Stock		Class V Stock
(In thousands, except shares)	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Non-Controlling Interests	Total Equity
Balance at December 31, 2023	83,771	$—	709,328	$—	$357,941	$(85,551)	$1,146,739	$1,419,129
Conversion of Warrants	—	—	—	—	—	—	—	—
Class A Issuances	93,231	—	(370)	—	101,820	—	(95,131)	6,689
Net loss	—	—	—	—	—	(73,865)	(504,967)	(578,832)
Balance at September 30, 2024	177,002	$—	708,958	$—	$459,761	$(159,416)	$546,641	$846,986

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MSP RECOVERY, INC. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
(In thousands)	2025	2024
Cash flows from operating activities:
Net loss (1)	$(723,271)	$(578,832)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	342	206
Claims amortization expense	355,923	363,027
Paid-in-kind interest (1)	248,849	203,420
Loss/(Gain) debt extinguishment	80	(450)
Allowance for credit losses	—	—
Change in fair value of warrant liability	(41,264)	(121,685)
Change in fair value of derivatives	(143)	60
Share based compensation	—	94
Mark-to-market loss on liability payable in stock	(486)	(523)
Professional fees payable in shares	1,200	1,484
Non-cash lease expense	1	5
Change in operating assets and liabilities:
Accounts receivable	—	(2,883)
Prepaid expenses and other assets (1)	304	7,216
Affiliate receivable (1)	(59)	(34)
Affiliate payable (1)	(626)	814
Accounts payable, commission payable and accrued liabilities	14,929	7,100
Interest Payable	125,087	103,130
Deferred revenue	75	—
Net cash used in operating activities	(19,059)	(17,851)

Cash flows from investing activities:
Purchases of property and equipment	(163)	(161)
Purchases of intangible assets	—	(2,200)
Net cash used in investing activities	(163)	(2,361)

Cash flows from financing activities:
Proceeds from debt financing	10,622	16,500
Payments on related party loan (1)	—	(382)
Repayment of the Claims financing obligation	(2,586)	(4,793)
Proceeds from the issuance of common stock	679	2,000
Net cash provided by financing activities	8,715	13,325

Net decrease in cash	(10,507)	(6,887)
Cash at beginning of year	12,328	11,633
Cash at end of period	$1,821	$4,746

	Nine Months Ended September 30,
(In thousands)	2025	2024
Supplemental disclosure of non-cash investing and financing activities:
Original issue discount	$5,002	$8,083
Issuance of shares in settlement of debt	$679	$2,000
Payment of professional fees through issuance of Class A common stock	$811	$1,484

Cash paid during the period for:
Interest	$2,237	$4,495

(1)
Balances include related party transactions. See Note 12, Related Party Transactions, for further details.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1. DESCRIPTION OF THE BUSINESS

On May 23, 2022 (the “Closing Date”), MSP Recovery, Inc., a Delaware corporation (formerly known as Lionheart Acquisition Corporation II (“LCAP”)) consummated the previously announced business combination pursuant to that certain Membership Interest Purchase Agreement, dated as of July 11, 2021, as amended (the “MIPA”), by and among the Company, Lionheart II Holdings, LLC, a wholly owned subsidiary of the Company, MSP Recovery, LLC and combined and consolidated subsidiaries (“Legacy MSP”), the members of Legacy MSP (the “Members”), and John H. Ruiz, in his capacity as the representative of the Members (the “Members’ Representative”). Pursuant to the MIPA, the Members sold and assigned all of their membership interests in Legacy MSP to the Company in exchange for non-economic voting shares of Class V common stock, par value $0.0001, of the Company (“Class V Common Stock”) and non-voting economic Class B Units of Opco (“Class B Units,” and each pair consisting of one share of Class V Common Stock and one Class B Unit, an “Up-C Unit”) (such transaction, the “Business Combination”).

The Company is organized in an “Up-C” structure in which all of the business of Legacy MSP and its subsidiaries is held directly or indirectly by the Company, the Company is the managing member, consolidates Legacy MSP, and owns all of the voting economic Class A Units; the Members and their designees own all of the non-voting economic Class B Units in accordance with the terms of the first amended and restated limited liability company agreement of the Company. Each Up-C Unit may be exchanged for either, at the Company’s option, (a) cash or (b) one share of Class A common stock, par value $0.0001, of the Company (“Class A Common Stock”), subject to the provisions set forth in the LLC Agreement. The aggregate consideration paid to the Members (or their designees) at the Closing consisted of: (i) 742,858 Units and (ii) rights to receive payments under the Tax Receivable Agreement (“TRA”), discussed in more detail below.

Legacy MSP was organized in 2014 as a Medicaid and Medicare Secondary Payer Act recovery specialist. The Company utilizes its proprietary internal data analytics platform to review health Claims assigned by secondary payers such as health plans, MSOs, providers of medical services, and independent physicians associations. This platform allows the Company to identify Claims cost recovery rights with potential recovery paths where Claims either should not have been paid by the secondary payers or should have been reimbursed by third-party entities.

MSP Recovery is assigned recovery rights to Claims by secondary payers via CCRAs. Prior to executing a CCRA, MSP Recovery utilizes its proprietary internal data analytics platform to review the set of Claims of a prospective Assignor to identify Claims with probable recovery paths. MSP Recovery’s assets are these irrevocable broad assignments of health Claim recovery rights that are supported by federal and state laws and regulations. MSP Recovery’s offices are located in the U.S. and Puerto Rico.

Going Concern

The Company has incurred substantial net losses since inception. The Company’s liquidity remains extremely limited, resulting in the payment of only priority obligations on a monthly basis. Further, substantial outstanding payables owed to the Company’s professional advisors have significantly restricted, and in certain cases, precluded, the Company’s ability to access their services. As of September 30, 2025, the Company had unrestricted cash totaling $1.8 million, out of which $1.1 million is due to assignors and, of which $0.8 million is due to Law Firm for collected legal fees and litigation costs. As of November 17, 2025, the Company had unrestricted cash of $2.7 million. The Company anticipates its only sources of liquidity for 2025 to include: (i) the Yorkville SEPA, which is currently the Company’s sole source of liquidity to meet short-term obligations, as described in more detail in Note 3, Material Agreements, to the condensed consolidated financial statements, (ii) funding to the Company for working capital under the Operational Collection Floor facility, which, as discussed in more detail in Note 3, Material Agreements is fully utilized and has no remaining capacity, and (iii) revenue from Claims recovery income and Claims recovery services income. If Yorkville is unwilling or unable to provide liquidity, the Company may be forced to initiate insolvency proceedings or seek protection under U.S. bankruptcy laws, which could include a court-supervised reorganization or a liquidation of the Company’s assets. The Company is seeking to address liquidity concerns; however, as discussed further below, the Company has concluded management’s plans were not sufficient to alleviate the substantial doubt about the Company’s ability to continue as a going concern:

1.
The Yorkville SEPA. On June 26, 2025, the Company and Yorkville entered into a supplemental agreement to the Yorkville SEPA (the “Supplemental Agreement”), whereby Yorkville agreed to advance to the Company, in the form of Convertible Promissory Notes, funding of up to $3.0 million, from time to time in such amounts as the Company and Yorkville may mutually agree, and subject to the satisfaction of conditions precedent set forth therein. On June 26, 2025, July 16, 2025, and August 8, 2025, Yorkville agreed to fund principal amounts of $0.75 million pursuant to Convertible Promissory Notes issued by the Company under the Yorkville SEPA, resulting in a combined working capital funding of $2.1 million. On September 18, 2025, Yorkville agreed to fund a principal amount of $0.38 million, resulting in working capital funding of $0.36 million, and on September 29, 2025, Yorkville agreed to fund a principal amount of $0.38 million, resulting in working capital funding of $0.34 million.

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

On October 10, 2025, the Company and Yorkville entered into a second supplemental agreement to the Yorkville SEPA (the “Second Supplemental Agreement”), whereby Yorkville agreed to advance to the Company, in the form of Convertible Promissory Notes, additional funding of up to $3.0 million, from time to time in such amounts as the Company and Yorkville may mutually agree, and subject to the satisfaction of conditions precedent set forth therein. On October 28, 2025, Yorkville agreed to fund a principal amount of $0.5 million pursuant to a Convertible Promissory Note issued by the Company to Yorkville, on terms substantially the same as the previous Convertible Promissory Notes, issued pursuant to the Yorkville SEPA, which resulted in net proceeds to the Company of $0.45 million.

There is no guarantee that Yorkville will provide additional liquidity to the Company. As we have sold substantially all of the 0.3 million shares currently registered for resale to Yorkville, we need to file with the SEC one or more additional registration statements to register under the Securities Act the resale by Yorkville of any additional shares of our common stock, and the SEC would have to declare such registration statement or statements effective before we could sell additional shares under the Yorkville SEPA. There can be no assurances of such events occurring or the timing of such events occurring. For more information on the Yorkville SEPA, see Note 3, Material Agreements, to the condensed consolidated financial statements.

2.
The Working Capital Credit Facility. As of the date of this filing, no funding capacity remains under the Working Capital Credit Facility or Operational Collection Floor. On March 29, 2023, the Company’s subsidiary, Subrogation Holdings, LLC and its parent, MSP Recovery, and HPH entered into the Working Capital Credit Facility consisting of a commitment to fund up to $48 million in proceeds. On August 2, 2024, HPH agreed to, among other things, (i) extend the period for the Company to draw up to $14 million for working capital, accessible in eight tranches of $1.75 million, that can be drawn at least one month apart, until September 2025 and (ii) provide for a $2.0 million loan to be funded by August 31, 2024 for the purpose of acquiring additional Claims (the “Operational Collection Floor”). Pursuant to the Working Capital Credit Facility, HPH had the discretion to increase the Operational Collection Floor and, during quarter ending June 30, 2025, HPH exercised that discretion, funding $1.5 million on April 4, 2025, $0.55 million on April 11, 2025, and $0.75 million on May 2, 2025, May 16, 2025, and June 2, 2025, with a combined principal amount of $6.8 million. For more information on the Working Capital Credit Facility and Operational Collection Floor, see “Hazel Working Capital Credit Facility and Hazel Purchase Money Loan” in Note 7, Claims Financing Obligations and Notes Payable, to the condensed consolidated financial statements.

The Company has concluded that there is substantial doubt about its ability to continue as a going concern. Unless we are successful in raising additional funds through the offering of debt or equity securities, we have concluded it is probable we will be unable to continue to operate as a going concern. Management is taking steps to raise additional funds to address its operating and financial cash requirements to continue operations. There are no assurances the Company will receive the necessary funding or generate revenue necessary to fund operations. The financial statements contain no adjustments for the outcome of this uncertainty.

The Company has incurred recurring losses and negative cash flows since inception and has an accumulated deficit of $878.6 million as of September 30, 2025. For the nine months ended September 30, 2025, the Company used approximately $19.1 million of cash in operations. The Company’s liquidity is dependent on its ability to raise additional funds or generate substantial revenue in the near term, the timing and amount of which are uncertain, and on its ability to obtain financing from additional third-party capital sources. The Company’s primary liquidity requirements have been for working capital, debt service, and Claims financing obligations. If the Company is unable to raise sufficient capital or generate substantial revenue, it may be forced to initiate insolvency proceedings or seek protection under U.S. bankruptcy laws, which could include a court-supervised reorganization or a liquidation of the Company’s assets.

Nasdaq Notice of Delisting

On April 24, 2025, the Company received a letter (the “Notice”) from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) informing the Company that it was not in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market, under Listing Rule 5550(b)(1), because the Company’s stockholders’ deficit of $128.4 million, as reported in the Company’s Form 10-K for the year ended December 31, 2024, was below the required minimum of $2.5 million, and because, as of April 24, 2025, the Company did not meet the alternative compliance standards, relating to the market value of listed securities of $35 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

The Company had 45 calendar days from April 24, 2025, or through Monday, June 9, 2025, to submit a plan to regain compliance with Listing Rule 5550(b)(1). The Company submitted its plan on June 5, 2025, and was granted an extension of up to 180 days, or through Tuesday, October 21, 2025, to regain compliance.

On October 22, 2025, the Company received a Staff Delisting Determination (the “Delisting Notification”), notifying the Company that trading of its common stock will be suspended from the Nasdaq Capital Market at the opening of business on October 31, 2025, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on Nasdaq.

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Company timely submitted a written request for a review of the Delisting Notification by a Hearings Panel (the “Panel”). A hearing request stays the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision. The hearing is scheduled for December 11, 2025.

There can be no assurance that the Panel will grant the Company’s request for continued listing on the Nasdaq Capital Market. If the Company’s Common Stock ceases to be listed for trading on the Nasdaq Capital Market, the Company expects that its Common Stock would continue to trade on the OTCQB Venture Market of the OTC Markets Group.

Deferred Cash Portion of Director Compensation

As of the date of this Quarterly Report, the Company has not remitted the remaining cash portion of the Board of Directors’ compensation that was due on September 30, 2025 totaling $402,250. The unpaid amounts remain outstanding and will be satisfied when the Company’s liquidity allows.

Financing Term Sheet

On August 29, 2025, the Company, together with Subrogation Holdings, LLC and certain other subsidiaries and affiliates (collectively, the “Co-Borrowers”), entered into a term sheet (the “Term Sheet”) with one or more entities managed or advised by, or affiliated with an Investor with whom the Company has signed a non-disclosure agreement (the “Lender”). While the Term Sheet is generally non-binding and subject to the negotiation and execution of definitive documentation, it contains binding provisions relating to exclusivity, confidentiality, governing law, venue, and certain obligations with respect to healthcare claims assignments.

The Term Sheet provides for a potential first lien secured delayed draw term loan facility (the “Facility”) in an aggregate principal amount of up to $55.0 million, consisting of:

•
Tranche A Loans: up to $10.0 million, of which $5.0 million is expected to be funded at closing, and up to $5.0 million may be advanced at the Lender’s sole and absolute discretion prior to satisfaction of a specified contingency.
•
Tranche B Loan: up to $45.0 million, available after the closing date, subject to the same contingency and the Lender’s sole and absolute discretion.

The Facility would mature 36 months following closing, subject to two potential one-year extensions at the discretion of Lender. The obligations of the Co-Borrowers would be secured by a first-priority security interest in substantially all of their assets, subject to inter-creditor arrangements with existing creditors.

In connection with advances under the Facility, the Company would issue to the Lender warrants to purchase shares of the Company’s Class A common stock equal to specified percentages of the Company’s fully diluted equity, with an exercise price of $0.01 per share and a term of ten years. The warrant coverage ranges from 3.0% per $1.0 million drawn under the initial portion of Tranche A to 0.35% per $1.0 million drawn under later portions of Tranche B, for a maximum potential coverage of approximately 46.0% on a fully diluted basis if the Facility is fully drawn.

Additionally, Lender is committed to pursuing acquisition of additional assignor claim rights and working with the Company to expand its portfolio of assigned claims or provide the Company with servicing rights to claims acquired by Lender.

The Term Sheet further contemplates customary fees, budgets, financial reporting requirements, oversight, and approval rights for the Lender, the potential appointment of a Chief Restructuring Officer, and a voting trust arrangement for certain existing shareholders.

Certain extensions of credit and warrant issuances may be subject to shareholder approval under applicable Nasdaq rules.

The Term Sheet does not obligate the parties to consummate the Facility, and any financing will be subject to completion of due diligence, negotiation, and execution of definitive loan agreements, and other customary closing conditions. There can be no assurance that any transaction will be consummated in connection with the Term Sheet, or that it will be completed on the terms set forth in therein. To date, no substantive progress has been made toward negotiating or documenting a definitive agreement, and it is highly unlikely that a transaction will proceed absent material revisions or significant renegotiation of the currently proposed terms.

Warrants

Public Warrants

Pursuant to the terms of the Existing Warrant Agreement, and after giving effect to the issuance of the New Warrants, as defined below, the adjusted exercise price of the Public Warrants is $0.4375 per share of Class A Common Stock, on a cashless basis, in lots of 4,375. During the period from the Closing Date to September 30, 2025, approximately 8.9 million warrants of the original 11.8 million warrants had been exercised. For the three and nine months ended September 30, 2025, the fair value of the remaining unexercised warrants increased minimally resulting in a de minimis other expense and decreased resulting in other income of $5.8 thousand and $10.0 thousand, respectively, which is recorded within change in fair value of warrant and derivative liabilities in the condensed

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

consolidated statements of operations. For three and nine months ended September 30, 2024, the fair value of the remaining unexercised warrants decreased resulting in other income of $36.6 thousand and $250.2 thousand, respectively, which is recorded within change in fair value of warrant and derivative liabilities in the condensed consolidated statements of operations.

New Warrants

Additionally, in connection with the Business Combination, the Company declared the New Warrant Dividend comprising approximately 1,028 million New Warrants payable to the holders of record of the Class A Common Stock as of the close of business on the Closing Date, of which approximately 894.8 million remain outstanding. The New Warrants expire on the fifth anniversary of the Closing Date or upon earlier redemption. The Company determined that the New Warrant instruments meet the equity scope exception in ASC 815 to be classified in stockholders’ equity, and as the repurchase right noted above has a mirrored value designed to offset the New Warrants, if exercised would be an equity only transaction. The New Warrants are each exercisable in lots of 4,375 warrants for one whole share of Class A Common Stock at a reverse split adjusted exercise price of $50,312.50 per whole share. The New Warrants are subject to certain anti-dilution adjustments.

Public Warrants and New Warrants are currently listed on Nasdaq under the symbols “MSPRZ” and “MSPRW,” respectively.

Tax Receivable Agreement

In connection with the Business Combination, the Company also entered into a Tax Receivable Agreement (the “TRA”). Pursuant to the TRA, the Company is required to pay the sellers 85% of the amount of tax benefits that the Company actually realizes as a result of: (i) the Company’s direct and indirect allocable share of existing tax basis acquired in the Business Combination, (ii) increases in the Company’s allocable share of existing tax basis and tax basis adjustments that will increase the tax basis of the tangible and intangible assets of the Company as a result of the Business Combination and as a result of sales or exchanges of Up-C Units for cash or shares of Class A Common Stock, and (iii) certain other tax benefits related to entering into the TRA, including tax benefits attributable to payments under the TRA.

As of September 30, 2025, the Company’s TRA liability associated with the allocable share of existing tax basis acquired in the Business Combination would give rise to a TRA liability of $64.4 million. The Company has not recognized such liabilities under the TRA after concluding it was not probable that the Company will be able to realize the remaining tax benefits, based on estimates of future taxable income. No payments were made to the Continuing Equity Owners and Blocker Shareholders (as defined in the TRA) pursuant to the TRA during the three and nine months ended September 30, 2025 and 2024. The estimation of liability under the tax receivable agreement is by its nature imprecise and subject to significant assumptions regarding the amount, character, and timing of the taxable income of MSP Recovery, Inc. in the future. We may incur additional liabilities under the TRA when Lionheart II Holdings, LLC units are exchanged in the future. If the valuation allowance recorded against the deferred tax assets applicable to the tax attributes subject to the TRA is released in a future period, the relating TRA liability may be considered probable at that time and recorded within earnings.

The Company has assessed the realizability of the net deferred tax assets and, in that analysis, has considered the relevant positive and negative evidence available to determine whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The Company has recorded a full valuation allowance against the deferred tax assets as of September 30, 2025 and December 31, 2024, which will be maintained until there is sufficient evidence to support the reversal of all or some portion of these allowances. As the tax benefits associated with the TRA have not been recognized, based on estimates of future taxable income, the Company has concluded it is not probable to recognize any tax receivable agreement liability. If the valuation allowance recorded against the deferred tax assets is released in a future period, the Tax Receivable Agreement liability may be considered probable at that time and recorded within earnings.

Non-Controlling Interest

The Company reflects non-controlling interests due to the Up-C structure. The Company holds all of the voting Class A Units of Opco, whereas the Members (or their designees) hold all of the non-voting economic Class B Units of Opco (these Class B Units represent the non-controlling interest in the Company). The ownership percentage of Class V Common Stock held in the Company by the Members (or their designees) will be equivalent to the number of Class B Units held in the Company, and as such, reflects non-controlling interest in the Company, which is equivalent to the Class V Common Stock ownership percentage. See Note 9, Non-controlling Interest, for more information on ownership interests in the Company.

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

2025 Reverse Stock Split

Effective at 11:59 p.m. EDT on September 1, 2025, the Company amended its Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware to effect a 1-for-7 reverse stock split of the Company’s Common Stock (the “Reverse Split”). The Company’s Class A Common Stock began trading post-split on September 2, 2025 under the same symbol, MSPR. As a result of the Reverse Split, every seven (7) shares of the Company’s old common stock were converted into one share of the Company’s new common stock. Fractional shares resulting from the Reverse Split were rounded up to the nearest whole number. The Reverse Split automatically and proportionately adjusted, based on the 1-for-7 split ratio, all issued and outstanding shares of the Company’s common stock, as well as the terms of warrants and other derivative securities outstanding at the time of the effectiveness of the Reverse Split. Proportionate adjustments were made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding stock options and warrants to purchase shares of common stock. Share and per share data (except par value) for the periods presented reflect the effects of the Reverse Split. References to numbers of shares of common stock and per share data in the accompanying financial statements and notes thereto for periods ended prior to September 1, 2025 have been adjusted to reflect the Reverse Split on a retroactive basis. Unless otherwise noted, the share and per share information in this Quarterly Report have been adjusted to give effect to the one-for-seven (1-for-7) Reverse Split.

Note 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

Basis of Presentation

These condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and, in accordance with those rules and regulations, do not include all information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, the unaudited condensed consolidated interim financial statements (the “Financial Statements”) reflect all adjustments, which consist only of normal recurring adjustments, necessary to state fairly the results of operations, financial condition and cash flows for the interim periods presented herein.

These Financial Statements should be read in conjunction with the consolidated financial statements and notes thereto included in the 2024 Form 10-K. The year-end condensed consolidated balance sheet data included in this Quarterly Report on Form 10-Q was derived from the audited financial statements but does not include all disclosures required by GAAP. The results of operations for any interim period are not necessarily indicative of the results of operations to be expected for the full year.

All intercompany transactions and balances are eliminated from the Financial Statements.

Principles of Consolidation

The Company consolidates all entities that it controls through a majority voting interest or otherwise and the accompanying financial statements include the accounts of the Company’s wholly owned subsidiaries and these entities for which the Company has a controlling interest in. The Company also consolidates all entities that it controls as the primary beneficiary of a variable interest entity (“VIE”). Under the VIE model, management first assesses whether the Company has a variable interest in an entity, which would include an equity interest. If the Company has a variable interest in an entity, management further assesses whether that entity is a VIE, and if so, whether the Company is the primary beneficiary under the VIE model. Generally, entities that are organized similar to a limited partnership, in which a general partner (or managing member) make the most relevant decisions that affect the entity’s economic performance, are considered to be VIEs which would require consolidation, unless the limited partners have substantive kickout or participating rights. Entities that do not qualify as VIEs are assessed for consolidation under the voting interest model.

Under the VIE model, an entity is deemed to be the primary beneficiary of a VIE if it holds a controlling financial interest. A controlling financial interest is defined as (a) the power to direct the activities of a VIE that most significantly affect the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. Management determines whether the Company is the primary beneficiary of a VIE at the time it becomes involved with a VIE and reconsiders that conclusion at each reporting date. This analysis includes an evaluation of the Company’s control rights, as well as the economic interests that the Company holds in the VIE, including indirectly through related parties. As a result of the Business Combination, the Company consolidates MSP Recovery under the VIE model.

Estimates and Assumptions

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from the Company’s estimates. Estimates are periodically reviewed considering changes in circumstances, facts and

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

experience. Changes in estimates are recorded in the period in which they become known. Significant estimates and assumptions reflected in these consolidated financial statements include but are not limited to recoverability of long-lived assets.

Segments

Operating segments are defined as components of an entity for which separate financial information (including profit and/or loss) is available and regularly reviewed by the chief operating decision maker (“CODM”). The Company manages its operations as a single segment for the purposes of assessing performance and making decisions. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. In addition, all of the Company’s revenues and long-lived assets are attributable primarily to operations in the United States and Puerto Rico for all periods presented.

Concentration of Credit Risk and Off-Balance Sheet Risk

Cash and affiliate receivable are financial instruments that are potentially subject to concentrations of credit risk. See Note 12, Related Party Transactions, for disclosure of affiliate receivables. The Company’s cash is deposited in accounts at large financial institutions, and amounts may exceed federally insured limits. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash and cash equivalents are held. The Company has no other financial instruments with off-balance-sheet risk of loss.

Non-Controlling Interests

As part of the Business Combination and described in Note 1, Description of the Business, the Company became the managing member of MSP Recovery, which is consolidated as the Company controls the operating decisions of MSP Recovery. The non-controlling interest relates to the Up-C Units that are convertible into Class A Common Stock of the Company at the discretion of the holder of the Up-C Unit. The Up-C Unit holders retained approximately 99.76% of the economic ownership percentage of the Company as of the Closing Date. The non-controlling interest is classified as permanent equity within the consolidated balance sheet of the Company. As of September 30, 2025, based on the Class A common stock issuances during the period, the non-controlling interest of Class V shareholders was 13.7%.

Changes in the Company’s ownership interest in MSP Recovery, due to holders of Class V Common Stock converting their shares to Class A Common Stock, are accounted for as equity transactions. Each issuance of the Company’s Class A Common Stock requires a corresponding issuance of MSP Recovery units to the Company. The issuance would result in a change in ownership and would reduce the balance of non-controlling interest and increase the balance of additional paid-in capital.

Recent Accounting Pronouncements

New Accounting Pronouncements Issued but Not Yet Adopted

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. Among other requirements, this update adds specific disclosure requirements for income taxes, including: (1) disclosing specific categories in the rate reconciliation and (2) providing additional information for reconciling items that meet quantitative thresholds. The guidance is effective for annual periods beginning after December 15, 2024. The Company is currently evaluating the provisions of this guidance and assessing the potential impact on the Company’s financial statement disclosures.

In November 2024, the FASB issued ASU 2024-03, “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40) Disaggregation of Income Statement Expenses”. The guidance in ASU 2024-03 does not change the expense line items presented on the face of the financial statements, but instead, it requires additional disaggregation of specific expense captions in the notes to the financial statements, among other things, specific information about certain costs and expenses including purchases of inventory; employee compensation; and depreciation, amortization and depletion expenses for each caption on the income statement where such expenses are included. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted, and the amendments may be applied prospectively to reporting periods after the effective date or retrospectively to all periods presented in the financial statements. The Company is currently evaluating the provisions of this guidance and assessing the potential impact on the Company’s financial statement disclosures.

In May 2025, the FASB issued ASU 2025-03, “Business Combination and Consolidation: Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity” (“ASU 2025-03”). ASU 2025-03 provides clarifying guidance on determining the accounting acquirer in certain transactions involving VIEs. ASU 2025-03 requires entities to apply the same factors used for determining the accounting acquirer in other acquisition transactions. Essentially, it aims to make financial reporting more comparable and decision-useful for investors by ensuring that the accounting acquirer is appropriately identified in acquisitions of VIEs. ASU 2025-03 is effective

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

for fiscal years beginning after December 15, 2026 including interim periods within those annual periods, with early adoption permitted. This guidance impacts transactions subsequent to its adoption, therefore no prior conclusions on previous and existing transactions are affected. The Company is currently evaluating the impact this amended guidance may have on its financial statements.

In July 2025, the FASB issued ASU 2025-05, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets”. The guidance in ASU 2025-05 provide all entities with a practical expedient to assume that current conditions as of the balance sheet date do not change for the remaining life of the assets. ASU 2025-05 is effective for fiscal years beginning after December 15, 2025. The Company is currently evaluating the impact this guidance will have on its financial statements and related disclosures.

In September 2025, the FASB issued ASU 2025-06, “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software” to modernize the accounting for and disclosure of internal-use software costs. The guidance in ASU 2025-06 (i) removes all references to project stages; (ii) is intended to change the cost capitalization threshold of internal-use software and website development costs; and (iii) and clarifies the disclosure requirements of capitalized software costs. ASU 2025-06 is effective for fiscal years beginning after December 15, 2027, and interim periods within those fiscal years, and can be applied retrospectively, prospectively, or on a modified transition approach. Early adoption is permitted. The Company is currently evaluating the impact this guidance will have on its financial statements and related disclosures.

One Big Beautiful Bill Act

On July 4th, 2025, H.R.1, commonly referred to as “One Big Beautiful Bill Act (“OBBB”), was signed into law by the president of the United States. The OBBB includes a broad range of tax reform provisions affecting businesses, including extending and modifying certain key Tax Cuts & Jobs Act provisions, and expanding certain Inflation Reduction Act incentives while accelerating the phase-out of others. The Company is currently evaluating the impact of the OBBB on its condensed consolidated financial statements. The effects of the new law, including remeasurement of deferred tax assets and liabilities and changes to current and future tax expense, will be reflected in the period of enactment and in future periods as additional guidance is issued and the Company completes its analysis and an estimate of the impact cannot be made at this time.

Note 3. MATERIAL AGREEMENTS

Virage

On May 23, 2022, as part of the Closing of the Business Combination, the Company acquired assets through the issuance of Up-C Units. In exchange for approximately 11.4 thousand Up-C Units, the Company acquired the rights to receive the distributable net proceeds (the “Proceeds”) of a portfolio of Claims owned by VRM MSP, a Delaware limited liability company and joint investment vehicle of VRM and Series MRCS. Under this asset acquisition structure, the Company determined that the arrangements to acquire the rights to proceeds from certain Claims recovery rights along with the guarantee of the VRM Full Return (noted and defined below) result in the Company consolidating the Series. Upon consolidation, the Company included the value of the Up-C Units provided and the value of the guarantee as Intangible Assets, net in the consolidated balance sheet. These are held at cost and treated as finite life intangible assets under ASC 350, and have a useful life of seven years.

In connection with such transaction the Company agreed to pay Virage an amount equal to the contributions by Virage to VRM MSP plus an annual rate of return of 20% (the “VRM Full Return”). Pursuant to the terms of the agreement with Virage, such amount is payable exclusively by any of the following means (or any combination thereof): (a) the Proceeds, net of expenses related to claim settlement, (b) a sale of certain reserved shares of Messrs. John H. Ruiz and Frank C. Quesada, and the delivery of the resulting net cash proceeds thereof to VRM, or (c) a sale of shares by the Company and delivery of the net cash proceeds thereof to VRM. The amount of the VRM Full Return was $1,290.4 million as of September 30, 2025.

As the Company incurred debt related to the VRM Full Return as included in the guaranty obligation within the consolidated balance sheet, this value was included in the purchase price and is included in Intangible Assets, net, in the consolidated balance sheet for the full value of the VRM Full Return at the acquisition date. Any subsequent interest accrual is reflected within interest expense in the consolidated statement of operations.

Pursuant to the Virage MTA dated March 9, 2022 (as amended on April 12, 2023; November 13, 2023; April 1, 2024; and May 1, 2025 the “Virage MTA”), the VRM Full Return payment due date is November 30, 2026, subject to acceleration upon the occurrence of any Trigger Event (unless waived by VRM). The payment methods for the VRM Full Return are as follows, and in the following order of priority: (a) a first priority lien on all sources of revenue of the Company not otherwise encumbered as of April 12, 2023 to the extent such revenues and liquidity exceed the amount of net of revenues necessary to establish and maintain an operating reserve (“Operating Reserve”) of to the budget of the Company (plus applicable taxes) plus 10%, (b) a sale of certain reserved shares of Messrs. John H. Ruiz and Frank C. Quesada, and the delivery of the resulting net cash proceeds thereof to VRM, (c) Parent’s sale of additional shares and delivery of proceeds to VRM, subject to certain anti-dilution provisions, and (d) if the VRM Full Return is not satisfied by

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

the foregoing, a sale by Messrs. Ruiz and Quesada of other shares of Common Stock that they hold, and the delivery of the resulting net cash proceeds thereof to VRM; provided, that if the VRM Full Return is not fully paid by November 30, 2026, the VRM Full Return shall be payable by any of such payment methods in any order of priority. In addition, Messrs. Quesada and Ruiz agreed to certain transfer restrictions applicable to their Common Stock.

In addition, the Company agreed to make a one-time, lump sum payment to Virage for the period starting May 24, 2023 and ending December 31, 2023, in one or a combination of: (a) cash, in an amount equal to 1.0% of each calendar month-end balance (which month-end balance shall be increased daily up to 20.0% per annum based on a formula set forth in the Virage MTA) of the amount owing to Virage as of each preceding calendar month end and/or (b) issue to VRM a warrant to purchase a number of shares of Class A Common Stock of Parent equal to the quotient of 1.0% of each calendar month end balance of the Unpaid Base Amount (calculated on a cumulative basis) and the VWAP of a share of Class A Common Stock for the five-day period prior to the issuance, beginning with May 24, 2023 and ending December 31, 2023, which warrant will have an exercise price (payable in cash) of $0.0001 per share (the “Initial Virage Warrant”); provided, that the Initial Virage Warrant will expire on January 1, 2026.

The Initial Virage Warrant, as amended, was issued effective January 1, 2024, entitling Virage to purchase 161,705 shares of Class A Common Stock at a reverse split adjusted exercise price of $0.0175 per share, with an expiration date of January 1, 2026.

Furthermore, for each calendar month-end beginning with January 31, 2024, and continuing until the VRM Full Return is paid in full, the Company agreed to issue to VRM a warrant (the “Required Monthly Issuance”) to purchase a number of shares of Class A Common Stock of Parent equal to the quotient of 1% of the calendar month-end balance of the Unpaid Base Amount (the “1% Fee”) and the VWAP (each, a “Monthly Virage Warrant”), which warrant will have an exercise price (payable in cash) of $0.0001 per share and expire on the second anniversary of its issuance.

As of December 31, 2024, the Company issued nine Monthly Virage Warrants, entitling Virage to purchase 1,231,347 shares of Class A Common Stock, each warrant expiring two years from the date of issuance, which are exercisable for $0.0175 per share. Furthermore, on April 14, 2025, the Company issued two additional warrants for November 2024 and December 2024, each warrant exercisable for 468,259 and 904,685 shares, respectively, both which are exercisable for $0.0007 per share and expiring two years from the date of issuance. To date, the Company has issued 12 warrants to VRM pursuant to the First Amendment, entitling Virage to purchase 2,765,996 shares of Class A Common Stock.

The Company also agreed that, after the Convertible Promissory Notes are fully satisfied, 25% of the Company’s portion of any net proceeds from the Yorkville SEPA would be used to pay down the VRM Full Return, and that Messrs. John H. Ruiz and Frank C. Quesada would commence the sale of certain of their reserved shares, and deliver the resulting net cash proceeds thereof to VRM.

The Company has received a report from its independent registered public accounting firm with an emphasis of matter paragraph as to going concern in connection with the Company’s audited annual financial statements for the year ended December 31, 2024; however on September 6, 2024, Virage agreed to waive a provision of the Virage MTA Amendment that would otherwise accelerate the payment of amounts due to Virage in such event.

VRM Warrant Issuance and Restructuring

In connection with negotiations to restructure the Company’s obligations under the MTA, on February 18, 2025, the Company entered into a term sheet agreement with Virage (the “Virage Term Sheet”) to amend the MTA, whereby Virage and the Company agreed, subject to certain conditions that have not been met as of the date of this Quarterly Report on Form 10-Q, to enter into definitive documentation at a later date to: (i) exercise the VRM Warrants to purchase that number of shares capped at 33.33% of the then outstanding Common Stock at the time of exercise (the “Warrant Exercise”), (ii) surrender to the Company any remaining unexercised VRM Warrants, or portions thereof, for termination, (iii) contemporaneous with the Warrant Exercise, terminate its agreement to hold no more than 9.99% of the outstanding Common Stock of the Company, (iv) subject to certain conditions, grant proxy voting rights to the MSP Principals over an amount of shares of Common Stock issuable to Virage from the Warrant Exercise such that the MSP Principals will have voting control over 51% of the total outstanding Parent Class A Common Stock, and (v) terminate any obligation of the Company to satisfy the Required Monthly Issuance, and instead add the calculated 1% Fee to the interest payable of the VRM Full Return obligation. These proposed transactions under the Virage Term Sheet are subject to, among other things, further negotiation and the execution of definitive agreements, regulatory approvals, and shareholder approvals if required by the Nasdaq Stock Market; as a result, there can be no guarantee that the transactions thereby will be consummated.

Hazel Purchase Money Loan

On March 29, 2023, the Company acquired a controlling interest in nine legal entities, whose sole assets are CCRAs, from Hazel. This is referred to as the “Claims Purchase.” The purchase price for the Claims Purchase was funded by (i) a purchase money loan between Hazel, as a lender, and the Company, as a borrower, in the amount of $250.0 million (the “Purchase Money Loan”) and (ii) proceeds from the sale of certain, separate CCRAs in the Claims Sale (as defined below).

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Also, on March 29, 2023, the Company sold a controlling interest in three legal entities whose sole assets are CCRAs to Hazel. The agreement provided that the Company and Hazel would share in the recovery proceeds therefrom, in accordance with an agreed waterfall after Hazel had realized the first $150 million in claims recoveries. This transaction is referred to as the “Claims Sale,” and together with the Claims Purchase, the “Claims Transactions.”

As the Claims Transactions were negotiated together in contemplation of one another, they have been combined for accounting purposes. The Company analyzed the Claims Sale and determined that this transaction would be treated as the sale of in-substance nonfinancial assets, in exchange for noncash consideration in the form of the CCRAs from the Claims Purchase measured at fair value. The variable consideration related to future recoveries is fully constrained, because, at this time, it is not probable that any amounts will be owed above the $150 million recovery threshold that would trigger additional payments. The Company analyzed the Claims Purchase and determined it results in the initial consolidation of variable interest entities that are not businesses. The acquired CCRAs held by those entities are recognized at fair value.

In addition, under the Operational Collection Floor (as defined below), HPH agreed to extend up to $3.3 million (with a 40% original issue discount) to fund the acquisition of additional Claims, which further collateralize the Working Capital Credit Facility. On October 2, 2024, the Company acquired the recovery rights to additional Medicare Secondary Payer Claims from an existing Assignor consisting of more than 450,000 Medicare members, as documented by the Assignor.

Amounts borrowed and obligations under the Purchase Money Loan and the Working Capital Credit Facility (see Note 7, Claims Financing Obligations and Notes Payable) are secured by a pledge of proceeds from specific Claims in the Company’s Claims portfolio, with the lien securing the Purchase Money Loan being subordinated and junior to the lien securing the Working Capital Credit Facility. Pursuant to the Purchase Money Loan and the Working Capital Credit Facility, the Company entered into a collateral administrative agreement between the Company and Hazel, which sets forth certain arrangements between the Company and Hazel in relation to Claims owned by the Company, the proceeds of which are due to the Company were pledged to Hazel to secure the Purchase Money Loan and the Working Capital Credit Facility.

Hazel Working Capital Credit Facility

As of the date of this filing, no funding capacity remains under the Working Capital Credit Facility or Operational Collection Floor.

On March 6, 2023, Subrogation Holdings entered into a credit agreement (as amended on March 29, 2023; November 10, 2023; and October 1, 2024; the “Working Capital Credit Facility”) with HPH providing for funding of up to $80 million (with a 40% original issue discount), consisting of a Term Loan A commitment to fund up to $30 million (in multiple installments) in proceeds and a Term Loan B Commitment to fund up to $18 million (in multiple installments) in proceeds. During fiscal year 2023, HPH disbursed $20.5 million under Term Loan A and $9.0 million under Term Loan B.

During fiscal year 2024, HPH disbursed $4.5 million under Term Loan B on January 25, 2024. On August 2, 2024, Subrogation Holdings entered into a letter agreement to amend the Working Capital Credit Facility (the “HPH Letter Agreement”) with HPH, which, among other things: (i) extended the period to draw up to $23.3 million (with a 40% original issue discount) remaining under Term Loan B for working capital, accessible in eight tranches of $1.75 million, that can be drawn at least one month apart, until September 2025, and (ii) provided for a $3.3 million loan (subject to a 40% original issue discount) funded by August 31, 2024 to acquire additional Claims (the “New Claims”) that collateralize the Working Capital Credit Facility (collectively, (i) and (ii) the “Operational Collection Floor”). The parties formalized the terms of the HPH Letter Agreement in Amendment No. 3 to the Working Capital Credit Facility dated October 1, 2024 (the “OCF Amendment”).

Under the Operational Collection Floor, the Company received during 2024: (i) $12.3 million for working capital, and (ii) $2.0 million for the purpose of acquiring the New Claims. For nine months ended September 30, 2025, the Company received $1.75 million of working capital under the Operational Collection Floor. Pursuant to the Working Capital Credit Facility, HPH had, at its sole discretion, increased the Operational Collection Floor by an amount of up to $6.0 million, to be funded over a period of three to six months. During the nine months ended September 30, 2025, HPH exercised that discretion and funded $5.5 million for working capital and $0.55 million for restructuring costs from the increase to the Operational Collection Floor.

Yorkville Standby Equity Purchase Agreement

On November 14, 2023, the Company entered into a standby equity purchase agreement (the “Yorkville SEPA”) with YA II PN, Ltd., a Cayman Island exempted company (“Yorkville”), pursuant to which Yorkville committed to purchase up to $250.0 million in shares of Class A Common Stock, subject to certain limitations and conditions set forth therein, during the term thereof. Sales of Class A Common Stock under the Yorkville SEPA, and the timing of any such sales, are at the Company’s option, and the Company is under no obligation to sell any shares of Class A Common Stock to Yorkville under the Yorkville SEPA except in connection with notices that may be submitted by Yorkville, in certain circumstances as described below.

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Pursuant to the terms and conditions set forth in the Yorkville SEPA, the Company has the right, but not the obligation, from time to time at its discretion until the Yorkville SEPA is terminated to direct Yorkville to purchase a specified number of shares of Class A Common Stock (“Advance”) by delivering written notice to Yorkville (“Advance Notice”). While there is no mandatory minimum amount for any Advance, it may not exceed an amount equal to 100% of the average of the daily traded amount during the five consecutive trading days immediately preceding an Advance Notice.

The shares of Class A Common Stock purchased pursuant to an Advance Notice will be purchased at a price equal to: (i) 98% of the VWAP of the shares of Class A Common Stock on the applicable date of delivery of the Advance Notice during regular trading hours on such date, or (ii) 97% of the lowest daily VWAP of the shares of Class A Common Stock during the three consecutive trading days commencing on the date of the delivery of the Advance Notice, other than the daily VWAP on a day in which the daily VWAP is less than a minimum acceptable price as stated by the Company in the Advance Notice or there is no VWAP on the subject trading day. The Company may establish a minimum acceptable price in each Advance Notice, below which the Company will not be obligated to make any sales to Yorkville.

In connection with the Yorkville SEPA, and subject to the conditions set forth therein, Yorkville agreed to advance to the Company in the form of convertible promissory notes (the “Convertible Promissory Notes”) an aggregate principal amount of $15.0 million. In 2023, the Company issued two Convertible Promissory Notes to Yorkville for a combined principal amount of $10 million, resulting in net proceeds of $9.48 million, and in 2024 the Company issued a third Convertible Promissory Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds to us of $4.75 million.

Pursuant to the Convertible Promissory Notes, Yorkville has the option, subject to certain limitations, of exchanging on one or more occasions all or part of the then outstanding balance under a given note for shares of our Class A Common Stock at a conversion price equal to the lower of: (A)(i) with respect to the Convertible Promissory Note issued on November 15, 2023, $1,403.9375 per share; (ii) with respect to the Convertible Promissory Note issued on December 11, 2023, $649.88 per share; (iii) with respect to the Convertible Promissory Note issued on April 8, 2024, $263.375 per share; (iv) with respect to the Convertible Promissory Notes issued on June 26, 2025, July 16, 2025, and August 8, 2025, $14.00 per share; and (v) with respect to the Convertible Promissory Notes issued on September 18, 2025, September 29, 2025, and October 28, 2025, $2.00 per share (collectively, the “Fixed Price”); or (B) 95% of the lowest daily VWAP during the seven consecutive trading days immediately preceding the conversion (the “Conversion Price”), which in no event may the Conversion Price be lower than $0.50 (the “Floor Price”). During the fiscal quarter ending September 30, 2025, the obligations under the Convertible Promissory Notes issued on November 15, 2023 and December 11, 2023 were fully satisfied, and as of November 3, 2025, the Convertible Promissory Note issued on April 8, 2024 was fully satisfied.

As required pursuant to the Second Amended and Restated Nomura Promissory Note, 50% of the aggregate proceeds under the Yorkville SEPA will be used to repay amounts outstanding under the Nomura Note (first towards accrued and unpaid interest, if any, then towards principal) and the remaining 50% of such proceeds will be used to repay amounts due under the Convertible Promissory Notes, if any, or be paid to the Company after the Convertible Promissory Notes are fully repaid. Pursuant to the Third Virage MTA Amendment, 25% of the Company’s portion of any net proceeds from the Yorkville SEPA would be used to pay down the VRM Full Return after the Convertible Promissory Notes are fully satisfied. On June 26, 2025, Nomura agreed to waive its entitlement to receive up to $3.0 million of proceeds from the Yorkville SEPA, subject to certain limitations. On October 24, 2025, the Company further amended and restated the Nomura Note to increase the limited waiver of the Company’s obligation to pay Nomura Note obligations using the proceeds from Convertible Promissory Notes issued pursuant to the Yorkville SEPA from $3.0 million up to an aggregate total of $6.0 million of principal borrowed, provided that such proceeds be used solely to fund the operations of the Company, and acknowledge Nomura’s entitlement to receive up to $0.1 million of proceeds under the Second Supplemental Agreement.

Upon the occurrence and during the continuation of an event of default, the Convertible Promissory Notes shall become immediately due and payable, and the Company shall pay to Yorkville the principal and interest due thereunder. Events of default include, among others: (i) termination of quotation or listing of the Class A Common Stock on any primary market for a period of 10 consecutive trading days (the Company is currently quoted and listed for trading on Nasdaq) and (ii) failure to timely file any periodic report with the SEC on or before the due date of such filing as established by the SEC, including extensions under Rule 12b-25 under the Exchange Act. In no event shall Yorkville be allowed to effect a conversion if such conversion, along with all other shares of Common Stock beneficially owned by Yorkville and its affiliates would exceed 9.99% of the outstanding shares of the Common Stock of the Company. If any time on or after November 14, 2023: (i) the daily VWAP is less than the Floor Price for ten consecutive trading days (“Floor Price Trigger”), (ii) the Company has issued substantially all of the shares available under the Exchange Cap (as defined below) (“Exchange Cap Trigger”), or (iii) the Parent is in material breach of the Registration Rights Agreement, and such breach remains uncured for a period of twenty trading days, or the occurrence of an “Event” (as defined in the Registration Rights Agreement) (“Registration Event Trigger” and collectively with the Floor Price Trigger and the Exchange Cap Trigger, the “Trigger”), then the Company shall make monthly payments to Yorkville beginning on the seventh trading day after the Trigger and continuing monthly in the amount of $1.5 million plus a 5.0% premium and accrued and unpaid interest. On December 6, 2024, stockholders holding at least a majority of our outstanding voting capital stock approved by written consent as required by Nasdaq Rule 5635(d), the issuance of

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

shares of common stock of the Company in excess of the Exchange Cap set forth in the Yorkville SEPA. Effective January 8, 2025, the Exchange Cap was effectively lifted, allowing the Company to issue shares to Yorkville pursuant to the Yorkville SEPA and the Convertible Promissory Notes in excess of the Exchange Cap. In addition, on April 10, 2025, Yorkville agreed to (i) extend the due date for the first Monthly Payment to November 30, 2026, (ii) extend the maturity date of the Convertible Promissory Notes to November 30, 2026, and (iii) waive Volume Threshold and Maximum Advance Amount limitations set forth in the Yorkville SEPA.

Yorkville, at its discretion and providing that there is a balance remaining outstanding under the Convertible Promissory Notes, may deliver a notice under the Yorkville SEPA requiring the issuance and sale of shares of Class A Common Stock to Yorkville at the Conversion Price in consideration of an offset of the Convertible Promissory Notes (“Investor Notice”). Yorkville, in its sole discretion, may select the amount of any Investor Notice, provided that the number of shares issued does not cause Yorkville to exceed the 9.99% ownership limitation or the amount of shares of Class A Common Stock that are registered. As a result of an Investor Notice, the amounts payable under the Convertible Promissory Notes will be offset by such amount subject to each Investor Notice.

The Company will control the timing and amount of any sales of shares of Class A Common Stock to Yorkville, except with respect to the conversion of the Convertible Promissory Notes. Actual sales of shares of Class A Common Stock to Yorkville as an Advance under the Yorkville SEPA will depend on a variety of factors to be determined by the Company from time to time, which may include, among other things, market conditions, the trading price of the Company’s Class A Common Stock, and determinations by the Company as to the appropriate sources of funding for our business and operations.

The Yorkville SEPA will automatically terminate on the earliest to occur of: (i) the first day of the month following the 36-month anniversary of the date of the Yorkville SEPA, or (ii) the date on which Yorkville shall have made payment of Advances pursuant to the Yorkville SEPA for shares of Class A Common Stock equal to $250.0 million. The Company has the right to terminate the Yorkville SEPA at no cost or penalty upon five trading days’ prior written notice to Yorkville, provided that there are no outstanding Advance Notices for which shares of Class A Common Stock need to be issued, and the Company has paid all amounts owed to Yorkville pursuant to the Convertible Promissory Notes. The Company and Yorkville may also agree to terminate the Yorkville SEPA by mutual written consent. Neither the Company nor Yorkville may assign or transfer the Company’s respective rights and obligations under the Yorkville SEPA, and no provision of the Yorkville SEPA may be modified or waived by the Company or Yorkville other than by an instrument in writing signed by both parties.

The Yorkville SEPA contains customary representations, warranties, conditions, and indemnification obligations of the parties. The representations, warranties, and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The net proceeds under the Yorkville SEPA to the Company will depend on the frequency and prices at which the Company sells its shares of Class A Common Stock to Yorkville. The Company expects that any proceeds received from such sales to Yorkville will be used for working capital and general corporate purposes.

On April 12, 2024, Yorkville agreed that, to the extent that it holds Class A Common Stock in such quantities that would prevent the Company from utilizing the Yorkville SEPA solely due to the Ownership Limitation, Yorkville committed to fund an additional advance in the principal amount of $13.0 million on the same terms and conditions as the Convertible Promissory Notes pursuant to the Yorkville SEPA.

During the three and nine months ended September 30, 2025, the Company sold 2,253,236 and 2,353,238 shares of Class A Common Stock to Yorkville, respectively, pursuant to investor and/or advance notices delivered under the Yorkville SEPA at prices between $1.60 and $17.55 per share. The proceeds therefrom were used to: (i) reduce amounts owed to Yorkville by $6.2 million, and (ii) $0.7 million to fund operations of the Company. Subsequent to September 30, 2025, and through November 7, 2025, the Company sold 10,765,917 shares of Class A Common Stock to Yorkville pursuant to investor and/or advance notices delivered under the Yorkville SEPA at prices between $0.50 and $1.00 per share. The proceeds from these additional share sales were used to reduce amounts owed to Yorkville by an additional $6.9 million. As we have sold substantially all of the approximately 0.3 million shares currently registered for resale to Yorkville, we need to file with the SEC one or more additional registration statements to register under the Securities Act the resale by Yorkville of any additional shares of our common stock, and the SEC would have to declare such registration statement or statements effective before we could sell additional shares. There can be no assurances of such events occurring or the timing of such events occurring.

During the fiscal quarter ending on September 30, 2025, the Company agreed to successive reductions of the Floor Price from $26.25 to $1.00 per share, and on October 28, 2025, the Floor Price was further reduced to $0.50.

Pursuant to a Supplemental Agreement dated June 26, 2025, Yorkville agreed to advance to the Company, in the form of Convertible Promissory Notes, an additional $3.0 million subject to the terms and conditions set forth in the SEPA. As of September 30, 2025, the Company issued the following Yorkville Convertible Promissory Notes: (i) June 26, 2025, July 16, 2025, and August 8,

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

2025, for $0.75 million each, and (ii) on September 18, 2025 and September 29, 2025, for $0.38 million, each with terms substantially the same as the previous Convertible Promissory Notes, issued pursuant to the SEPA. Yorkville may convert the Convertible Promissory Notes into shares of the Company’s common stock at a conversion price equal to the lower of the Fixed Price (as defined in each Convertible Promissory Note) or 95% of the lowest daily VWAP during the five consecutive trading days immediately preceding the date of the conversion (the “Conversion Price”), which in no event may the Conversion Price be lower than the Floor Price of $0.50, provided that the number of shares issued does not cause Yorkville to exceed the 9.99% ownership limitation.

On October 10, 2025, in connection with the SEPA, and subject to the terms and conditions set forth therein, the Company and Yorkville entered into a second Supplemental Agreement (the “Second Supplemental Agreement”), whereby Yorkville agreed to advance to the Company, in the form of Convertible Promissory Notes, additional funding of up to $3.0 million, from time to time in such amounts as the Company and Yorkville may mutually agree, and subject to the satisfaction of conditions precedent set forth in the Second Supplemental Agreement. Advances pursuant to the Second Supplemental Agreement are subject to a 10% original issue discount, and may be issued in increments such that the net principal increase incurred by such advance under the Second Supplemental Agreement to the aggregate principal amount of all Pre-Paid Advances then outstanding does not exceed $1.0 million. On October 28, 2025, the Company issued to Yorkville a Convertible Promissory Note for $0.5 million pursuant to the Second Supplemental Agreement.

The Yorkville SEPA is currently the Company’s sole source of liquidity to meet short-term obligations. If Yorkville is unwilling or unable to provide liquidity, the Company may be forced to initiate insolvency proceedings or seek protection under U.S. bankruptcy laws, which could include a court-supervised reorganization or a liquidation of the Company’s assets.

Note 4. INVESTMENT IN EQUITY METHOD INVESTEES

The Company holds four investments which are accounted for using the equity method: MAO-MSO Recovery II LLC Series PMPI (“Series PMPI”), MAO-MSO Recovery LLC, MAO-MSO Recovery II LLC (both collectively the “MAO-MSO entities”) and VRM MSP.

Series PMPI is a series of MAO-MSO Recovery II LLC. The Company exercises significant influence over the operating and financial activities of Series PMPI, but does not exercise control of the entity. In accordance with Series PMPI’s operating agreement, the controlling member is entitled to a preferred return of 20% per annum (the “Preferred Return”). Once the Preferred Return has been met, the controlling member is entitled to 50% of Claims recoveries by PMPI. The noncontrolling member is allocated 100% of the costs of PMPI. Since the Preferred Return exceeds the total members’ equity of PMPI as of both September 30, 2025 and December 31, 2024, the value of the equity method investment in the condensed consolidated balance sheet is $0.

The MAO-MSO entities are Delaware limited liability companies formed as master series entities whose central operations are to form other series legal entities that will hold and pursue Claims recovery rights. The MAO-MSO entities are not designed to hold or pursue Claims recoveries themselves. The Company holds a 50% economic interest in both entities, and has significant influence through its equity investment, but does not control either entity. As equity method investments, the Company recognizes its proportionate share of net earnings or losses as equity earnings in Other income. The activity of these entities has been insignificant for the three and nine months ended September 30, 2025 and 2024. Since the Company did not make a contribution to the MAO-MSO entities and the entities have recorded losses, the value of the equity method investment in the consolidated balance sheets is $0 as of both September 30, 2025 and December 31, 2024.

Summary financial information for equity accounted investees, not adjusted for the percentage ownership of the Company is as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024
Revenue	$—	$—	$187	$7
Amortization	$—	$167	$—	$1,167
Other expenses	$1	$1	$21	$20
Income (Loss)	$(1)	$(168)	$166	$(1,180)

	As of
(in thousands)	September 30, 2025	December 31, 2024
Total Assets	$772	$928
Total Liabilities	$985	$762

In 2023, in connection with an amendment to the VRM MSP structure, the Company became a direct investor in VRM MSP, which controls MSP Recovery Claims, Series LLC, and recognizes this investment as an equity method investment. However, the Company previously consolidated and continues to consolidate the underlying Series of MSP Recovery Claims, Series LLC, which hold

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

investments in CCRAs that the Company controls as primary beneficiary under the VIE model. As such, other than the Series, which were already consolidated, the investment in VRM MSP includes only administrative activities that are not otherwise consolidated, and any costs are allocable to the other investors. As a result, the Company has no significant equity earnings or exposure to losses or obligations to fund this investment.

Note 5. INTANGIBLE ASSETS, NET

The Company holds CCRAs, which were acquired through the issuance of equity as part of the Business Combination in 2022 and acquisitions of additional CCRAs from the Closing Date through 2024. The Company records CCRAs at cost and amortizes them as a finite intangible asset with a useful life of seven years.

Intangible assets, net consists of the following:

	As of
(in thousands)	September 30, 2025	December 31, 2024
Intangible assets, gross	$3,121,859	$3,121,859
Accumulated amortization	(1,579,559)	(1,223,636)
Net	$1,542,300	$1,898,223

For the three and nine months ended September 30, 2025 and 2024, claims amortization expense was $118.6 million and $355.9 million, and $121.0 million and $363.0 million, respectively.

Future amortization for CCRAs, for the remainder of 2025 and thereafter is expected to be as follows:

(in thousands)	CCRAs Amortization
2025	$118,637
2026	474,554
2027	474,554
2028	474,555
Total	$1,542,300

The Company monitors intangible assets for potential impairment indicators, including, but not limited to, assumptions regarding the amount and timing of future collections derived from its CCRAs. The Company continues to pursue recoveries from various parties under rights held through its CCRAs; however, extended delays may result in future impairment of the Company’s intangible assets.

During the three months ended September 30, 2025, the Company updated the recoverability analysis on the definite-lived CCRA intangible assets performed as of December 31, 2024. The Company did not identify any new impairment indicators outside of the ones already disclosed in its evaluation of its definite-lived intangible assets in financial statements included in the 2024 Form 10-K. There are inherent risks in our business which could impact the recoverability analysis. As a result, factors may change in the future that could negatively impact our recoverability of the CCRAs, and may result in an impairment charge. Based on the analysis, the carrying value of the Company’s CCRA intangible assets was deemed to be recoverable as of September 30, 2025.

The following table presents the changes in the Company’s intangibles assets for the nine months ended September 30, 2025:

(in thousands)	Intangible Assets
Balance as of December 31, 2024	$1,898,223
Amortization expense	(355,923)
Balance as of September 30, 2025	$1,542,300

Note 6. VARIABLE INTEREST ENTITIES

Investments in Consolidated Variable Interest Entities

The Company evaluates its ownership, contractual, and other interests in entities to determine if they are VIEs, if the Company has a variable interest in those entities, and the nature and extent of those interests. These evaluations are highly complex and involve management judgment and the use of estimates and assumptions based on available historical information, among other factors. Based on its evaluations, if the Company determines it is the primary beneficiary of such VIEs, it consolidates such entities into its financial statements. VIEs information below is presented on an aggregate basis based on similar risk and reward characteristics and the Company’s involvement with the VIEs.

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Company includes a number of entities that are determined to be VIEs and for which the common control group can direct the use of the entities’ assets and resources for other purposes. The Company only consolidates those VIEs for which the Company is the primary beneficiary.

The assets of the consolidated VIEs may only be used to settle obligations of these VIEs and to settle any investors’ ownership liquidation requests. There is no recourse to the Company for the consolidated VIEs’ liabilities. The assets of the consolidated VIEs are not available to the Company’s creditors.

Total assets and liabilities included in its condensed consolidated balance sheets for these VIEs were $1.1 billion and $3.4 million, respectively, as of September 30, 2025 and $1.4 billion and $0.4 million, respectively, as of December 31, 2024. The assets at September 30, 2025 and December 31, 2024 include the intangible assets, net included in the Series of $1.0 billion and $1.2 billion, respectively.

Investments in Unconsolidated Variable Interest Entities

The Company is involved with VIEs in which it has investments in equity but does not consolidate because it does not have the power to direct the activities that most significantly impact their economic performance and thus is not considered the primary beneficiary of the entities. Those VIEs are reflected as equity method investments and are reflected at $0 on the Company’s condensed consolidated balance sheet.

Total assets and liabilities for these VIEs were $0.8 million and $1.0 million, respectively, at September 30, 2025 and $0.9 million and $0.8 million, respectively, at December 31, 2024.

Generally, MSP’s exposure is limited to its investment in those VIEs (see Note 4, Investment in Equity Method Investees). For MAO-MSO Recovery II, LLC and Series PMPI, MSP may be exposed to providing additional recovery services at its own cost if recovery proceeds allocated to it are insufficient to recover the costs of those services. MSP does not have any other exposures or any obligation to provide additional funding.

VRM MSP

As discussed in Note 4, Investment in Equity Method Investees, the Company became a member of VRM MSP through the contribution of certain Series (holding certain CCRAs) by MSP Recovery into VRM MSP. The Company determined, based on analysis of the rights to cash flows from the Series and the related guaranty obligation, that the Company is the primary beneficiary of the Series entities, and therefore should consolidate as of the transaction date. The contribution is considered a common control transaction, as the Company controls and consolidated the Series before and after such contribution. The Company consolidates the Series held within VRM MSP, however does not consolidate VRM MSP itself.

See Note 4, Investment in Equity Method Investees, for additional information on this VRM MSP transaction.

Note 7. CLAIMS FINANCING OBLIGATIONS AND NOTES PAYABLE

Based on claims financing obligations and notes payable agreements, as of September 30, 2025 and December 31, 2024, the present value of amounts owed under these obligations were $764.6 million and $673.6 million, respectively, including capitalized interest. In addition, as of September 30, 2025 and December 31, 2024, the Company has $9.5 million and $12.2 million of advances from Yorkville, respectively. The weighted average interest rate is 15.6% based on the current book value of $764.6 million with rates that range from 0% to 20%.

As of September 30, 2025, the minimum required payments on these agreements are $897.1 million. Certain of these agreements have priority of payment regarding any proceeds until full payment of the balance due is satisfied. The maturity of the commitments range from the date sufficient claims recoveries are received to cover the required return or in some cases by 2031.

Brickell Key Investments

In 2015, the Company entered into a Claims Proceeds Investment Agreement (as amended, the “CPIA”) with Brickell Key Investments LP (“Holder”). On October 12, 2022, the Company entered into an Amendment to the CPIA (the “Amendment”) and a Warrant Agreement (the “Warrant Agreement”) with Holder, pursuant to which the parties agreed to amend the original CPIA and required payment terms.

Pursuant to the CPIA, as amended, the Company granted a warrant (the “CPIA Warrant”) entitling Holder to purchase Class A common shares in the Company (the “Class A Shares”) up to a maximum amount of 15,239 (the “Amount”) for a purchase price equal to $6,666.67 ($0.4375 per Class A Share), and is payable in cash. This CPIA Warrant will expire at 5:00 p.m. (Eastern Time), on September 30, 2027 and may be exercised in whole or in part by Holder at any time prior to such date. Holder can only sell a maximum of 15% per month of the Class A Shares obtained through the Warrant. In exchange for the Company issuing the Warrant, the amounts owed to Holder pursuant to CPIA are amended to equal $80 million.

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

In exchange for issuance of the CPIA Warrant, amounts owed to Holder pursuant to CPIA were reduced from approximately $143 million to equal $80 million (the “Reduced Obligation”), and no further interest will accrue. Holder has the right to receive the $80 million owed through (1) proceeds as outlined in the CPIA, (2) cash paid by the Company or (3) monetization of the CPIA Warrant (through the sale of the CPIA Warrant or sale of the underlying Class A Shares). If Holder monetizes the CPIA Warrant, the amount owed will be reduced at a measure of $5,250.00 per Class A Share (five-day volume weighted average price as of September 30, 2022).

In connection with the Amendment and Warrant Agreement, Holder also executed a Stock Pledge Agreement (the “Pledge Agreement”) with Legacy MSP founders, John H. Ruiz and Frank C. Quesada (the “Founders”). As part of the Pledge Agreement, the Founders agreed to pledge 11.4 thousand shares to secure payment of the original principal amount of the CPIA; provided, that if any time prior to September 30, 2024, if the pledge agreement had not terminated, and the per share price of the pledged shares dropped below $0.60 (before the 2023, 2024, and 2025 reverse stock splits), then additional shares were required to be pledged by the Founders to bring the number of pledged shares to a value based on the value on that date to $36.0 million (minus amounts received in satisfaction of the obligation). Holder has raised a dispute relating to the total number of shares that the Founders were required to pledge under the Pledge Agreement; however, before any pledged shares may be transacted upon, Holder must have monetized the CPIA Warrant. As of October 2, 2025, Holder has exercised the CPIA Warrant. As the Company has an obligation to pay this indebtedness through cash proceeds from certain purchased claims recovery rights, the $79.8 million of amounts owed as of September 30, 2025 was included as Claims financing obligation and notes payable on the condensed consolidated balance sheet.

The Founders did not exercise the option to repurchase the CPIA Warrant on or before June 30, 2023. The Company recognizes the CPIA Warrant at fair value which, considering the price of the Company’s common stock was below $5,250.00 as of September 30, 2025, it was determined to be zero. Effective October 2, 2025, Holder exercised its right to purchase all shares to which it was entitled.

Hazel Working Capital Credit Facility and Purchase Money Loan

Working Capital Credit Facility

As of the date of this filing, no funding capacity remains under the Working Capital Credit Facility or Operational Collection Floor.

On March 6, 2023, Subrogation Holdings entered into a credit agreement (as amended on March 29, 2023; November 10, 2023; and October 1, 2024; the “Working Capital Credit Facility”) with HPH providing for funding of up to $80 million (with a 40% original issue discount), consisting of a Term Loan A commitment to fund up to $30 million (in multiple installments) in proceeds and a Term Loan B Commitment to fund up to $18 million (in multiple installments) in proceeds. During fiscal year 2023, HPH disbursed $20.5 million under Term Loan A and $9.0 million under Term Loan B.

During fiscal year 2024, HPH disbursed $4.5 million under Term Loan B on January 25, 2024. On August 2, 2024, Subrogation Holdings entered into a letter agreement to amend the Working Capital Credit Facility (the “HPH Letter Agreement”) with HPH, which, among other things: (i) extended the period to draw up to $23.3 million (with a 40% original issue discount) remaining under Term Loan B for working capital, accessible in eight tranches of $1.75 million, that can be drawn at least one month apart, until September 2025, and (ii) provided for a $3.3 million loan (subject to a 40% original issue discount) funded by August 31, 2024 to acquire additional Claims (the “New Claims”) that collateralize the Working Capital Credit Facility (collectively, (i) and (ii) the “Operational Collection Floor”). The parties formalized the terms of the HPH Letter Agreement in Amendment No. 3 to the Working Capital Credit Facility dated October 1, 2024 (the “OCF Amendment”). On October 2, 2024, the Company acquired the recovery rights to additional Medicare Secondary Payer Claims from an existing Assignor consisting of more than 450,000 Medicare members, as documented by the Assignor.

Under the Operational Collection Floor, the Company received during 2024: (i) $12.3 million for working capital, and (ii) $2.0 million for the purpose of acquiring the New Claims. For nine months ended September 30, 2025, the Company received $1.75 million of working capital under the Operational Collection Floor. Pursuant to the Working Capital Credit Facility, HPH had the sole discretion to increase the Operational Collection Floor by an amount of up to $6.0 million. During the nine months ended September 30, 2025, HPH exercised that discretion and funded $5.5 million for working capital and $0.55 million for restructuring costs from the increase to the Operational Collection Floor.

Purchase Money Loan

On March 29, 2023, the Company acquired a controlling interest in nine legal entities, whose sole assets are CCRAs, from Hazel. This is referred to as the “Claims Purchase.” The purchase price for the Claims Purchase was funded by (i) a purchase money loan between Hazel, as a lender, and the Company, as a borrower, in the amount of $250.0 million (the “Purchase Money Loan”) as discussed in Note 3, Material Agreements, and (ii) proceeds from the sale of certain, separate CCRAs in the Claims Sale (as defined below).

Also, on March 29, 2023, the Company sold a controlling interest in three legal entities whose sole assets are CCRAs to Hazel. The agreement provided that the Company and Hazel would share in the recovery proceeds therefrom, in accordance with an agreed waterfall after Hazel had realized the first $150 million in claims recoveries. This transaction is referred to as the “Claims Sale,” and together with the Claims Purchase, the “Claims Transactions.”

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Amounts borrowed and obligations under the Purchase Money Loan and the Working Capital Credit Facility are secured by a pledge of proceeds from specific Claims in the Company’s Claims portfolio, with the lien securing the Purchase Money Loan being subordinated and junior to the lien securing the Working Capital Credit Facility. Pursuant to the Second Amended and Restated First Lien Credit Agreement, and in order to secure those additional advances of Term Loan B beginning in January 2024, the following was provided as additional collateral: (i) a pledge of proceeds from certain Claims in the Company’s Claims portfolio, up to $14 million; (ii) a pledge of the equity interests in an Affiliate of Messrs. John H. Ruiz and Frank C. Quesada; (iii) a mortgage on real property owned by an Affiliate of Messrs. John H. Ruiz and Frank C. Quesada; and (iv) a personal guaranty by Messrs. John H. Ruiz and Frank C. Quesada, as primary obligors, guaranteeing those additional advances of Term Loan B beginning in January 2024. On December 22, 2023, our Board approved the Company’s payment of certain costs and fees (including legal fees) on behalf of John H. Ruiz and Frank C. Quesada, associated with a mortgage granted in connection with said guaranty, totaling $0.1 million. On April 1, 2025, in connection with the increased funding under the Operational Collection Floor, the pledge, mortgage, and personal guaranty in (ii) through (iv) above was increased by $3.25 million to $17.25 million.

Loans under the Working Capital Credit Facility accrue interest at a Term Secured Overnight Financing Rate for 12-month interest period, plus an applicable margin of 10% per annum. Accrued interest on the Working Capital Credit Facility is payable in kind and are capitalized. The Working Capital Credit Facility has a stated maturity date of March 31, 2026, which HPH may extend for up to one year in its sole discretion. The Purchase Money Loan accrues interest at a rate of 20% per annum, payable in kind or in cash at the Company’s discretion. The Purchase Money Loan has a maturity date of March 31, 2026, extendable up to one year in Hazel’s sole discretion.

The Company is permitted to prepay the loans under the Working Capital Credit Facility from time to time without prepayment premium. Prepayment of the Purchase Money Loan will be permitted after the prepayment or repayment of loans under the Working Capital Credit Facility, and such prepayment of the Purchase Money Loan may be subject to prepayment penalty, as applicable.

Pursuant to the Purchase Money Loan and the Working Capital Credit Facility, the Company entered into a collateral administrative agreement between the Company and HPH, which sets forth certain arrangements between the Company and HPH in relation to the management of the litigation of certain Claims owned by the Company, the proceeds of which are due to the Company, and were pledged to Hazel and HPH to secure the Purchase Money Loan and the Working Capital Credit Facility, respectively.

The Purchase Money Loan and the Working Capital Credit Facility contain certain representations, warranties, and covenants of the Company and its subsidiaries, including restrictions on debt incurrence, liens, investments, affiliate transactions, distributions and dividends, fundamental changes, certain debt prepayments, and Claim settlement.

Nomura Promissory Note

On May 27, 2022, the Company issued an unsecured promissory note to Nomura (as amended and restated on April 12, 2023; November 13, 2023; March 26, 2024; April 28, 2025; June 26, 2025, and October 24, 2025 the “Nomura Note”). As of September 30, 2025, the Nomura Note carries a principal amount of approximately $35.1 million related to advisory fees and deferred underwriting fees and expenses that became due and payable by the Company to Nomura, in connection with the consummation of the Business Combination. The Nomura Note is payable in kind or in cash, at the Company’s discretion, accrues interest at 16% per annum, and matures on November 30, 2026. Upon two days prior written notice to Nomura, the Company may prepay all or any portion of the then outstanding principal amount under the Nomura Note together with all accrued and unpaid interest thereon. The balance of the unsecured Nomura Note and related interest are included within Claims financing obligations and notes payable in the consolidated balance sheet.

Under the Nomura Note, 50% of the aggregate proceeds under the Yorkville SEPA will be used to pay amounts outstanding under the Amended and Restated Nomura Promissory Note (first towards accrued and unpaid interest, if any, then towards principal) and the remaining 50% of such proceeds will be used to pay amounts due under the Convertible Promissory Notes, if any, or be paid to the Company after the Convertible Promissory Notes are fully repaid. On June 26, 2025, Nomura agreed to waive its entitlement to receive up to $3.0 million of proceeds from the Yorkville SEPA, subject to certain limitations described therein.

On October 24, 2025, the Company further amended and restated the Nomura Note to: (i) reflect the current principal amount outstanding of approximately $35.4 million, (ii) increase the limited waiver of the Company’s obligation to pay Nomura Note obligations using the proceeds from Convertible Promissory Notes issued pursuant to the Yorkville SEPA from $3.0 million up to an aggregate total of $6.0 million of principal borrowed, provided that such proceeds be used solely to fund the operations of the Company, and (iii) acknowledge Nomura’s entitlement to receive up to $0.1 million of proceeds under the Second Supplemental Agreement.

Yorkville Convertible Promissory Notes

On November 14, 2023, the Company entered into a standby equity purchase agreement (the “Yorkville SEPA”) with YA II PN, Ltd., a Cayman Island exempted company (“Yorkville”), pursuant to which Yorkville committed to purchase up to $250.0 million in shares of Class A Common Stock, subject to certain limitations and conditions set forth therein, during the term thereof. In connection

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

with the Yorkville SEPA, and subject to the conditions set forth therein, Yorkville agreed to advance to the Company in the form of convertible promissory notes (the “Convertible Promissory Notes”) an aggregate principal amount of $15.0 million. In 2023, the Company issued two Convertible Promissory Notes to Yorkville for a combined principal amount of $10 million, resulting in net proceeds of $9.48 million, and in 2024 the Company issued a third Convertible Promissory Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds to us of $4.75 million. As of the date of this filing, the Company’s obligations under the Convertible Promissory Notes issued to Yorkville in 2023 and 2024, with a combined principal amount of $15.0 million, have been fully satisfied.

Pursuant to a Supplemental Agreement dated June 26, 2025, Yorkville agreed to advance to the Company, in the form of Convertible Promissory Notes, an additional $3.0 million subject to the terms and conditions set forth in the SEPA. As of September 30, 2025, the Company issued the following Yorkville Convertible Promissory Notes: (i) June 26, 2025, July 16, 2025, and August 8, 2025, for $0.75 million each, and (ii) on September 18, 2025 and September 29, 2025, for $0.38 million, each with terms substantially the same as the previous Convertible Promissory Notes, issued pursuant to the SEPA. Yorkville may convert the Convertible Promissory Notes into shares of the Company’s common stock at a conversion price equal to the lower of the Fixed Price (as defined in each Convertible Promissory Note) or 95% of the lowest daily VWAP during the five consecutive trading days immediately preceding the date of the conversion (the “Conversion Price”), which in no event may the Conversion Price be lower than the Floor Price of $0.50, provided that the number of shares issued does not cause Yorkville to exceed the 9.99% ownership limitation.

On October 10, 2025, in connection with the SEPA, and subject to the terms and conditions set forth therein, the Company and Yorkville entered into a second Supplemental Agreement (the “Second Supplemental Agreement”), whereby Yorkville agreed to advance to the Company, in the form of Convertible Promissory Notes, additional funding of up to $3.0 million, from time to time in such amounts as the Company and Yorkville may mutually agree, and subject to the satisfaction of conditions precedent set forth in the Second Supplemental Agreement. Advances pursuant to the Second Supplemental Agreement are subject to a 10% original issue discount, and may be issued in increments such that the net principal increase incurred by such advance under the Second Supplemental Agreement to the aggregate principal amount of all Pre-Paid Advances then outstanding does not exceed $1.0 million. On October 28, 2025, the Company issued to Yorkville a Convertible Promissory Note for $0.5 million pursuant to the Second Supplemental Agreement.

The Yorkville SEPA is currently the Company’s sole source of liquidity to meet short-term obligations. If Yorkville is unwilling or unable to provide liquidity, the Company may be forced to initiate insolvency proceedings or seek protection under U.S. bankruptcy laws, which could include a court-supervised reorganization or a liquidation of the Company’s assets. For more information on the Yorkville SEPA and the Convertible Promissory Notes, see Note 3, Material Agreements, to the condensed consolidated financial statements.

Yorkville SEPA – Embedded Derivative

Certain features of the Yorkville SEPA have been identified and classified as an embedded derivative, which are classified as a liability in accordance with ASC 815 and valued in accordance with ASC 470, Debt. These features classified as an embedded derivative include payment and redemption premiums, increase in interest rate in the event of default and accelerated payments as a result of Trigger events. Per ASC 815, in circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, combined derivative instrument.

The fair value of the combined embedded derivative was $0.1 million and $0.2 million as of September 30, 2025 and December 31, 2024.

For the three months ended September 30, 2025, the fair value of the embedded derivative decreased resulting in other income of $36.0 thousand and for the nine months ended September 30, 2025, the fair value of the embedded derivative decreased resulting in other income of $0.2 million. For the three months ended September 30, 2024, the fair value of the embedded derivative decreased resulting in other income of $18.0 thousand and for the nine months ended September 30, 2024, the fair value of the embedded derivative increased resulting in other loss of $60.0 thousand.

Note 8. WARRANT LIABILITY

As of September 30, 2025, the Company had recognized a warrant liability for the following securities which are convertible into, or allow the purchase of, our Class A Common Stock, including: (i) 2,950,157 Public Warrants outstanding, each exercisable to purchase 1/4,375th of one share of our Class A Common Stock (but only exercisable in lots of 4,375 to purchase whole shares); (ii) the CPIA Warrant, exercisable to purchase 15,239 shares of Class A Common Stock at a purchase price of $0.4375 per share; (iii) the VRM Warrants, of which 10 are exercisable to purchase a total of 1,393,052 shares of Class A Common Stock at a purchase price of $0.0175 per share, and two that are exercisable to purchase a total of 1,372,944 Class A Common Stock at a purchase price of $0.0007 per share; and (iv) warrants to Virage Recovery Participation, LP, exercisable to purchase 14,286 shares of Class A Common Stock at a purchase price of $0.0175 per share.

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The warrant liability includes the mark-to-market fair value of the warrants discussed above. The fair value of the warrant liability is derived considering the potential shares issuable for each warrant and using the price of the Company’s Class A Common Stock as of the most recent balance sheet date, which is a quoted price in active markets.

The table below presents a roll-forward of the warrant liability from December 31, 2024 to September 30, 2025:

(in thousands)	Warrant Liability
Balance at December 31, 2024	$(22,373)
Issuance of warrants	(22,033)
Change in fair value of outstanding warrants	41,264
Balance at September 30, 2025	$(3,142)

The table below presents a summary of activity of the shares underlying the warrants from December 31, 2024 to September 30, 2025:

		Weighted Average
	# of Shares	Exercise Price
Balance at December 31, 2022	15,998	$0.4375
Converted	(84)	$0.4375
Balance at December 31, 2023	15,914	$0.4375
Issued	1,407,338	$0.0175
Balance at December 31, 2024	1,423,252	$0.0222
Issued	1,372,944	$0.0007
Balance at September 30, 2025	2,796,196	$0.0116

See Note 1, Description of the Business, for discussion of the terms of the Public Warrants and New Warrants, to Note 3, Material Agreements, for discussion of the terms of the VRM Warrants, and to Note 7, Claims Financing Obligations and Notes Payable for discussion of the terms of the CPIA Warrant.

Note 9. NON-CONTROLLING INTEREST

The non-controlling interest balance primarily represents the Up-C Units of the Company held by the Members. The following table summarizes the ownership of Units in the Company as of September 30, 2025:

	Common Stock	Ownership Percentage
Ownership of Class A Common Stock	2,993,243	86.3%
Ownership of Class V Common Stock	474,740	13.7%
Balance at end of period	3,467,983	100.0%

The non-controlling interest holders have the right to exchange Up-C Units, at the Company’s option, for (i) cash or (ii) one share of Class A Common Stock, subject to the provisions set forth in the LLC Agreement. As such, future exchanges of Up-C Units by non-controlling interest holders will result in a change in ownership and reduce or increase the amount recorded as non-controlling interest and increase or decrease additional paid-in-capital or retained earnings when the Company has positive or negative net assets, respectively. As of September 30, 2025, 0.2 million Up-C Units have been exchanged into shares of Class A Common Stock.

In addition to the non-controlling interest related to Up-C Units, the Company also has non-controlling interests related to the Series as noted in Note 6, Variable Interest Entities, and MAO-MSO Recovery LLC Series FHCP (“FHCP”), which is a non-wholly owned subsidiary of MSP Recovery, LLC. In accordance with FHCP’s operating agreement, the noncontrolling member is entitled to a preferred return of 20% per annum (the “Preferred Return”). Once the Preferred Return has been met, the noncontrolling member is entitled to 80% of Claims recoveries by FHCP. The controlling member is allocated 100% of the costs of FHCP. Since the Preferred Return exceeds the total members’ equity of FHCP as of both September 30, 2025 and December 31, 2024, non-controlling interest also includes $4.4 million and $4.4 million, respectively, representing the entire members’ equity of FHCP.

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 10. COMMITMENTS AND CONTINGENCIES

The Company is subject to certain legal proceedings, claims, investigations, and administrative proceedings in the ordinary course of its business. The Company records a provision for a liability when it is both probable that the liability has been incurred and the amount of the liability can be reasonably estimated. These provisions, if any, are reviewed and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Depending on the nature and timing of any such proceedings that may arise, an unfavorable resolution of a matter could materially affect the Company’s future results of operations, cash flows or financial position in a particular period.

The Company pursues claims recoveries through settlement, arbitration and legal proceedings. The accounting policy for these activities is discussed under Claims recovery income in Note 2, Basis of Presentation And Summary of Significant Accounting Policies, in our 2024 Form 10-K.

A significant majority of the Company’s expected recoveries arise from Claims brought pursuant to the private cause of action under the Medicare Secondary Payer Act (“MSP Act”). This law allows the Company to pursue recoveries against primary payers for reimbursement of medical expenses that the Company’s Assignors paid for when primary payers (i.e., liability insurers) were responsible for payment.

Investigations

On August 11, 2022, the Securities and Exchange Commission (the “SEC”) initiated an investigation of the Company, and requested documents relating to, among other matters, the Business Combination transaction with Lionheart Acquisition Corporation II consummated on May 23, 2022, certain historical and projected financial results, investor agreements, and data analytic platforms and Algorithms. The Company received a subpoena dated March 1, 2023 from the SEC regarding the aforementioned subject matter, and subsequently received a subpoena on May 10, 2023, in connection with the investigation relating to, among other matters, the Company’s projections and the accounting and valuation of certain assets that were the basis for the Company’s determination that its quarterly financial statements for the periods ended June 30, 2022 and September 30, 2022 require restatements and should no longer be relied upon, as disclosed in the Company’s Form 8-K on April 14, 2023. On August 16, 2023, the Company received an additional subpoena from the SEC regarding certain funding sources of the Company prior to the Business Combination, various statements and disclosures by the Company in connection with, and following, the Business Combination, certain historical and projected financial results, and data analytic platforms and Algorithms used to identify potential recoveries. On June 16, 2025, an officer of the Company received a subpoena from the SEC requesting additional documentation, and on July 21, 2025, three additional officers of the Company were served with similar subpoenas.

In addition, on March 10, 2023, the Company received a subpoena from the U.S. Attorney’s Office (“USAO”) in connection with a grand jury investigation in the U.S. District Court for the Southern District of Florida requesting certain information concerning the Company, which subpoena requests documents relating to, among other matters, the Company’s proprietary Algorithms and other software used to identify potentially recoverable claims, the drop in the price of the Company’s common stock following the Business Combination, and certain marketing materials and investment agreements presented to potential investors. On July 18, 2024, the Company received an additional subpoena from the USAO, requesting documents related to a Company press release. To the best of the Company’s knowledge, the Department of Justice has not issued any target letters to anyone associated with the Company as a result of this investigation. (The United States Attorney’s Manual states that a “target” is a person as to whom the prosecutor or the grand jury has substantial evidence linking him or her to the commission of a crime and who, in the judgment of the prosecutor, is a putative defendant.).

The Company has cooperated, and will continue to cooperate, fully with these inquiries. On April 16, 2023, a special committee of the Board of Directors was formed, which along with external advisors retained thereby, reviewed matters related to the preparation and filing of the 2022 Annual Report on Form 10-K and the subject matter of information requests related to the foregoing subpoenas received prior to June 2023. Based on that review, and the nature of the documents requested in the subsequent subpoena, the Company believes that the investigations will be resolved without any material developments; however, there can be no assurance as to the outcome or future direction thereof.

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Notes to Condensed Consolidated Financial Statements

(Unaudited)

Litigation

Cano Health, LLC

On July 7, 2023, the Company issued 45,486 unregistered shares of Class A Common Stock (after giving effect to the Reverse Split) to Cano Health, LLC (“Cano”) as payment for $61.7 million in deferred compensation related to the following agreements, which the Company had the option to pay in cash or in stock and elected to pay in stock, of which (i) 18,434 shares of Common Stock were issued as a deferred consideration for the assignment of certain claims pursuant to that certain Purchase Agreement, effective as of September 30, 2022, as amended to date, by and between MSP Recovery and Cano, and (ii) 27,052 shares of Common Stock were issued as deferred consideration for the assignment of certain claims pursuant to that certain Amended and Restated Claims Recovery and Assignment Agreement effective as of December 31, 2021, as amended to date, by and between MSP Recovery and Cano.

On August 10, 2023, the Company sued Cano in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida for declaratory relief and anticipatory breach of the Cano CCRA, Cano Purchase Agreement, and a Service Agreement (collectively, the “Cano Agreements”) between the parties. On the same day, Cano sued the Company in the same court, alleging fraud in the inducement, breach of contract, tortious interference, and unjust enrichment relating to the Cano Agreements. The Company has a $5.0 million receivable outstanding from Cano; however, due to Cano’s Quarterly Report on Form 10-Q filings for the periods ending June 30, 2023 and September 30, 2023, which include a substantial doubt about Cano’s ability to continue as a going concern, and Cano’s subsequent filing of voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code on February 4, 2024, the Company established a reserve for the balance due under such receivable during 2023. These matters were automatically stayed as a result of Cano’s bankruptcy filing. As of June 28, 2024, the Debtors’ Plan has been confirmed and declared effective. On September 8, 2025, the Company and Cano executed a written settlement agreement that fully and finally resolved all matters in dispute in the Cano related litigation. On September 9, 2025, the Parties stipulated to the dismissal with prejudice of all claims, counterclaims, and causes of action asserted, or that could have been asserted, in the Cano litigation. The dismissals were entered without any admission of liability, wrongdoing, or concession by any Party. In connection with and as part of the Settlement Agreement, each Party expressly retracted and withdrew any prior statements, allegations, or characterizations made about any other Party in the Cano Litigation or otherwise in connection with therewith. The Company does not expect the Settlement Agreement to have a material impact on its financial condition or results of operations.

Shareholder Litigation

On May 7, 2025, Lionheart Equities, LLC, the sponsor of Lionheart Acquisition Corporation II, and certain of the Company’s current and former directors and officers were named as defendants in a putative class action lawsuit filed in the Court of Chancery of the State of Delaware (the “Court”), Stanley v. Lionheart Equities, LLC, No. 2025–0505–LWW (Del. Ch. filed May 7, 2025) (the “Shareholder Litigation”). The complaint alleges fiduciary-duty breaches and unjust enrichment, and seeks damages in an unspecified amount. The defendants intend to vigorously defend their position in the Shareholder Litigation. As the Shareholder Litigation is in preliminary stages, and the nature of litigation outcomes is inherently uncertain, it is the opinion of the Company’s management, based upon the information available at this time and the stage of the proceedings, that it is not possible to determine the probability of loss or estimate of damages, and therefore, the Company has not established a reserve.

Menendez Litigation

In the matter of Menendez v. Ruiz, Case No. 2023-001738-CA-01, pending in the Eleventh Judicial Circuit in and for Miami-Dade County, Florida (the “Menendez Litigation”), plaintiffs Norberto Menendez, iNewton, LLC, Synnova Health, Inc., and Health Beats, LLC (collectively, the “Plaintiffs”) sought damages under eight legal theories against John H. Ruiz, individually, MSP Recovery, Inc. (the “Company”), and MSP Recovery, LLC, a subsidiary of the Company (together, the “Defendants”). Following a seven-day trial, on August 20, 2025, a jury returned a verdict finding no liability against the Defendants on all but one of the counts asserted in the Complaint. Specifically, the jury rejected every fraud and misrepresentation theory and completely exonerated the Company and Mr. Ruiz from any and all claims asserted against them. The jury did return a finding of breach of an alleged oral contract, but only as to the Company’s subsidiary, MSP Recovery, LLC, which holds all of the assets for the Company. The jury awarded Plaintiffs approximately $12.7 million in damages and $3.0 million in interest, which continues to accrue at 8.65% annually (the “Menendez Judgment”), against MSP Recovery, LLC on that claim. The Company established a reserve for the Menendez Judgment on September 30, 2025.

On October 17, 2025, the court entered a final judgment in favor of the Plaintiffs for the sum of $15.7 million, which accrues interest at 8.65% annually. The court reserved jurisdiction to entertain post-trial motions and issues, including, but not limited to MSP Recovery, LLC’s motion for a directed verdict and Defendants’ omnibus motion for entitlement to an award of costs and attorneys’ fees.

On November 4, 2025, the court issued a writ of execution in favor of Plaintiffs against MSP Recovery, LLC in the amount of approximately $15.7 million. On November 5, 2025, Plaintiffs filed a motion seeking an injunction directing MSP Recovery, LLC to turn over its membership certificate(s) in MSP Recovery Services, LLC, a Florida limited liability company, to the Sheriff for levy and

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

sale. The Company is evaluating its options with respect to these matters, including potential motions to stay enforcement, seeking appropriate relief from the court, or otherwise resolve the judgment.

Note 11. FAIR VALUE MEASUREMENTS

The Company has no assets that are measured at fair value on a recurring basis as of September 30, 2025 and December 31, 2024. Liabilities measured at fair value on a recurring basis as of September 30, 2025, are summarized as follows:

(in thousands)	Level	September 30, 2025	December 31, 2024
Derivative liability	3	$79	$211
Warrant liability	2	3,142	22,373
Total		$3,221	$22,584

The following table details the roll-forward of the Level 3 liabilities during the nine months ended September 30, 2025:

(in thousands)
Balance at December 31, 2024	$211
Change in fair value of derivative liability	(152)
Issuance of note	20
Balance at September 30, 2025	$79

As of September 30, 2025, the beneficial conversion feature within the Yorkville SEPA is treated as an embedded derivative liability and changes in the fair value were recognized in the change in fair value of warrant and derivative liabilities in the condensed consolidated statements of operations. The embedded derivative liability was valued at each of the respective issuance dates and at year-end using the following market-based inputs:

	September 30, 2025	December 31, 2024
Price of Common Stock	$1.13	$15.89
Volatility	80%	60%
Market Risk Spread	10.57%	9.56%
Expected Term (in years)	1.17 - 1.42	0.75

Note 12. RELATED PARTY TRANSACTIONS

Loans from Related Parties

The Company has an unsecured promissory note in an aggregate principal amount of $112.8 million (the “Promissory Note”) to John H. Ruiz and Frank C. Quesada, the Company’s Chief Executive Officer and director and Chief Legal Officer and director, respectively (collectively, the “MSP Principals”), in exchange for the MSP Principals agreeing to provide cash to pay transaction costs related to the Merger, pay down affiliate payable balances, and provide operating cash to the Company. In addition to the amounts in the Promissory Note, at the merger date with LCAP, the MSP Principals contributed $13.0 million through funds that had been loaned to VRM MSP to cover related service fees. The Promissory Note as well as the amount contributed at the merger date bear interest at an annual rate of 4%, payable in kind. The Promissory Note has a maturity date of June 16, 2026, and the amount contributed at the merger date matures on October 31, 2026. The Promissory Note is payable by the Company at any time, without prepayment penalties, fees, or other expenses. During both the three and nine months ended September 30, 2025 and 2024, the Company recorded $1.3 million and $3.8 million, respectively, of interest expense related to the Promissory Note and amount contributed at the merger.

A portion of the proceeds under the Promissory Note in an amount equal to $36.5 million was advanced to the Law Firm, an affiliate of certain Members, for certain operating expenses pursuant to a legal services agreement. During the third quarter of 2024, the Company amortized all remaining advances to the Law Firm, therefore has a balance of $0 as of both September 30, 2025 and December 31, 2024. The advances of Law Firm expenses are reflected in Professional fees – legal within the condensed consolidated statement of operations. The advances were expensed as incurred, as the Company does not have recourse to any amounts incurred should Law Firm fail to secure recoveries, although it does have recourse to any amounts advanced that have not been incurred as an expense.

Under the Company’s Legal Services Agreement with the Law Firm dated May 23, 2022 (the “LSA”), the Company shall advance certain of Law Firm’s monthly expenses, including payroll and overhead; however, should Law Firm earn fees under the legal service agreements (the “Existing LSAs”) noted below, net of pre-existing obligations including payments to co-counsel sufficient to cover its monthly expenses, Company is entitled to reimbursement of the advance of said monthly expenses. Further, to the extent that Law Firm earns a surplus of fees in excess of its monthly expenses, said surplus shall be used to reimburse past amounts of Law Firm’s monthly expenses that Company advanced. For the three and nine months ended September 30, 2024, $1.7 million and $7.7 million, respectively,

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

of the $36.5 million advanced by the Company to the Law Firm has been incurred for expenses pursuant to the legal services agreement. There were no amounts expensed during the three and nine months ended September 30, 2025 related to the legal services agreement.

On April 14, 2025, the Company entered into Amendment No. 1 to the LSA, which: (i) terminated any obligation by the Company or its subsidiaries to provide further advances to fund the Law Firm, and (ii) provides that any Compensation, as defined therein, earned by the Law Firm will first be used to repay the balance of funds advanced by Opco to the Law Firm pursuant to the LSA.

Founders’ Pledge – Claims Proceeds Investment Agreement

As disclosed in Note 7, Claims Financing Obligations and Notes Payable, the Founders pledged 11.4 thousand shares to secure payment of the original principal amount of the CPIA.

Legal Services – Law Firm

Certain Company entities have previously entered into the Existing LSAs with the Law Firm, an affiliate of certain Members, for the recovery of Claims. Pursuant to the terms of the Existing LSAs, the Law Firm provides the Company with investigation, case management, research and legal services in the pursuit of recovery of Claims in exchange for a portion of the recovered proceeds relating to such Claims. The Existing LSAs also provide that the Law Firm serves as lead counsel or co-lead counsel for any litigation relating to such Claims.

As of September 30, 2025 and December 31, 2024, the Company had a payable to the Law Firm amounting to $1.2 million and $1.8 million, respectively. For the three and nine months ended September 30, 2024, $1.7 million and $7.7 million, respectively, was included in Professional fees – legal, for expenses related to the Law Firm in the condensed consolidated statements of operations. There were no professional fees – legal expenses related to the Law Firm in the condensed consolidated statements of operations three and nine months ended September 30, 2025.

In addition, during fiscal year 2023, the Company issued an unsecured promissory note in an aggregate principal amount of $4.95 million to the Law Firm, to provide general operational funding (the “Law Firm Loan”). The aggregate unpaid principal amount of this promissory note is due 24 months from the date of the most recent advance from the Hazel Credit Agreement is made. As of September 30, 2025, this promissory note was due on June 2, 2027. This promissory note does not carry interest and is payable by the Company at any time, without prepayment penalties, fees, or other expenses. On March 4, 2024, the Board authorized the partial repayment of the Law Firm Loan in the amount of $0.4 million, which funds were to be used for the express purpose of paying property taxes on real property owned and pledged by the MSP Principals to HPH as collateral in connection with the Working Capital Credit Facility.

For the three and nine months ended September 30, 2025 and 2024, Cost of revenue included $0.1 million and $0.7 million, and $1.3 million and $1.3 million, respectively, of related party expenses.

The Law Firm may also collect and/or hold cash on behalf of the Company in the ordinary course of business. As of September 30, 2025 and December 31, 2024, $0.9 million and $0.8 million, respectively, was due from the Law Firm and included in the condensed consolidated balance sheets in Affiliate Receivable.

As discussed above, on April 14, 2025, Opco entered into Amendment No. 1 to its LSA with the Law Firm dated May 23, 2022, which: (i) terminates any obligation by the Company or its subsidiaries to provide further advances to fund the Law Firm, and (ii) provides that any Compensation, as defined therein, earned by the Law Firm will first be used to repay the balance of funds advanced by Opco to the Law Firm pursuant thereto.

MSP Recovery Aviation, LLC

The Company may make payments related to operational expenses on behalf of its affiliate, MSP Recovery Aviation, LLC (“MSP Aviation”). The Company has made payments in the periods of the financial statements only related to specifically billed flights. As of both September 30, 2025 and December 31, 2024, $0.2 million was due from MSP Aviation, which is included in the condensed consolidated balance sheets in Affiliate Receivable. In addition, as of September 30, 2025, there was $46.9 thousand due to MSP Aviation which is included in the condensed consolidated balance sheets in Affiliate Payable; there was no such payable as of December 31, 2024. For the three and nine months ended September 30, 2025 and 2024, $– million and $0.2 million, and $0.1 million and $0.2 million, respectively, was included in General and Administrative expenses related to MSP Aviation in the condensed consolidated statements of operations.

Funds Held for Other Entities

The Company may collect and/or hold cash on behalf of its affiliates in the ordinary course of business. As of both September 30, 2025 and December 31, 2024, $19.8 million was due to affiliates of the Company and included in the condensed consolidated balance sheets in Affiliate Payable. These amounts were primarily due to Series MRCS, and will be repaid either through excess cash flows from operations or other financing. The Company also has a note payable with Series MRCS, which as of both September 30, 2025 and

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

December 31, 2024, the balance was $0.5 million and included in the condensed consolidated balance sheets in Claims financing obligation and notes payable.

As of both September 30, 2025 and December 31, 2024, there were additional receivables from other affiliates of $0.2 million. These were included in the condensed consolidated balance sheets in Affiliate Receivable.

VRM MSP

The Company concluded that VRM MSP is a related party due to ownership interests in the entity held by the MSP Recovery and Series MRCS. For the three and nine months ended September 30, 2025 and 2024, the Company recorded $94.9 million and $274.0 million, and $79.2 million and $228.7 million, respectively, for interest expense related to the VRM Full Return and Virage MTA Amendment.

Virage

As discussed in Note 3, Material Agreements, the Initial Virage Warrant, as amended, was issued effective January 1, 2024. Until our obligations to Virage are paid in full, the Company has the option every month to continue to pay Virage in one or a combination of: (a) cash, in an amount equal to 1.0% of each calendar month-end balance (which month-end balance shall be increased daily up to 20% per annum based on a formula set forth in the Virage MTA Amendment) of the amount owing to Virage as of each preceding calendar month end and/or (b) the issuance of subsequent Monthly Virage Warrants.

In connection with negotiations to restructure the Company’s obligations under the MTA, on February 18, 2025, the Company entered into a term sheet agreement with Virage (the “Virage Term Sheet”) to amend the MTA, whereby Virage and the Company agreed, subject to certain conditions, which have not been met as of the date of this Quarterly Report on Form 10-Q, to enter into definitive documentation at a later date to, among other things, terminate any obligation of the Company to satisfy the Required Monthly Issuance, and instead add the calculated 1% Fee to the interest payable of the VRM Full Return obligation. These proposed transactions under the Virage Term Sheet are subject to, among other things, further negotiation and the execution of definitive agreements, regulatory approvals, and shareholder approvals if required by the Nasdaq Stock Market; as a result, there can be no guarantee that the transactions thereby will be consummated. Refer to “VRM Warrant Issuance and Restructuring” within Note 3, Material Agreements, for additional information on the Monthly Virage Warrants.

Pursuant to purchase agreements dated March 4, 2024 and August 22, 2024, and as disclosed on Form 4 filings by Mr. John H. Ruiz, the Company’s Chief Executive Officer, the Company issued 2,507 and 2,061, respectively, of unregistered shares of Class A Common Stock to Virage in satisfaction of certain obligations of the Company, which shares were subsequently purchased from Virage by Mr. Ruiz.

Founder’s Up-C Units – VRM Full Return

As disclosed in Note 3, Material Agreements, in connection with the MTA Amendment, the Company agreed to pay Virage an amount equal to the contributions by Virage to VRM MSP plus an annual rate of return of 20% (the “VRM Full Return”). Pursuant to the terms of the agreement with Virage, such amount may be payable by a sale of certain reserved shares of Messrs. John H. Ruiz and Frank C. Quesada, and the delivery of the resulting net cash proceeds thereof to VRM.

Working Capital Credit Facility Collateral

Pursuant to the Second Amended and Restated First Lien Credit Agreement, and in order to secure those additional advances of Term Loan B beginning in January 2024, the Company approved for Messrs. John H. Ruiz and Frank C. Quesada to provide, as additional collateral, the following: (i) a pledge of the equity interests in an Affiliate of Messrs. John H. Ruiz and Frank C. Quesada; (ii) a mortgage on real property owned by an Affiliate of Messrs. John H. Ruiz and Frank C. Quesada, and (iii) a personal guaranty by Messrs. John H. Ruiz and Frank C. Quesada, as primary obligors, guaranteeing those additional advances of Term Loan B beginning in January 2024. On December 22, 2023, our Board approved the Company’s payment of certain costs and fees (including legal fees) on behalf of John H. Ruiz and Frank C. Quesada, associated with the mortgage granted in connection with said guaranty, totaling $0.1 million. On March 4, 2024, the Board authorized the partial repayment of the Law Firm Loan in the amount of $0.4 million, which funds were to be used for the express purpose of paying property taxes on real property owned and pledged by the MSP Principals to HPH as collateral in connection with the Working Capital Credit Facility.

Note 13. SEGMENT INFORMATION

Operating segments are defined as components of an entity for which separate financial information is available and regularly reviewed by the chief operating decision maker (“CODM”). The Company manages its operations, as described in Note 1, Description of the Business, as a single reportable segment for the purposes of assessing performance and making decisions. The accounting policies of the reportable segment are those included in Note 2, Basis of Presentation and Summary of Significant Accounting Policies of the 2024 Annual Report on Form 10-K. The Company’s CODM is its Chief Executive Officer.

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis, using the operating expenses and interest expense, as presented on the face of the income statement, for purposes of making operating decisions, allocating resources, and evaluating financial performance. The measure of segment assets is reported on the condensed consolidated balance sheet as total consolidated assets. In addition, all of the Company’s revenues and long-lived assets are attributable primarily to operations in the United States and Puerto Rico for all periods presented.

Significant expenses regularly provided to the CODM are Claims Amortization Expense, Interest Expense, General & Administrative, and Professional Fees as reported on the face of the income statement. The table below presents the Company’s significant segment expenses and a reconciliation of Significant Segment expenses and other segment items to Net Loss, the CODM’s primary measure of performance:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2025	2024	2025	2024
Total Revenues	$198	$3,668	$1,571	$10,006
Less:
Significant Expenses:
Claims amortization expense	(118,638)	(121,007)	(355,923)	(363,027)
General and administrative	(3,959)	(5,329)	(13,666)	(17,145)
Professional fees	(976)	(3,248)	(5,627)	(12,030)
Professional fees – legal	—	(2,213)	(450)	(9,146)
Interest expense	(130,470)	(106,653)	(374,002)	(306,596)
Significant Expenses	(254,043)	(238,450)	(749,668)	(707,944)
Other Segment Items (1)	(8,383)	(44,398)	(24,826)	(119,106)
Net Loss	$(245,462)	$(190,384)	$(723,271)	$(578,832)
(1)
Includes Cost of revenues, Depreciation and amortization, Change in fair value of warrant and derivative liabilities, and Other income (expense), net, as reported in our consolidated statements of operations.

Note 14. NET LOSS PER COMMON SHARE

Basic earnings per share of Class A Common Stock is computed by dividing net income attributable to common shareholders by the weighted-average number of shares of Class A Common Stock outstanding during the period. Diluted earnings per share of Class A Common Stock is computed by dividing net income attributable to common shareholders adjusted for the assumed exchange of all potentially dilutive securities, by the weighted-average number of shares of Class A Common Stock outstanding adjusted to give effect to potentially dilutive elements. Diluted loss per share for all periods presented is the same as basic loss per share as the inclusion of the potentially issuable shares would be anti-dilutive.

The following table sets forth the computation of basic and diluted earnings per share of Class A Common Stock:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except share and per share data)	2025	2024	2025	2024
Numerator - basic and diluted:
Net loss	$(245,462)	$(190,384)	$(723,271)	$(578,832)
Less: Net loss attributable to the non-controlling interests	77,656	160,537	290,688	504,967
Net loss attributable to MSP Recovery, Inc.	$(167,806)	$(29,847)	$(432,583)	$(73,865)

Denominator – basic and diluted:
Weighted-average shares of Class A common stock outstanding – basic	1,264,441	135,795	829,965	106,208
Weighted-average shares of Class A common stock outstanding – dilutive	1,264,441	135,795	829,965	106,208

Earnings per share of Class A common stock – basic	$(132.71)	$(219.79)	$(521.21)	$(695.47)
Earnings per share of Class A common stock – diluted	$(132.71)	$(219.79)	$(521.21)	$(695.47)

Shares of the Company’s Class V Common Stock do not participate in the earnings or losses of the Company and are therefore not participating securities. As such, separate presentation of basic and diluted earnings per share of Class V Common Stock under the two-class method has not been presented.

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

In the calculation for earnings per share for the three and nine months ended September 30, 2025, the Company excluded from the calculation of diluted earnings per share: (i) 474,740 shares of Class V Common Stock; (ii) 2,950,157 Public Warrants outstanding; (iii) 15,239 shares issuable upon the exercise of the CPIA Warrant; (iv) 894,754,824 New Warrants outstanding; (v) 2,765,996 shares issuable to Virage upon exercise of the VRM Warrants; and (vi) 14,286 shares issuable to Virage upon exercise of the VRP warrant, because their effect would have been anti-dilutive.

In the calculation for earnings per share for the three and nine months ended September 30, 2024, the Company excluded from the calculation of diluted earnings per share: (i) 708,958 shares of Class V Common Stock; (ii) 2,950,157 Public Warrants outstanding; (iii) 15,239 shares issuable upon the exercise of the CPIA Warrant, (vi) 894,754,824 New Warrants outstanding; (v) 1,393,052 shares issuable to Virage upon exercise of the VRM Warrants; and (vi) 14,286 shares issuable upon exercise of the Virage Recovery Participation LP warrant, because their effect would have been anti-dilutive.

Note 15. SUBSEQUENT EVENTS

General Counsel Resignation

On October 7, 2025, Alexandra Plasencia, General Counsel of MSP Recovery, Inc. (the “Company”), submitted her resignation from that position, effective as of October 17, 2025. Ms. Plasencia will remain available to advise the Company, as needed, through November 30, 2025, to facilitate a smooth transition of her responsibilities.

Ms. Plasencia’s decision to resign was not the result of any disagreement with the Company, its management, operations, policies, or practices.

Nomura Amended and Restated Promissory Note

On May 27, 2022, the Company issued an unsecured promissory note to Nomura (as amended on April 12, 2023; November 13, 2023; March 26, 2024; April 28, 2025; and June 26, 2025, the “Nomura Note”). On October 24, 2025, the Company further amended and restated the Nomura Note to: (i) reflect the current principal amount outstanding of approximately $35.4 million, (ii) increase the limited waiver of the Company’s obligation to pay Nomura Note obligations using the proceeds from Convertible Promissory Notes issued pursuant to the Yorkville SEPA from $3.0 million up to an aggregate total of $6.0 million of principal borrowed, provided that such proceeds be used solely to fund the operations of the Company, and (iii) acknowledge Nomura’s entitlement to receive up to $0.1 million of proceeds under the Second Supplemental Agreement.

Nasdaq Notice of Delisting

On April 24, 2025, the Company received a letter (the “Notice”) from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) informing the Company that it was not in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market, under Listing Rule 5550(b)(1), because the Company’s stockholders’ deficit of $128.4 million, as reported in the Company’s Form 10-K for the year ended December 31, 2024, was below the required minimum of $2.5 million, and because, as of April 24, 2025, the Company did not meet the alternative compliance standards, relating to the market value of listed securities of $35 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

The Company had 45 calendar days from April 24, 2025, or through Monday, June 9, 2025, to submit a plan to regain compliance with Listing Rule 5550(b)(1). The Company submitted its plan on June 5, 2025, and was granted an extension of up to 180 days, or through Tuesday, October 21, 2025, to regain compliance.

On October 22, 2025, the Company received a Staff Delisting Determination (the “Delisting Notification”), notifying the Company that trading of its common stock will be suspended from the Nasdaq Capital Market at the opening of business on October 31, 2025, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on Nasdaq.

The Company timely submitted a written request for a review of the Delisting Notification by a Hearings Panel (the “Panel”). A hearing request stays the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision. The hearing is scheduled for December 11, 2025.

There can be no assurance that the Panel will grant the Company’s request for continued listing on the Nasdaq Capital Market. If the Company’s Common Stock ceases to be listed for trading on the Nasdaq Capital Market, the Company expects that its Common Stock would continue to trade on the OTCQB Venture Market of the OTC Markets Group.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context requires otherwise or unless otherwise noted, all references in this Quarterly Report on Form 10-Q (“Quarterly Report”) to “MSP Recovery,” the “Company,” “we,” “us,” or “our” are to MSP Recovery, Inc., a Delaware corporation. The following discussion and analysis provides information that the Company’s management believes is relevant to an assessment and understanding of the Company’s condensed consolidated results of operations and financial condition. The discussion should be read together with our 2024 Annual Report on Form 10-K for the year-ended December 31, 2024 and our condensed consolidated financial statements and the related notes and other information included elsewhere in this Quarterly Report. This discussion may contain forward-looking statements based upon the Company’s current expectations, estimates, and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements."

Cautionary Note Regarding Forward-Looking Statements

Certain of the statements contained in this Quarterly Report on Form 10-Q are forward-looking and constitute forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “could,” “expect,” “intend,” “plan,” “predict,” “may,” “should,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including, for example, guidance for portfolio recoverability. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, these statements are not guarantees of future performance or results and actual events may differ materially from those expressed in or suggested by the forward-looking statements. Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our industry, business, and operations, we cannot guarantee that actual results will not differ materially from our expectations. In evaluating such forward-looking statements, you should specifically consider various factors, including the risks outlined under “Risk Factors.” Any forward-looking statement made by the Company herein speaks only as of the date made. The discussion of risks and uncertainties set forth in this Form 10-Q is not necessarily a complete or exhaustive list of all risks facing the Company at any particular point in time. New risks and uncertainties come up from time to time, and it is not possible for management to predict or identify all such events or to assess either the impact of all such risk factors on our business or the extent to which any individual risk factor, combination of factors, or new or altered factors, may cause results to differ materially from those contained in any forward-looking statement. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof for any reason, even if new information becomes available in the future, except as required by federal securities laws. Factors that could cause these differences include, but are not limited to, the Company’s ability to capitalize on its assignment agreements and recover monies that were paid by the Assignors; the inherent uncertainty surrounding settlement negotiations and/or litigation, including with respect to both the amount and timing of any such results; the validity of the assignments of Claims to the Company; the ability to successfully expand the scope of our Claims or obtain new data and Claims from the Company’s existing Assignor base or otherwise; the Company’s ability to innovate and develop new solutions, and whether those solutions will be adopted by the Company’s existing and potential Assignors; negative publicity concerning healthcare data analytics and payment accuracy; compliance with the listing standards of The Nasdaq Capital Market; and those other factors listed under “Risk Factors” below and elsewhere in this Form 10-Q and other reports filed by the Company with the SEC.

Liquidity and Capital Resources

Going Concern

The Company has incurred substantial net losses since inception. The Company’s liquidity remains extremely limited, resulting in the payment of only priority obligations on a monthly basis. Further, substantial outstanding payables owed to the Company’s professional advisors have significantly restricted, and in certain cases, precluded, the Company’s ability to access their services. As of September 30, 2025, the Company had unrestricted cash totaling $1.8 million, out of which $1.1 million is due to assignors and, of which $0.8 million is due to Law Firm for collected legal fees and litigation costs. As of November 17, 2025, the Company had unrestricted cash of $2.7 million. The Company anticipates sources of liquidity for 2025 to include: (i) the Yorkville SEPA, which is currently the Company’s sole source of liquidity to meet short-term obligations, as described in more detail in Note 3, Material Agreements, to the condensed consolidated financial statements, (ii) funding to the Company for working capital under the Operational Collection Floor facility, which, as discussed in more detail in Note 3, Material Agreements is fully utilized and has no remaining capacity, and (iii) revenue from Claims recovery income and Claims recovery services income. If Yorkville is unwilling or unable to provide liquidity, the Company may be forced to initiate insolvency proceedings or seek protection under U.S. bankruptcy laws, which could include a court-supervised reorganization or a liquidation of the Company’s assets. The Company is seeking to address liquidity concerns; however, as discussed further below, the Company has concluded management’s plans were not sufficient to alleviate the substantial doubt about the Company’s ability to continue as a going concern:

1.
The Yorkville SEPA. On June 26, 2025, the Company and Yorkville entered into a supplemental agreement to the Yorkville SEPA (the “Supplemental Agreement”), whereby Yorkville agreed to advance to the Company, in the form of Convertible

Promissory Notes, funding of up to $3.0 million, from time to time in such amounts as the Company and Yorkville may mutually agree, and subject to the satisfaction of conditions precedent set forth therein. On June 26, 2025, July 16, 2025, and August 8, 2025, Yorkville agreed to fund principal amounts of $0.75 million pursuant to Convertible Promissory Notes issued by the Company under the Yorkville SEPA, resulting in a combined working capital funding of $2.1 million. On September 18, 2025, Yorkville agreed to fund a principal amount of $0.38 million, resulting in working capital funding of $0.36 million, and on September 29, 2025, Yorkville agreed to fund a principal amount of $0.38 million, resulting in working capital funding of $0.34 million.

On October 10, 2025, the Company and Yorkville entered into a second supplemental agreement to the Yorkville SEPA (the “Second Supplemental Agreement”), whereby Yorkville agreed to advance to the Company, in the form of Convertible Promissory Notes, additional funding of up to $3.0 million, from time to time in such amounts as the Company and Yorkville may mutually agree, and subject to the satisfaction of conditions precedent set forth therein. On October 28, 2025, Yorkville agreed to fund a principal amount of $0.5 million pursuant to a Convertible Promissory Note issued by the Company to Yorkville, on terms substantially the same as the previous Convertible Promissory Notes, issued pursuant to the Yorkville SEPA, which resulted in net proceeds to the Company of $0.45 million.

There is no guarantee that Yorkville will provide additional liquidity to the Company. As we have sold substantially all of the 2.0 million shares currently registered for resale to Yorkville, we need to file with the SEC one or more additional registration statements to register under the Securities Act the resale by Yorkville of any additional shares of our common stock, and the SEC would have to declare such registration statement or statements effective before we could sell additional shares under the Yorkville SEPA. There can be no assurances of such events occurring or the timing of such events occurring. For more information on the Yorkville SEPA, see Note 3, Material Agreements, to the condensed consolidated financial statements.

2.
The Working Capital Credit Facility. As of the date of this filing, no funding capacity remains under the Working Capital Credit Facility or Operational Collection Floor. On March 29, 2023, the Company’s subsidiary, Subrogation Holdings, LLC and its parent, MSP Recovery, and HPH entered into the Working Capital Credit Facility consisting of a commitment to fund up to $48 million in proceeds. On August 2, 2024, HPH agreed to, among other things, (i) extend the period for the Company to draw up to $14 million for working capital, accessible in eight tranches of $1.75 million, that can be drawn at least one month apart, until September 2025 and (ii) provide for a $2.0 million loan to be funded by August 31, 2024 for the purpose of acquiring additional Claims (the “Operational Collection Floor”). Pursuant to the Working Capital Credit Facility, HPH had the discretion to increase the Operational Collection Floor and, during quarter ending June 30, 2025, HPH exercised that discretion, funding $1.5 million on April 4, 2025, $0.55 million on April 11, 2025, and $0.75 million on May 2, 2025, May 16, 2025, and June 2, 2025, with a combined principal amount of $6.8 million. For more information on the Working Capital Credit Facility and Operational Collection Floor, see “Hazel Working Capital Credit Facility and Hazel Purchase Money Loan” in Note 7, Claims Financing Obligations and Notes Payable, to the condensed consolidated financial statements.

The Company has concluded that there is substantial doubt about its ability to continue as a going concern. Unless we are successful in raising additional funds through the offering of debt or equity securities, we have concluded it is probable we will be unable to continue to operate as a going concern. Management is taking steps to raise additional funds to address its operating and financial cash requirements to continue operations. There are no assurances the Company will receive the necessary funding or generate revenue necessary to fund operations. The financial statements contain no adjustments for the outcome of this uncertainty.

The Company has incurred recurring losses and negative operating cash flows since inception and has an accumulated deficit of $878.6 million as of September 30, 2025. For the nine months ended September 30, 2025, the Company used approximately $19.1 million of cash in operations. The Company’s liquidity is dependent on its ability to raise additional funds or generate substantial revenue in the near term, the timing and amount of which are uncertain, and on its ability to obtain financing from additional third-party capital sources. The Company’s primary liquidity requirements have been for working capital, debt service, and Claims financing obligations. If the Company is unable to raise sufficient capital or generate substantial revenue, it may be forced to initiate insolvency proceedings or seek protection under U.S. bankruptcy laws, which could include a court-supervised reorganization or a liquidation of the Company’s assets.

Deferred Cash Portion of Director Compensation

As of the date of this Quarterly Report, the Company has not remitted the remaining cash portion of the Board of Directors’ compensation that was due on September 30, 2025 totaling $402,250. The unpaid amounts remain outstanding and will be satisfied when the Company’s liquidity allows.

Our Business

MSP Recovery is a leading healthcare reimbursement recovery and data analytics company, providing historical and Near Real-Time solutions for payers, providers, and patients. We focus on discovering losses and recovering improper payments for Medicare, Medicaid, and commercial health insurers, disrupting the antiquated healthcare reimbursement system. We also provide innovative technology and comprehensive services for multiple industries including healthcare and legal.

Medicare and Medicaid are payers of last resort. Too often, they end up being the first and only payers, because the responsible payer is not identified or billed. As Medicare and Medicaid pay a far lower rate than what other insurers are often billed, this costs the healthcare system (and the supporting taxpayers) tens of billions of dollars a year attributable to improper billing and lost recoveries. By discovering, quantifying, and settling the billed-to-paid gap on a large-scale basis, the Company is positioned to generate meaningful annual recovery revenue at high profit margins.

Our access to large volumes of data, sophisticated data analytics platforms, and advanced technology provide a unique opportunity to discover and recover improper healthcare Claims payments. We have developed Algorithms to identify waste, fraud, and abuse in the Medicare, Medicaid, and commercial health insurance sectors. Our team of experienced data scientists and medical professionals analyze historical medical Claims data to identify recoverable opportunities. Once potential recoveries are reviewed by our team, they are aggregated and pursued. Through statutory law and case law, we believe we have an established basis for future recoveries.

We differ from our competitors as we receive our recovery rights through irrevocable assignments of Claims. When we are assigned these rights by our clients, we assume risk that our competitors do not. Rather than provide services under a third-party vendor services contract, we receive the rights to certain recovery proceeds from our Assignors’ Claims (and, in most cases, take assignment of the Claims themselves, allowing us to step into the Assignor clients’ shoes). As we, or our affiliated entities, are assigned the recovery rights associated with Claims, we are the plaintiff in any action filed and therefore exercise control over the direction of the litigation. By receiving Claims through assignment, we can pursue additional recoveries under numerous legal theories that our competitors cannot. Although we own the assigned Claims, for a significant portion of assigned Claims, our ability to pursue recoveries depends on our ongoing access to data associated with those Claims through data access rights granted to us. The termination of said data access rights would substantially impair our ability to generate recoveries on those Claims.

We are entitled to a portion of any recovery rights associated with approximately $1,592 billion in Billed Amount (and approximately $381 billion in Paid Amount), which contains approximately $87.8 billion in Paid Value of Potentially Recoverable Claims, as of September 30, 2025. We believe it would take any competitor significant time to amass the portfolio of Claims rights currently owned by us due to, among things, the volume of our Claims data retained and strength of our data analytics, which we believe are key to attracting new clients that are willing to assign Claims to us.

Healthcare Industry

Our business is directly related to the healthcare industry and is affected by healthcare spending and complexity in the healthcare industry. We estimate that our total potentially serviceable market is over $161.5 billion annually. Our primary focus is on the Medicare and Medicaid market segments. Medicare is the second largest government program, with annual expenditures during 2023 of approximately $1,029.8 billion for approximately 68.0 million enrollees. Medicaid has a combined estimated annual expenditure during 2023 of approximately $871.7 billion for approximately 88.5 million enrollees. Of the billions spent yearly by Medicare on medical expenses for its beneficiaries, we estimate that at least 10% of this was improperly paid by private Medicare plans.

Our potentially serviceable market is impacted by the expansion or contraction of healthcare coverage and spending, which directly affects the number of Claims available. The Centers for Medicare & Medicaid Services has projected that health spending will continue to grow at an average rate of 5.6% a year between 2023 and 2032. We also believe reimbursement models may become more complex as healthcare payers accommodate new markets and lines of business and as advancements in medical care increase the number of testing and treatment options available. As reimbursement models grow more complex and healthcare coverage increases, the complexity and number of Claims may also increase, which could impact the demand for our solutions. Such changes could have a further impact on our results of operations.

As of September 30, 2025, approximately 95.9% of our expected recoveries arise from Claims being brought under the Medicare Secondary Payer Act. While we believe the MSP Act has bipartisan support, changes to the laws on which we base our recoveries, particularly the MSP Act, can adversely affect our business. Our ability to generate future revenue is therefore significantly dependent on factors outside our control.

Our Business Model

Discover Losses/Recover Reimbursements

We receive irrevocable assignments of health Claims recovery rights through CCRAs from a variety of sources including, but not limited to, MAOs, MSOs, HMOs, hospitals, and other at-risk entities. We utilize our proprietary internal data analytics platforms to review healthcare Claims and identify Claims with probable recovery paths.

Once Claims have been assigned, our data analysts run proprietary Algorithms to identify potential recoveries. Results are then quality checked by our internal medical team. We contract with the Law Firm and other law firms across the country to pursue recoveries through the legal system. Where appropriate, the Law Firm contacts primary payers to demand payment of amounts owed. Prior to litigation, there may be an incentive for the primary insurer to settle as, pursuant to the Medicare Secondary Payer Act, an action for damages in the case of a primary plan which fails to provide for primary payment (or appropriate reimbursement) shall be in an amount double the amount otherwise provided.

We engage with each Assignor independently. We are generally entitled to 100% of recoveries pursuant to our CCRAs; from those recoveries, we are typically obligated to pay 50% of Net Proceeds to the Assignor and 20% of the Net Proceeds to legal counsel that litigated such claims. In certain cases, we have purchased the Assignor’s rights to recovery proceeds in advance of any collection; therefore, entitling the Company to retain 80% of the Net Proceeds (after paying 20% to legal counsel). In some cases, we have entered into arrangements to transfer CCRAs or rights to proceeds from CCRAs to other parties. Such sales include variable consideration in the form of payments that will be made only upon achievement of certain recoveries or based on a percentage of actual recoveries. In other cases, the Company has pledged proceeds which are due to the Company to repay certain obligations, such as the Purchase Money Loan, the Working Capital Credit Facility, and the MTA. We have yet to generate substantial revenue from the recovery model.

Claims Recovery Services

We may also recognize Claims recovery service revenue from our services to clients, assisting entities with the pursuit of Claims recovery rights by identifying recoverable Claims and providing data matching and legal services. Under our Claims recovery services model, we do not own the rights to Claims but provide our services for a fee based on budgeted expenses for the month with an adjustment for the variance between budget and actual expense from the prior month. The fees received pursuant to a Claims recovery service agreement are related to expenses incurred and are not tied to the Billed Amount or potential recovery amounts. Although we believe our future business to be highly tied to the Recovery model and Chase to Pay, we may enter into these contracts as the market dictates. The Company did not recognize any Claims recovery service income during the nine months ended September 30, 2025 or 2024.

Industry Solutions

The MSP Ecosystem

MSP Recovery has developed a comprehensive ecosystem to enhance healthcare reimbursement processes, integrating advanced data analytics, Near Real-Time insights, and technological tools to provide connectivity between property and casualty insurers, health plans, providers, patients, and stakeholders. This integrated ecosystem analyzes data from various sources to identify responsible parties, assists providers in receiving reasonable and customary rates for accident-related treatment, shortens the company’s collection time frame, and increases revenue visibility and predictability for its users.

The Chase to Pay platform was designed to significantly improve payment accuracy in our fragmented healthcare system. Chase to Pay is a near real-time analytics driven platform that identifies the proper primary insurer at or near the point of care, helping to determine primary and secondary payers. Chase to Pay is intended to integrate with medical utilization platforms used by providers during patient care and treatment. Rather than allow a wrongful payment whereby the secondary payer needs to chase down the primary payer to collect a reimbursement, Chase to Pay helps to prevent wrongful payments in the first place, and ensures that the correct payer pays. Furthermore, as primary payers typically pay a negotiated or commercially reasonable rate, rather than the deeply discounted Medicare rate; the Company is entitled to pursue the full amount that primary payer would have been responsible to pay, had they paid in the first instance.

As Chase to Pay was designed to work at or near the point of care, it is expected to substantially improve the propriety of payments and decrease the legal costs of recovery. As a result, when implemented, Chase to Pay is expected to improve the net recovery margin as the recovery multiple grows and variable legal costs to recover decline. As a result of having already received data from property & casualty insurance carriers we’ve settled with for historical claims, and based on the agreement with said carriers to receive data for one year from the date of the settlement, the Chase to Pay platform can be utilized to pursue additional recoveries by matching the insurance carrier with Claims data received from our Assignors.

Although we have not yet generated revenue from this platform, some Assignors send data to the Company on a monthly or quarterly basis. The Company is working to increase the number of Assignors that provide daily data outputs. We are currently in the process of determining the pricing and form of these arrangements.

MSP/Palantir Clearinghouse Platform

The clearinghouse platform, created in collaboration with Palantir, was developed to identify, quantify, and resolve outstanding liens. By law, Medicare and MA Plans are payers of last resort, making no-fault insurers the primary payers, responsible to exhaust their policy limits to pay for accident-related claims before Medicare bears any responsibility. Healthcare providers often submit Claims for the payment of medical services rendered after an accident to the patient’s health insurer, either seeking “conditional payments,” pending reimbursement by a primary payer, or entirely unaware that a primary payer has payment obligations. Medicare is unable to effectively verify if and how much is owed for any particular claimant if they are not aware that there is a Primary Payer involved.

Federal law requires primary payers to maintain and report the “key identifiers” for all claimants (such as their name, Social Security number, address, etc.) used to determine a claimant’s Medicare status before settling any injury claim. These steps are required to ensure that Medicare is alerted to primary payer obligations in order to seek reimbursement. Primary payers routinely fail to fulfill these two duties, resulting in improper Medicare payments, rather than payments made by responsible parties, as required by law. The Company has proven that, in some instances, primary payers have a reporting rate as low as 2%, thus those certain primary payers have failed to comply with the law 98% of the time.

We expect that the clearinghouse platform is a potential solution to this systemic problem, integrating advanced artificial intelligence (“AI”) tools, natural language processing (“NLP”), and machine learning (“ML”) to create a robust data analytics system capable of capturing and managing extensive healthcare data from multiple sources.

Key Features and Benefits:

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Near Real-Time Data Analytics: The clearinghouse platform provides an expansive repository of data from patients, attorneys, healthcare providers, health insurers, and property and casualty insurers that can be utilized to determine payer obligations.
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Enhanced Connectivity: With the ability to connect property and casualty insurers to health plans and downstream medical providers, the clearinghouse platform can address inefficiencies arising from improper payments related to accident-related injuries. This connectivity streamlines the reimbursement process, ensuring that healthcare payers and providers receive appropriate compensation, helping to reduce administrative burdens.
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Advanced Data Management: The utilization of AI, NLP, and ML to process and analyze large volumes of healthcare data helps enhance the accuracy and efficiency of claims management and payment integrity.
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Legal Integration: The clearinghouse platform integrates legal, data, and healthcare knowledge, providing a unified ecosystem that streamlines the processing of claims reconciliation. It may also be used by primary payers to proactively resolve liens and ensure compliance with federal laws.

Through the clearinghouse platform, the Company aims to transform the healthcare reimbursement system by leveraging advanced technologies to improve data connectivity and enhance operational efficiency, leading to improved patient outcomes.

EHR Platform

MSP Recovery has developed an Electronic Health Record (“EHR”) platform (the “EHR Platform”), enabling patients and their authorized third-party representatives to collect, distribute, and export their EHR securely, facilitating informed decision-making and improved healthcare outcomes. The EHR Platform streamlines the retrieval and analysis of medical data. It also provides comprehensive insights for healthcare providers, enhancing efficiency, and monitoring outcomes and key performance indicators. The EHR Platform went live in the second quarter of 2024 and revenue generated from it has not been significant.

Recent Updates

Going Concern

The Company has assessed its ability to continue as a going concern. Refer to the “Going Concern” section within Liquidity and Capital Resources below for analysis and conclusion.

Financing Term Sheet

On August 29, 2025, the Company, together with Subrogation Holdings, LLC and certain other subsidiaries and affiliates (collectively, the “Co-Borrowers”), entered into a term sheet (the “Term Sheet”) with one or more entities managed or advised by, or affiliated with an Investor with whom the Company has signed a non-disclosure agreement (the “Lender”). While the Term Sheet is generally non-binding and subject to the negotiation and execution of definitive documentation, it contains binding provisions relating to exclusivity, confidentiality, governing law, venue, and certain obligations with respect to healthcare claims assignments.

The Term Sheet provides for a potential first lien secured delayed draw term loan facility (the “Facility”) in an aggregate principal amount of up to $55.0 million, consisting of:

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Tranche A Loans: up to $10.0 million, of which $5.0 million is expected to be funded at closing, and up to $5.0 million may be advanced at the Lender’s sole and absolute discretion prior to satisfaction of a specified contingency.
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Tranche B Loan: up to $45.0 million, available after the closing date, subject to the same contingency and the Lender’s sole and absolute discretion.

The Facility would mature 36 months following closing, subject to two potential one-year extensions at the discretion of Lender. The obligations of the Co-Borrowers would be secured by a first-priority security interest in substantially all of their assets, subject to inter-creditor arrangements with existing creditors.

In connection with advances under the Facility, the Company would issue to the Lender warrants to purchase shares of the Company’s Class A common stock equal to specified percentages of the Company’s fully diluted equity, with an exercise price of $0.01 per share and a term of ten years. The warrant coverage ranges from 3.0% per $1.0 million drawn under the initial portion of Tranche A to 0.35% per $1.0 million drawn under later portions of Tranche B, for a maximum potential coverage of approximately 46.0% on a fully diluted basis if the Facility is fully drawn.

Additionally, Lender is committed to pursuing acquisition of additional assignor claim rights and working with the Company to expand its portfolio of assigned claims or provide the Company with servicing rights to claims acquired by Lender.

The Term Sheet further contemplates customary fees, budgets, financial reporting requirements, oversight, and approval rights for the Lender, the potential appointment of a Chief Restructuring Officer, and a voting trust arrangement for certain existing shareholders.

Certain extensions of credit and warrant issuances may be subject to shareholder approval under applicable Nasdaq rules.

The Term Sheet does not obligate the parties to consummate the Facility, and any financing will be subject to completion of due diligence, negotiation, and execution of definitive loan agreements, and other customary closing conditions. There can be no assurance that any transaction will be consummated in connection with the Term Sheet, or that it will be completed on the terms set forth in therein. To date, no substantive progress has been made toward negotiating or documenting a definitive agreement, and it is highly unlikely that a transaction will proceed absent material revisions or significant renegotiation of the currently proposed terms.

2025 Reverse Stock Split

Effective at 11:59 p.m. EDT on September 1, 2025, the Company amended its Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware to effect a 1-for-7 reverse stock split of the Company’s Common Stock (the “Reverse Split”). The Company’s Class A Common Stock began trading post-split on September 2, 2025 under the same symbol, MSPR. As a result of the Reverse Split, every seven (7) shares of the Company’s old common stock were converted into one share of the Company’s new common stock. Fractional shares resulting from the Reverse Split were rounded up to the nearest whole number. The Reverse Split automatically and proportionately adjusted, based on the 1-for-7 split ratio, all issued and outstanding shares of the Company’s common stock, as well as the terms of warrants and other derivative securities outstanding at the time of the effectiveness of the Reverse Split. Proportionate adjustments were made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding stock options and warrants to purchase shares of common stock. Share and per share data (except par value) for the periods presented reflect the effects of the Reverse Split. References to numbers of shares of common stock and per share data in the accompanying financial statements and notes thereto for periods ended prior to September 1, 2025 have been adjusted to reflect the Reverse Split on a retroactive basis. Unless otherwise noted, the share and per share information in this Quarterly Report have been adjusted to give effect to the one-for-seven (1-for-7) Reverse Split.

Yorkville Amendments

On June 26, 2025, the Company and Yorkville entered into a Supplemental Agreement to the Yorkville SEPA, whereby Yorkville agreed to increase the amount of pre-paid advances by up to $3.0 million, to be advanced in multiple tranches. On June 26, 2025, July 16, 2025, and August 8, 2025, Yorkville funded principal amounts of $0.75 million pursuant to additional Convertible Promissory Notes for $0.75 million each, with terms substantially the same as the previous Convertible Promissory Notes, issued pursuant to the Yorkville SEPA, resulting in a combined working capital funding of $2.1 million. On September 18, 2025, Yorkville agreed to fund a principal amount of $0.38 million, resulting in working capital funding of $0.36 million, and on September 29, 2025, Yorkville agreed to fund a principal amount of $0.38 million, resulting in working capital funding of $0.34 million. Yorkville may convert the Convertible Promissory Notes into shares of the Company’s common stock at a conversion price equal to the lower of the Fixed Price (as defined in each Convertible Promissory Note) or 95% of the lowest daily VWAP during the five consecutive trading days immediately preceding the date of the conversion (the “Conversion Price”), which in no event may the Conversion Price be lower than the Floor Price, provided that the number of shares issued does not cause Yorkville to exceed the 9.99% ownership limitation.

On October 10, 2025, in connection with the SEPA, and subject to the terms and conditions set forth therein, the Company and Yorkville entered into a second Supplemental Agreement (the “Second Supplemental Agreement”), whereby Yorkville agreed to advance to the Company, in the form of Convertible Promissory Notes, additional funding of up to $3.0 million, from time to time in such amounts as the Company and Yorkville may mutually agree, and subject to the satisfaction of conditions precedent set forth in the Second Supplemental Agreement. Advances pursuant to the Second Supplemental Agreement are subject to a 10% original issue discount, and may be issued in increments such that the net principal increase incurred by such advance under the Second Supplemental Agreement to the aggregate principal amount of all Pre-Paid Advances then outstanding does not exceed $1.0 million. On October 28, 2025, Yorkville agreed to fund a principal amount of $0.5 million pursuant to a Convertible Promissory Note issued by the Company to Yorkville, on terms substantially the same as the previous Convertible Promissory Notes, issued pursuant to the Yorkville SEPA, which resulted in net proceeds to the Company of $0.45 million.

During the fiscal quarter ending on September 30, 2025, the Company agreed to successive reductions of the Floor Price from $26.25 to $1.00 per share, and on October 28, 2025, the Floor Price was further reduced to $0.50.

The Yorkville SEPA is currently the Company’s sole source of liquidity to meet short-term obligations. If Yorkville is unwilling or unable to provide liquidity, the Company may be forced to initiate insolvency proceedings or seek protection under U.S. bankruptcy laws, which could include a court-supervised reorganization or a liquidation of the Company’s assets.

Amended and Restated Nomura Promissory Note

On May 27, 2022, the Company issued an unsecured promissory note to Nomura (as amended and restated on April 12, 2023; November 13, 2023; March 26, 2024; April 28, 2025; June 26, 2025, and October 24, 2025 the “Nomura Note”). Pursuant to the Nomura Note, 50% of the aggregate proceeds under the Yorkville SEPA will be used to pay amounts outstanding under the Amended and Restated Nomura Promissory Note (first towards accrued and unpaid interest, if any, then towards principal) and the remaining 50% of such proceeds will be used to pay amounts due under the Convertible Promissory Notes, if any, or be paid to the Company after the Convertible Promissory Notes are fully repaid.

On June 26, 2025, Nomura agreed to waive its entitlement to receive up to $3.0 million of proceeds from the Yorkville SEPA, subject to certain limitations described therein.

On October 24, 2025, the Company further amended and restated the Nomura Note to: (i) reflect the current principal amount outstanding of approximately $35.4 million, (ii) increase the limited waiver of the Company’s obligation to pay Nomura Note obligations using the proceeds from Convertible Promissory Notes issued pursuant to the Yorkville SEPA from $3.0 million up to an aggregate total of $6.0 million of principal borrowed, provided that such proceeds be used solely to fund the operations of the Company, and (iii) acknowledge Nomura’s entitlement to receive up to $0.1 million of proceeds under the Second Supplemental Agreement.

VRM Warrant Issuance and Restructuring

Pursuant to the first Amendment to the Master Transaction Agreement, dated April 11, 2023 (the “First Amendment”), for each calendar month beginning with January 31, 2024 and ending when the VRM Full Return (as defined in the Master Transaction Agreement dated March 9, 2022 (as amended, the “MTA”)) is paid in full, the Company is required to either: (i) pay in cash or (ii) issue a warrant to purchase a number of shares of Class A Common Stock of the Company, or some combination thereof, to Virage Recovery Master LP (“VRM”) equal to the quotient of 1% of the calendar month-end balance of the Unpaid Base Amount (as defined in the MTA) (the “Required Monthly Issuance”). To date, the Company has issued 12 warrants to VRM pursuant to the First Amendment, entitling Virage to purchase 2,765,996 shares of Class A Common Stock.

In connection with negotiations to restructure the Company’s obligations under the MTA, on February 18, 2025, the Company entered into a term sheet agreement with Virage (the “Virage Term Sheet”) to amend the MTA, whereby Virage and the Company agreed, subject to certain conditions, which have not been met as of the date of this Quarterly Report on Form 10-Q, to enter into definitive documentation at a later date to: (i) exercise the VRM Warrants to purchase that number of shares capped at 33.33% of the then outstanding Common Stock at the time of exercise (the “Warrant Exercise”), (ii) surrender to the Company any remaining unexercised VRM Warrants, or portions thereof, for termination, (iii) contemporaneous with the Warrant Exercise, terminate its agreement to hold no more than 9.99% of the outstanding Common Stock of the Company, (iv) subject to certain conditions, grant proxy voting rights to the MRCS Principals over an amount of shares of Common Stock issuable to Virage from the Warrant Exercise such that the MRCS Principals will have voting control over 51% of the total outstanding Parent Class A Common Stock, and (v) terminate any obligation of the Company to satisfy the Required Monthly Issuance, and instead add the calculated 1% Fee to the interest payable of the VRM Full Return obligation. These proposed transactions under the Virage Term Sheet are subject to, among other things, further negotiation and the execution of definitive agreements, regulatory approvals, and shareholder approvals if required by the Nasdaq Stock Market; as a result, there can be no guarantee that the transactions thereby will be consummated.

Key Factors Affecting Our Results

Our Claims Portfolio

We differ from our competitors because we obtain our recovery rights through irrevocable assignments. When we are assigned these rights, we take on the risk that such Claims may not be recoverable. We are entitled to pursue a portion of any recovery rights associated with approximately $1,592 billion in Billed Amount (and approximately $381 billion in Paid Amount), which contained approximately $87.8 billion in Paid Value of Potentially Recoverable Claims, as of September 30, 2025. We are typically entitled to 100% of recovery rights pursuant to our CCRAs, but contractually obligated to pay 50% of gross recoveries to the Assignor. In certain cases, we have purchased from our Assignors the rights to 100% of the recovery. By discovering, quantifying, and settling the gap between Billed Amount and Paid Amount on a large scale, we believe we are positioned to generate substantial annual recovery revenue at high profit margins for our assigned Claims. In litigation, our experienced management and legal teams provide us with a competitive advantage. While our model of being assigned the Claim rights allows us the flexibility to direct the litigation and potentially generate higher margins, we have, on an opportunistic basis, paid the Assignor an up-front purchase price for these rights.

To date, we have not generated substantial revenue from our Claims portfolio, and our business model is dependent of achieving revenue from this model in the future. If we are unable to recover the up-front purchase price from the assigned Claims or the investments we have made in pursuing recoveries, it would have an adverse effect on our profitability and business.

Our potential Claims recovery income in a given period will be impacted by the amount of Claims we review and ultimately pursue. The number of Claims that we review is driven by the Claims we receive through assignment. As we are assigned more Claims, we can review the Claims and identify additional recoveries. To expand our Assignor base and obtain more Claims, we plan to implement new strategies to secure new Assignors. These strategies will include a platform to educate potential Assignors about our company, making strategic business partnerships, potential mergers, as well as other marketing strategies. Our Assignors have grown from 32 Assignors in 2015 to over 160 Assignors to date. If we are unable to continue to attract new Assignors to our platform, this could adversely affect future profitability.

In addition to obtaining new Claims, our ability to collect on identified Claims at our estimated multiples is key to our future profitability. Pursuant to the MSP Laws, we believe we are entitled to pursue reasonable and customary rates. Under existing statutory and case law, the private cause of action under the MSP Act permits the pursuit of double damages when a primary plan fails to provide for primary payment or appropriate reimbursement. In addition to double damages, federal law and regulations provide express authority to pursue statutory interest from primary payers on any amounts owed.

As a result, we may pursue double damages and statutory interest in our MSP Act-related recoveries. We seek to recover these amounts under either the recovery model or the Chase to Pay platform. Federal law also expressly provides MAOs with the right to charge providers for the Billed Amount when accident-related liability exists. Per the terms of various legal services agreements that MSP Recovery has with the Law Firm, for legal services provided, the Law Firm would receive a percentage of the total Claim recovery which would include double damages and additional penalties.

Our Claims recovery revenue is typically recognized upon reaching a binding settlement or arbitration with a counterparty or when the legal proceedings, including any appellate process, are resolved. A decrease in the willingness of courts to grant these judgments, a change in the requirements for filing these cases or obtaining these judgments, or a decrease in our ability to collect on these judgments could have an adverse effect on our business, financial condition, and operating results. Of the Claims identified as potentially recoverable, relating to our accident-related cases as of September 30, 2025, approximately 86.5% of claims are already in the recovery process, which are claims where either the recovery process has been initiated, data has been collected and matched, or resolution discussions are in process.

Key Performance Indicators

To evaluate our business, key trends, risks and opportunities, prepare projections, make strategic decisions, and measure our performance, we track several key performance indicators (“KPIs”). As our company has yet to achieve significant revenues and the drivers of expected revenues require significant lead time before revenue can be generated, management utilizes KPIs to assist in tracking progress, and believes such KPIs are useful in evaluating the performance of our business, in addition to our financial results prepared in accordance with GAAP. The KPIs are Total Paid Amount, Paid Value of Potentially Recoverable Claims, Billed Value of Potentially Recoverable Claims, Recovery Multiple, and Penetration Status of Portfolio.

Total Paid Amount: The term Paid Amount is defined in the Glossary of Terms section above. As we continue to expand, we anticipate our revenue growth will be greatly dependent on our ability to increase the total Paid Amount and, correspondingly, the Paid Value of Potentially Recoverable Claims, in our portfolio. Management believes this metric is a useful measure to investors and is useful in managing or monitoring company performance because we view an increase in Paid Amount as a positive indicator as it should provide the Company with the ability to increase the Paid Value of Potentially Recoverable Claims. Conversely, a decrease would produce a diminishing expectation of the Paid Value of Potentially Recoverable Claims.

Paid Value of Potentially Recoverable Claims (“PVPRC”): The term PVPRC is defined in the Glossary of Terms section above. We analyze our Claims portfolio and identify potentially recoverable Claims using our Algorithms to comb through historical paid Claims data and search for potential recoveries. PVPRC is a measure of the Paid Amount that has been paid to providers in respect of those potentially recoverable Claims. Management believes this measure provides a useful metric for potential recoveries, but it is not a measure of the actual amount that may be recovered with respect to potentially recoverable Claims, which in turn may be higher or lower based on a variety of factors. As non-compliance with Section 111 reporting requirements is commonplace, responsible reporting entities (RRE) routinely fail to report their responsibility to make primary payments; for this reason, data matching is often required to determine which reporting entity is responsible to reimburse a given potentially recoverable Claim. Our ability to generate future Claims recovery income is largely dependent on our ability to accurately identify potentially recoverable Claims through our data analytics and ultimately recover on these Claims. Management believes this metric is a useful measure to investors and in managing or monitoring company performance because we view an increase in PVPRC as a positive indicator as it should provide the Company with the ability to increase Claims recovery income and otherwise shows growth.

Billed Value of Potentially Recoverable Claims (“BVPRC”): BVPRC represents the cumulative Billed Amount of potentially recoverable Claims. We analyze our Claims portfolio and identify potentially recoverable Claims using Algorithms to comb through historical paid Claims data and search for potential recoveries. For a majority of our Claims, the Company believes it has the ability to recover in excess of the Paid Amount by pursuing the Billed Amount plus interest plus double damages under applicable law. Under existing statutory and case law, the private cause of action under the Medicare Secondary Payer Act permits an award of double damages when a primary plan fails to provide for primary payment or appropriate reimbursement. We believe federal law expressly provides

MAOs with the right to charge, or authorize the provider of such services to charge, in accordance with the charges allowed under a law, plan, or primary plan policy. We believe our ability to generate future Claim recovery income is largely dependent on our ability to accurately identify potentially recoverable Claims through our data analytics and ultimately recover on these Claims. Management believes this metric is a useful measure to investors and in managing or monitoring company performance because we view an increase in BVPRC as a positive indicator as it should provide the Company with the ability to increase Claims recovery income and otherwise shows growth.

Recovery Multiple: The vast majority of our recoveries are sought pursuant to the MSP Laws; however, some recoveries are sought under product liability, antitrust, and other various causes of action. For recoveries sought pursuant to the MSP Laws, we generally pursue amounts in excess of the Paid Amount; in other cases, such as antitrust or product liability, the cause of action will dictate the amount pursued. The Recovery Multiple is the amount of any generated Claims recovery income obtained by the Company in respect to any Claims as compared to the Paid Amount of those Claims (e.g., if a given Claim had a Paid Amount of $100, a $300 recovery would represent a Recovery Multiple of 3x). For these purposes, we record values under the Recovery Multiple once we have recorded Claims recovery income, either through the receipt of cash or recognition of accounts receivable on the Claims. Management believes this metric is useful to investors to manage or monitor the Company’s performance because the Recovery Multiple provides a measure of our ability to recover on Claims recovery rights. A Recovery Multiple above 1x would illustrate the Company’s ability to recover amounts in excess of the Paid Amount. As actual recoveries have been limited to date, this measure has limited utility for historical periods. However, management believes this measure will become more meaningful during the next 12 months and beyond to the extent the Company begins to report substantive recoveries.

As of September 30, 2025, the Company has obtained settlements where the Recovery Multiple was or would be in excess of the Paid Amount, settlements at or below the paid amount, and settlements where the Recovery Multiple cannot be calculated with certainty on the settlement date, as these settlements include, in addition to cash payments, non-cash consideration, including, but not limited to agreements: (i) to assign Claims for the Company to pursue recoveries against plaintiffs’ attorneys and medical providers, (ii) to provide historical data and assistance in reconciling current and future Medicare claims; (iii) to implement the clearinghouse platform; and (iv) to resolve cooperatively, or through binding mediation, recoverable Medicare Claims that the Company owns today and/or obtains in the future.

Penetration Status of Portfolio: Penetration Status of Portfolio provides a measure of the Company’s recovery efforts by taking into account the current stages of recovery of Claims in the portfolio and tying it in with the estimated market share of the related primary payers. The total percentage represents the estimated aggregate market share for the respective primary payers in which the Company is in some stage of recovery. As the Company initiates additional recovery efforts against additional primary payers, the Company expects this number to increase. These stages of recovery include where (1) the recovery process has been initiated, (2) data has been collected and matched, or (3) potential resolution discussions are in process. The Company uses third-party sources to estimate the aggregate market share of those primary payers in the property and casualty auto insurance market with whom the Company is engaged in one of these stages of recovery. Management believes this metric is useful to investors and in managing or monitoring company performance because it provides insight as to the estimated share of the market that is covered by existing recovery efforts. We estimate that cases that are in the potential resolution discussions and/or data matching are closer to generating potential future Claims recovery income.

	Nine Months Ended	Year Ended December 31,
$ in billions	September 30, 2025	2024	2023
Paid Amount	$380.9	$380.4	$369.8
Paid Value of Potentially Recoverable Claims(2)	87.8	87.7	88.9
Billed Value of Potentially Recoverable Claims	375.5	375.3	373.5
Recovery Multiple(1)	0.11	0.08	N/A
Penetration Status of Portfolio	86.5%	86.8%	86.8%
(1)
During the nine months ended September 30, 2025, the Company has received total recoveries of $1.6 million of which the Recovery Multiple for recoveries obtained pursuant to the MSP Laws was 0.86 times the Paid Amount, and the Recovery Multiple for recoveries obtained pursuant to non-MSP Laws, including antitrust and unfair trade practice laws, was 0.06 times the Paid Amount. During the year ended December 31, 2024, the Company received gross recoveries of $18.1 million, of which the Recovery Multiple for recoveries obtained pursuant to the MSP Laws was 1.32 times the Paid Amount, and the Recovery Multiple for recoveries obtained pursuant to non-MSP Laws, including antitrust and unfair trade practice laws, was 0.04 times the Paid Amount. During the year ended December 31, 2023, recoveries were not meaningful, and so no multiple is provided.
(2)
On August 10, 2022, the United States Court of Appeals, Eleventh Circuit held that a four-year statute of limitations period applies to certain claims brought under the Medicare Secondary Payer Act’s private cause of action, and that the limitations period begins to run on the date that the cause of action accrued. This opinion may render certain Claims held by the Company unrecoverable and may substantially reduce PVPRC and BVPRC as calculated. As our cases were filed at different times and in various jurisdictions, and prior to data matching with a defendant we are not able to accurately calculate the entirety of damages specific to a given defendant, we cannot calculate with certainty the impact of this ruling at this time. However, the Company has deployed several legal strategies (including but not limited to seeking to amend existing lawsuits in a manner that could allow claims to relate back to the filing date as well as asserting tolling arguments based on theories of fraudulent concealment) that would apply to tolling the applicable limitations period and minimizing any material effect on the overall collectability of its claim rights. In addition, the Eleventh Circuit decision applies only to district courts in the Eleventh Circuit. Many courts in other jurisdictions have applied other statutes of limitations to the private cause of action, including borrowing the three-year statute of limitations applicable to the government’s cause of action; and borrowing from the False Claims Act’s six-year period. The most recent decision on the issue from the District Court of Massachusetts, for example, applies the same statute of limitations as Eleventh Circuit, but expressly disagrees with the Eleventh Circuit’s application of the

“accrual” rule and instead adopted the notice-based trigger that the company has always argued should apply. This would mean that the limitations period for unreported claims has not even begun to accrue. This is a complex legal issue that will continue to evolve in jurisdictions across the country. Nevertheless, if the application of the statute of limitations as determined by the Eleventh Circuit was applied to all Claims assigned to us, we estimate that the effect would be a reduction of PVPRC by approximately $10.8 billion. As set forth in our Risk Factors, PVPRC is based on a variety of factors. As such, this estimate is subject to change based on the variety of legal claims being litigated and statute of limitations tolling theories that apply.

Key Components of Sales and Expenses

The following represent the components of our results of operations.

Revenue

Claims Recovery Income

Our primary income-producing activities are associated with the pursuit and recovery of proceeds related to Claims recovery rights that the Company obtains through CCRAs, which are irrevocably assigned to us. As such, this income is not generated from the transfer of control of goods or services to customers, but through the proceeds realized from perfection of Claims recoveries from rights we own. We recognize Claims recovery income based on a gain contingency model; that is, when the amounts are reasonably certain of collection. This typically occurs upon reaching a binding settlement or arbitration with the counterparty or when the legal proceedings, including any appellate process, are resolved.

In some cases, we would owe an additional payment to the original Assignor in connection with the realized value of the recovery right. Claims recovery income is recognized on a gross basis, as we are entitled to the full value of recovery proceeds and make payment to the original Assignor similar to a royalty arrangement. Such payments to our Assignors are recognized as cost of Claims recovery in the same period the Claims recovery income is recognized.

Claims Recovery Service Income

In the past, we have recognized Claims recovery service income for our services to a related party and a third party to assist those entities with pursuit of Claims recovery rights. We have determined we have a single performance obligation for the series of daily activities that comprise Claims recovery services, which are recognized over time using a time-based progress measure. We enter into Claims recovery service contracts with third parties. Amounts payable for services to third parties are typically based on budgeted expenses for the current month with an adjustment for the variance between budget and actual expenses from the prior month.

The Company did not recognize any claims recovery service income during the three and nine months ended September 30, 2025 and 2024.

Other Revenue

Other revenue consists of fee revenue generated by the Company’s new electronic health records (“EHR”) platform, which went live in the second quarter of 2024. Other revenue was not significant for the three and nine months ended September 30, 2025.

Operating Expenses

Costs of Claim Recoveries

Costs of recoveries consist of all directly attributable costs specifically associated with Claims processing activities, including contingent payments payable to Assignors (i.e., settlement expenses), and any other revenue generating activity.

Claims Amortization Expense

Claims Amortization Expense consists of the amortization of CCRA intangible assets for those CCRAs in which we made up-front payments or commitments in order to acquire Claims recovery rights.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related expenses for employees involved in general corporate, sales, and marketing functions, including executive management and administration, legal, human resources, accounting, finance, tax, and information technology. Personnel-related expenses primarily include wages and bonuses. General and administrative expenses also consist of rent, IT costs, insurance, and other office expenses.

Professional Fees

Professional Fees consist of consulting, accounting, and other professional fees that are charged for services provided by third-party vendors.

Professional Fees – Legal

Professional fees – legal consist of payments for the expenses of the Law Firm covered by a certain Legal Services Agreement and other legal professional services from third-party providers, including payments to co-counsel.

Depreciation and Amortization

Depreciation and amortization expense consist of depreciation and amortization of property and equipment related to our investments in leasehold improvements, office and computer equipment, and internally generated capitalized software development costs. We provide for depreciation and amortization using the straight-line method to allocate the cost of depreciable assets over their estimated useful lives.

Interest Expense

Interest expense includes interest paid on the Nomura Note, Hazel Working Capital Credit Facility and Purchase Money Loan, Virage transactions (see Note 3, Material Agreements), Yorkville Advances, and Loans from related parties.

Other (Expense) Income

Other income consists of equity investment earnings, some affiliate related income, mark-to-market gain (loss) for payments due in stock, settlement income, and interest income. Other expenses consist of airing fees, tax penalties, stock issuance costs, settlement expense, political contributions and donations, and some affiliate related expenses.

Changes in Fair Value of Warrant and Derivative Liabilities

Changes in fair value of warrants and derivative liabilities consists of the mark-to-market of warrant liabilities due to Public Warrants and Virage Warrants as noted in Note 3, Material Agreements.

Net Loss Attributable to Non-Controlling Members

Net (income) loss attributable to non-controlling members consists of income or loss attributable to Class V Common Stock shareholders.

Income Tax Benefit

As a result of the Business Combination, the Company became the sole managing member of MSP Recovery, which is treated as a partnership for U.S. federal, state, and local income tax purposes. As a partnership, MSP Recovery is not subject to U.S. federal and certain state and local income taxes. Any taxable income or loss generated by MSP Recovery is passed through to and included in the taxable income or loss of its partners, including MSP Recovery, Inc. The Company is subject to U.S. federal income taxes, in addition to state and local income taxes, with respect to the Company’s allocable share of income of MSP Recovery. The Company’s deferred tax balances reflect the impact of temporary differences between the carrying amount of assets and liabilities and the Company’s tax basis. The balances are stated at the tax rates in effect when the temporary differences are expected to be recovered or settled. The Company reviewed the anticipated future realization of the tax benefit of the Company’s existing deferred tax assets and concluded that it is more likely than not that all of the deferred tax assets will not be realized in the future.

Results of Operations

Three months ended September 30, 2025 versus three months ended September 30, 2024

The following table sets forth a summary of our condensed consolidated results of operations for the three months ended September 30, 2025 to three months ended September 30, 2024 indicated.

	Three Months Ended September 30,
(In thousands, except for percentages)	2025	2024	$ Change	% Change
Claims recovery income	$198	$3,577	$(3,379)	(94)%
Other	—	91	(91)	(100)%
Total Revenue	$198	$3,668	$(3,470)	(95)%

Operating expenses
Cost of revenues	251	1,671	(1,420)	(85)%
Claims amortization expense	118,638	121,007	(2,369)	(2)%
General and administrative	3,959	5,329	(1,370)	(26)%
Professional fees	976	3,248	(2,272)	(70)%
Professional fees – legal	—	2,213	(2,213)	(100)%
Depreciation and amortization	127	71	56	79%
Total operating expenses	123,951	133,539	(9,588)	(7)%
Operating Loss	$(123,753)	$(129,871)	$6,118	(5)%

Interest expense	(130,470)	(106,653)	(23,817)	22%
Other (expense) income, net	(15,192)	799	(15,991)	(2001)%
Change in fair value of warrant and derivative liabilities	23,953	45,341	(21,388)	(47)%
Net loss before provision for income taxes	$(245,462)	$(190,384)	$(55,078)	29%

Provision for income tax expense	—	—	—	—%
Net loss	$(245,462)	$(190,384)	$(55,078)	29%

Less: Net loss attributable to non-controlling interests	77,656	160,537	(82,881)	(52)%
Net loss attributable to MSP Recovery, Inc.	$(167,806)	$(29,847)	$(137,959)	462%

Claims recovery income. Claims recovery income decreased by $3.4 million to $0.2 million for the three months ended September 30, 2025, compared to the same period in the prior year, driven by decreased settlements during the period.

Other revenue. Other revenue decreased $91 thousand to zero for the three months ended September 30, 2025 compared to the same period in the prior year as no other revenue was earned from new services.

Cost of revenue. Cost of revenue decreased by $1.4 million to $251.0 thousand, for the three months ended September 30, 2025 compared to the same period in the prior year, driven by assignor and law firm costs, which are directly correlated to the decrease in claims recovery income.

Claims amortization expense. Claims amortization expense decreased by $2.4 million to $118.6 million for three months ended September 30, 2025 compared to the same period in the prior year, driven by a lower amortizable asset base in the current year resulting from the impairment of CCRAs recorded during the fourth quarter of 2024.

General and administrative. General and administrative expenses decreased by $1.4 million to $4.0 million for the three months ended September 30, 2025 compared to the same period in the prior year, primarily driven by decreases in payroll of $1.2 million and marketing and promotion expenses of $0.2 million.

Professional fees. Professional fees decreased by $2.3 million to $1.0 million for the three months ended September 30, 2025 compared to the same period in the prior year, primarily driven by decreases of $1.3 million in corporate legal fees, $0.7 million in professional fees, and $0.4 million in consulting fees.

Professional fees – legal. Professional fees – legal decreased by $2.2 million to zero for the three months ended September 30, 2025 primarily due to amortization of the advance to the Law Firm, discussed within “MSP Principals Promissory Note” in Sources of Liquidity further below, which completed its amortization during the third quarter of 2024.

Interest expense. Interest expense increased by $23.8 million to $130.5 million in the three months ended September 30, 2025 compared to the same period in the prior year, primarily driven by an increase due to the guaranty obligation, the Hazel Working Credit Facility and Purchase Money Loan, as well as increases in the basis for which interest is incurred on our Claims financing obligations and accrued interest on the related party loan.

Other (expense) income, net. Other income, net decreased by $16.0 million for the three months ended September 30, 2025 compared to the same period in the prior year, primarily due to a $15.7 million legal reserve associated with the Menendez Litigation.

Change in fair value of warrant and derivative liabilities. The change in fair value of warrant and derivative liabilities decreased $21.4 million to $24.0 million for the three months ended September 30, 2025 compared to the same period in the prior year. For the three months ended September 30, 2025, the $24.0 million gain related primarily to a mark-to-market adjustment to the fair value of the Virage Warrants. For the three months ended September 30, 2024, the $45.3 million gain related primarily to a gain on the mark-to-market adjustment to the fair value of the Virage Warrants.

Nine months ended September 30, 2025 versus nine months ended September 30, 2024

The following table sets forth a summary of our condensed consolidated results of operations for the nine months ended September 30, 2025 to nine months ended September 30, 2024 indicated.

	Nine Months Ended September 30,
(In thousands, except for percentages)	2025	2024	$ Change	% Change
Claims recovery income	$1,564	$9,879	$(8,315)	(84)%
Other	7	127	(120)	(94)%
Total Revenue	$1,571	$10,006	$(8,435)	(84)%

Operating expenses
Cost of revenues	1,076	3,453	(2,377)	(69)%
Claims amortization expense	355,923	363,027	(7,104)	(2)%
General and administrative	13,666	17,145	(3,479)	(20)%
Professional fees	5,627	12,030	(6,403)	(53)%
Professional fees – legal	450	9,146	(8,696)	(95)%
Depreciation and amortization	342	206	136	66%
Total operating expenses	377,084	405,007	(27,923)	(7)%
Operating Loss	$(375,513)	$(395,001)	$19,488	(5)%

Interest expense	(374,002)	(306,596)	(67,406)	22%
Other (expense) income, net	(15,172)	1,140	(16,312)	(1431)%
Change in fair value of warrant and derivative liabilities	41,416	121,625	(80,209)	(66)%
Net loss before provision for income taxes	$(723,271)	$(578,832)	$(144,439)	25%

Provision for income tax expense	—	—	—	—%
Net loss	$(723,271)	$(578,832)	$(144,439)	25%

Less: Net loss attributable to non-controlling interests	290,688	504,967	(214,279)	(42)%
Net loss attributable to MSP Recovery, Inc.	$(432,583)	$(73,865)	$(358,718)	486%

Claims recovery income. Claims recovery income decreased by $8.3 million to $1.6 million for the nine months ended September 30, 2025 compared to the same period in the prior year, driven by decreased settlements during the period.

Other revenue. Other revenue was $7 thousand for the nine months ended September 30, 2025 compared to $127 thousand for the same period in the prior year. The change period over period is not considered significant.

Cost of revenue. Cost of revenue decreased by $2.4 million to $1.1 million, for the nine months ended September 30, 2025 compared to the same period in the prior year, driven by assignor and law firm costs, which are directly correlated to the decrease in claims recovery income.

Claims amortization expense. Claims amortization expense decreased by $7.1 million to $355.9 million for the nine months ended September 30, 2025 compared to the same period in the prior year, driven by a lower amortizable asset base in the current year resulting from the impairment of CCRAs recorded during the fourth quarter of 2024.

General and administrative. General and administrative expenses decreased by $3.5 million to $13.7 million for the nine months ended September 30, 2025 compared to the same period in the prior year, primarily driven by a decrease in salaries, benefits and payroll expenses and taxes of $2.1 million, marketing and promotions of $0.4 million, information technology expenses of $0.6 million, rent expense of $0.3 million, offset primarily by an increases in business development travel expenses of $0.2 million.

Professional fees. Professional fees decreased by $6.4 million to $5.6 million for the nine months ended September 30, 2025 compared to the same period in the prior year, primarily driven by decreases of $3.1 million in corporate legal fees, $1.3 million in consulting fees and $1.2 million in accounting fees.

Professional fees – legal. Professional fees – legal decreased by $8.7 million to $0.5 million for the nine months ended September 30, 2025 compared to the same period in the prior year, primarily due to amortization of the advance to the Law Firm, discussed within “MSP Principals Promissory Note” in Sources of Liquidity further below, which completed its amortization during the third quarter of 2024.

Interest expense. Interest expense increased by $67.4 million to $374.0 million in the nine months ended September 30, 2025 compared to the same period in the prior year, primarily driven by an increase due to the guaranty obligation, the Hazel Working Credit Facility and Purchase Money Loan, as well as increases in the basis for which interest is incurred on our Claims financing obligations and accrued interest on the related party loan.

Other (expense) income, net. Other income, net decreased by $16.3 million for the nine months ended September 30, 2025 compared to the same period in the prior year, primarily due to a $15.7 million legal reserve associated with the Menendez Litigation.

Change in fair value of warrant and derivative liabilities. The change in fair value of warrant and derivative liabilities decreased $80.2 million to $41.4 million for the nine months ended September 30, 2025 compared to the same period in the prior year. For the nine months ended September 30, 2025 and 2024, the $41.4 million gain and $121.6 million gain, respectively, primarily related to a mark to market adjustment to the fair value of the Virage Warrants.

Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with GAAP, this Quarterly Report also contains non-GAAP financial measures. We consider “adjusted net loss” and “adjusted operating loss” as non-GAAP financial measures and important indicators of performance and useful metrics for management and investors to evaluate the Company’s ongoing operating performance on a consistent basis across reporting periods. We believe these measures provide useful information to investors. Adjusted net loss represents net loss adjusted for certain non-cash and non-recurring expenses, and adjusted operating loss items represent operating loss adjusted for certain non-cash and non-recurring expenses.

A reconciliation of these non-GAAP measures to their most relevant GAAP measure is included below:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2025	2024	2025	2024
GAAP Operating Loss	$(123,753)	$(129,871)	$(375,513)	$(395,001)
Professional fees payable in shares	1,200	416	1,200	1,484
Claims amortization expense	118,638	121,007	355,923	363,027
Adjusted Operating Loss	$(3,915)	$(8,448)	$(18,390)	$(30,490)

GAAP Net Loss	$(245,462)	$(190,384)	$(723,271)	$(578,832)
Professional fees paid in stock	1,200	416	1,200	1,484
Claims amortization expense	118,638	121,007	355,923	363,027
Interest expense (1)	129,103	103,336	371,765	302,101
Change in fair value of warrant and derivative liabilities	(23,953)	(45,341)	(41,416)	(121,625)
Adjusted Net Loss	$(20,474)	$(10,966)	$(35,799)	$(33,845)

(1)
Interest expense included above excludes any interest expense payments made in cash during the three and nine months ended September 30, 2025 and 2024.

Sources of Liquidity

The Company’s actual and anticipated sources of liquidity for 2025 include: (i) the Yorkville SEPA, which is currently the Company’s sole source of liquidity to meet short-term obligations, as described in more detail in Note 3, Material Agreements, to the condensed consolidated financial statements, (ii) funding to the Company for working capital under the Operational Collection Floor facility, which, as discussed in more detail in Note 3, Material Agreements is fully utilized and has no remaining capacity, and (iii) revenue from Claims recovery income and Claims recovery services income. If Yorkville is unwilling or unable to provide liquidity, the Company may be forced to initiate insolvency proceedings or seek protection under U.S. bankruptcy laws, which could include a court-supervised reorganization or a liquidation of the Company’s assets.

Yorkville Standby Equity Purchase Agreement

On November 14, 2023, the Company entered into a standby equity purchase agreement (the “Yorkville SEPA”) with YA II PN, Ltd., a Cayman Island exempted company (“Yorkville”), pursuant to which Yorkville committed to purchase up to $250.0 million in shares of Class A Common Stock, subject to certain limitations and conditions set forth therein, during the term thereof. Sales of Class A Common Stock under the Yorkville SEPA, and the timing of any such sales, are at the Company’s option, and the Company is under no obligation to sell any shares of Class A Common Stock to Yorkville under the Yorkville SEPA except in connection with notices that may be submitted by Yorkville, in certain circumstances as described below.

Pursuant to the terms and conditions set forth in the Yorkville SEPA, the Company has the right, but not the obligation, from time to time at its discretion until the Yorkville SEPA is terminated to direct Yorkville to purchase a specified number of shares of Class A Common Stock (“Advance”) by delivering written notice to Yorkville (“Advance Notice”). While there is no mandatory minimum amount for any Advance, it may not exceed an amount equal to 100% of the average of the daily traded amount during the five consecutive trading days immediately preceding an Advance Notice.

The shares of Class A Common Stock purchased pursuant to an Advance Notice will be purchased at a price equal to: (i) 98% of the VWAP of the shares of Class A Common Stock on the applicable date of delivery of the Advance Notice during regular trading hours on such date, or (ii) 97% of the lowest daily VWAP of the shares of Class A Common Stock during the three consecutive trading days commencing on the date of the delivery of the Advance Notice, other than the daily VWAP on a day in which the daily VWAP is less than a minimum acceptable price as stated by the Company in the Advance Notice or there is no VWAP on the subject trading day. The Company may establish a minimum acceptable price in each Advance Notice, below which the Company will not be obligated to make any sales to Yorkville.

In connection with the Yorkville SEPA, and subject to the conditions set forth therein, Yorkville agreed to advance to the Company in the form of convertible promissory notes (the “Convertible Promissory Notes”) an aggregate principal amount of $15.0 million. In 2023, the Company issued two Convertible Promissory Notes to Yorkville for a combined principal amount of $10 million, resulting in net proceeds of $9.48 million, and in 2024 the Company issued a third Convertible Promissory Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds to us of $4.75 million.

Pursuant to the Convertible Promissory Notes, Yorkville has the option, subject to certain limitations, of exchanging on one or more occasions all or part of the then outstanding balance under a given note for shares of our Class A Common Stock at a conversion price equal to the lower of: (A)(i) with respect to the Convertible Promissory Note issued on November 15, 2023, $1,403.9375 per share; (ii) with respect to the Convertible Promissory Note issued on December 11, 2023, $649.88 per share; (iii) with respect to the Convertible Promissory Note issued on April 8, 2024, $263.375 per share; (iv) with respect to the Convertible Promissory Notes issued on June 26, 2025, July 16, 2025, and August 8, 2025, $14.00 per share; and (v) with respect to the Convertible Promissory Notes issued on September 18, 2025, September 29, 2025, and October 28, 2025, $2.00 per share (collectively, the “Fixed Price”); or (B) 95% of the lowest daily VWAP during the seven consecutive trading days immediately preceding the conversion (the “Conversion Price”), which in no event may the Conversion Price be lower than $0.50 (the “Floor Price”). During the fiscal quarter ending September 30, 2025, the obligations under the Convertible Promissory Notes issued on November 15, 2023 and December 11, 2023 were fully satisfied, and as of November 3, 2025, the Convertible Promissory Note issued on April 8, 2024 was fully satisfied.

As required pursuant to the Second Amended and Restated Nomura Promissory Note, 50% of the aggregate proceeds under the Yorkville SEPA will be used to repay amounts outstanding under the Nomura Note (first towards accrued and unpaid interest, if any, then towards principal) and the remaining 50% of such proceeds will be used to repay amounts due under the Convertible Promissory Notes, if any, or be paid to the Company after the Convertible Promissory Notes are fully repaid. Pursuant to the Third Virage MTA Amendment, 25% of the Company’s portion of any net proceeds from the Yorkville SEPA would be used to pay down the VRM Full Return after the Convertible Promissory Notes are fully satisfied. On June 26, 2025, Nomura agreed to waive its entitlement to receive up to $3.0 million of proceeds from the Yorkville SEPA, subject to certain limitations. On October 24, 2025, the Company further amended and restated the Nomura Note to increase the limited waiver of the Company’s obligation to pay Nomura Note obligations using the proceeds from Convertible Promissory Notes issued pursuant to the Yorkville SEPA from $3.0 million up to an aggregate total of $6.0 million of principal borrowed, provided that such proceeds be used solely to fund the operations of the Company, and acknowledge Nomura’s entitlement to receive up to $0.1 million of proceeds under the Second Supplemental Agreement.

Upon the occurrence and during the continuation of an event of default, the Convertible Promissory Notes shall become immediately due and payable, and the Company shall pay to Yorkville the principal and interest due thereunder. Events of default include, among others: (i) termination of quotation or listing of the Class A Common Stock on any primary market for a period of 10 consecutive trading days (the Company is currently quoted and listed for trading on Nasdaq) and (ii) failure to timely file any periodic report with the SEC on or before the due date of such filing as established by the SEC, including extensions under Rule 12b-25 under the Exchange Act. In no event shall Yorkville be allowed to effect a conversion if such conversion, along with all other shares of Common Stock beneficially owned by Yorkville and its affiliates would exceed 9.99% of the outstanding shares of the Common Stock of the Company. If any time on or after November 14, 2023: (i) the daily VWAP is less than the Floor Price for ten consecutive trading days (“Floor Price Trigger”), (ii) the Company has issued substantially all of the shares available under the Exchange Cap (as defined below) (“Exchange Cap Trigger”), or (iii) the Parent is in material breach of the Registration Rights Agreement, and such breach remains uncured for a period of twenty trading days, or the occurrence of an “Event” (as defined in the Registration Rights Agreement) (“Registration Event Trigger” and collectively with the Floor Price Trigger and the Exchange Cap Trigger, the “Trigger”), then the Company shall make monthly payments to Yorkville beginning on the seventh trading day after the Trigger and continuing monthly in the amount of $1.5 million plus a 5.0% premium and accrued and unpaid interest. On December 6, 2024, stockholders holding at least a majority of our outstanding voting capital stock approved by written consent as required by Nasdaq Rule 5635(d), the issuance of shares of common stock of the Company in excess of the Exchange Cap set forth in the Yorkville SEPA. Effective January 8, 2025, the Exchange Cap was effectively lifted, allowing the Company to issue shares to Yorkville pursuant to the Yorkville SEPA and the Convertible Promissory Notes in excess of the Exchange Cap. In addition, on April 10, 2025, Yorkville agreed to (i) extend the due date for the first Monthly Payment to November 30, 2026, (ii) extend the maturity date of the Convertible Promissory Notes to November 30, 2026, and (iii) waive Volume Threshold and Maximum Advance Amount limitations set forth in the Yorkville SEPA.

Yorkville, at its discretion and providing that there is a balance remaining outstanding under the Convertible Promissory Notes, may deliver a notice under the Yorkville SEPA requiring the issuance and sale of shares of Class A Common Stock to Yorkville at the Conversion Price in consideration of an offset of the Convertible Promissory Notes (“Investor Notice”). Yorkville, in its sole discretion, may select the amount of any Investor Notice, provided that the number of shares issued does not cause Yorkville to exceed the 9.99% ownership limitation or the amount of shares of Class A Common Stock that are registered. As a result of an Investor Notice, the amounts payable under the Convertible Promissory Notes will be offset by such amount subject to each Investor Notice.

The Company will control the timing and amount of any sales of shares of Class A Common Stock to Yorkville, except with respect to the conversion of the Convertible Promissory Notes. Actual sales of shares of Class A Common Stock to Yorkville as an Advance under the Yorkville SEPA will depend on a variety of factors to be determined by the Company from time to time, which may include, among other things, market conditions, the trading price of the Company’s Class A Common Stock, and determinations by the Company as to the appropriate sources of funding for our business and operations.

The Yorkville SEPA will automatically terminate on the earliest to occur of: (i) the first day of the month following the 36-month anniversary of the date of the Yorkville SEPA, or (ii) the date on which Yorkville shall have made payment of Advances pursuant to the Yorkville SEPA for shares of Class A Common Stock equal to $250.0 million. The Company has the right to terminate the Yorkville SEPA at no cost or penalty upon five trading days’ prior written notice to Yorkville, provided that there are no outstanding Advance Notices for which shares of Class A Common Stock need to be issued, and the Company has paid all amounts owed to Yorkville pursuant to the Convertible Promissory Notes. The Company and Yorkville may also agree to terminate the Yorkville SEPA by mutual written consent. Neither the Company nor Yorkville may assign or transfer the Company’s respective rights and obligations under the Yorkville SEPA, and no provision of the Yorkville SEPA may be modified or waived by the Company or Yorkville other than by an instrument in writing signed by both parties.

The Yorkville SEPA contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The net proceeds under the Yorkville SEPA to the Company will depend on the frequency and prices at which the Company sells its shares of Class A Common Stock to Yorkville. The Company expects that any proceeds received from such sales to Yorkville will be used for working capital and general corporate purposes.

On April 12, 2024, Yorkville agreed that, to the extent that it holds Class A Common Stock in such quantities that would prevent the Company from utilizing the Yorkville SEPA solely due to the Ownership Limitation, Yorkville committed to fund an additional advance in the principal amount of $13.0 million on the same terms and conditions as the Convertible Promissory Notes pursuant to the Yorkville SEPA.

During the three and nine months ended September 30, 2025, the Company sold 2,353,238 shares of Class A Common Stock to Yorkville, respectively, pursuant to investor and/or advance notices delivered under the Yorkville SEPA at prices between $1.60 and $17.55 per share. The proceeds therefrom were used to: (i) reduce amounts owed to Yorkville by $6.2 million, and (ii) $0.7 million to fund operations of the Company. As we have sold substantially all of the approximately 0.3 million shares currently registered for resale to Yorkville, we need to file with the SEC one or more additional registration statements to register under the Securities Act the resale by Yorkville of any additional shares of our common stock, and the SEC would have to declare such registration statement or statements effective before we could sell additional shares. There can be no assurances of such events occurring or the timing of such events occurring.

During the fiscal quarter ending on September 30, 2025, the Company agreed to successive reductions of the Floor Price from $26.25 to $1.00 per share, and on October 28, 2025, the Floor Price was further reduced to $0.50.

Pursuant to a Supplemental Agreement dated June 26, 2025, Yorkville agreed to advance to the Company, in the form of Convertible Promissory Notes, an additional $3.0 million subject to the terms and conditions set forth in the SEPA. As of September 30, 2025, the Company issued the following Yorkville Convertible Promissory Notes: (i) June 26, 2025, July 16, 2025, and August 8, 2025, for $0.75 million each, and (ii) on September 18, 2025 and September 29, 2025, for $0.38 million, each with terms substantially the same as the previous Convertible Promissory Notes, issued pursuant to the SEPA. Yorkville may convert the Convertible Promissory Notes into shares of the Company’s common stock at a conversion price equal to the lower of the Fixed Price (as defined in each Convertible Promissory Note) or 95% of the lowest daily VWAP during the five consecutive trading days immediately preceding the date of the conversion (the “Conversion Price”), which in no event may the Conversion Price be lower than the Floor Price of $0.50, provided that the number of shares issued does not cause Yorkville to exceed the 9.99% ownership limitation.

On October 10, 2025, in connection with the SEPA, and subject to the terms and conditions set forth therein, the Company and Yorkville entered into a second Supplemental Agreement (the “Second Supplemental Agreement”), whereby Yorkville agreed to advance to the Company, in the form of Convertible Promissory Notes, additional funding of up to $3.0 million, from time to time in such amounts as the Company and Yorkville may mutually agree, and subject to the satisfaction of conditions precedent set forth in the Second Supplemental Agreement. Advances pursuant to the Second Supplemental Agreement are subject to a 10% original issue discount, and may be issued in increments such that the net principal increase incurred by such advance under the Second Supplemental Agreement to the aggregate principal amount of all Pre-Paid Advances then outstanding does not exceed $1.0 million. On October 28, 2025, the Company issued to Yorkville a Convertible Promissory Note for $0.5 million pursuant to the Second Supplemental Agreement.

The Yorkville SEPA is currently the Company’s sole source of liquidity to meet short-term obligations. If Yorkville is unwilling or unable to provide liquidity, the Company may be forced to initiate insolvency proceedings or seek protection under U.S. bankruptcy laws, which could include a court-supervised reorganization or a liquidation of the Company’s assets.

Hazel Working Capital Credit Facility

As of the date of this filing, no funding capacity remains under the Working Capital Credit Facility or Operational Collection Floor.

On March 6, 2023, Subrogation Holdings entered into a credit agreement (as amended on March 29, 2023; November 10, 2023; and October 1, 2024; the “Working Capital Credit Facility”) with HPH providing for funding of up to $80 million (with a 40% original issue discount), consisting of a Term Loan A commitment to fund up to $30 million (in multiple installments) in proceeds and a Term Loan B Commitment to fund up to $18 million (in multiple installments) in proceeds. During fiscal year 2023, HPH disbursed $20.5 million under Term Loan A and $9.0 million under Term Loan B.

During fiscal year 2024, HPH disbursed $4.5 million under Term Loan B on January 25, 2024. On August 2, 2024, Subrogation Holdings entered into a letter agreement to amend the Working Capital Credit Facility (the “HPH Letter Agreement”) with HPH, which, among other things: (i) extended the period to draw up to $23.3 million (with a 40% original issue discount) remaining under Term Loan B for working capital, accessible in eight tranches of $1.75 million, that can be drawn at least one month apart, until September 2025, and (ii) provided for a $3.3 million loan (subject to a 40% original issue discount) funded by August 31, 2024 to acquire additional Claims (the “New Claims”) that collateralize the Working Capital Credit Facility (collectively, (i) and (ii) the “Operational Collection Floor”). The parties formalized the terms of the HPH Letter Agreement in Amendment No. 3 to the Working Capital Credit Facility dated October 1, 2024 (the “OCF Amendment”). On October 2, 2024, the Company acquired the recovery rights to additional Medicare Secondary Payer Claims from an existing Assignor consisting of more than 450,000 Medicare members, as documented by the Assignor.

Under the Operational Collection Floor, the Company received during 2024: (i) $12.3 million for working capital, and (ii) $2.0 million for the purpose of acquiring the New Claims. For nine months ended September 30, 2025, the Company received $1.75 million of working capital under the Operational Collection Floor. Pursuant to the Working Capital Credit Facility, HPH had the sole discretion to increase the Operational Collection Floor by an amount of up to $6.0 million. During the nine months ended September 30, 2025, HPH exercised that discretion and funded $5.5 million for working capital and $0.55 million for restructuring costs from the increase to the Operational Collection Floor.

MSP Principals Promissory Notes

On June 16, 2022, the MSP Principals provided cash to the Company to finance operations in an aggregate amount of $112.8 million, and the Company issued the MSP Principals Promissory Note to the MSP Principals in an aggregate principal for the same amount that has an annual interest rate of 4%, payable in kind, and matures on the day that is the four-year anniversary of the issuance. On the maturity date, the Company is required to pay the MSP Principals an amount in cash equal to the outstanding principal amount, plus accrued and unpaid interest. The promissory note is prepayable by the Company at any time, without prepayment penalties, fees or other expenses. In addition to the amounts in the Promissory Note, at the merger date with LCAP, the MSP Principals contributed $13.0 million through funds that had been loaned to VRM MSP to cover related service fees. A portion of the proceeds under the MSP Principals Promissory Note in an amount equal to $36.5 million was advanced to the Law Firm for certain operating expenses as contemplated by the Legal Services Agreement that has an annual interest rate of 4%, payable in kind, and matures on October 31, 2026. The MSP Principals Promissory Note contains customary events of default that would allow the MSP Principals to declare the MSP Principals Promissory Note immediately due and payable or the MSP Principals Promissory Note will immediately and automatically become due and payable without notice, presentment, demand, protest or other request of any kind. In addition, the MSP Principals Promissory Note may be accelerated by the MSP Principals if the Board of Directors of the Company (excluding the MSP Principals) terminates the Legal Services Agreement.

During the year ended December 31, 2023, the Company received a $4.95 million loan from the Law Firm, evidenced by an unsecured promissory note, to provide general operational funding. The aggregate unpaid principal amount of this promissory note is due 24 months from the date of the last advance from the Working Capital Credit Facility is made. This promissory note is payable by the Company at any time, without prepayment penalties, fees, or other expenses. The note does not carry any interest and can be repaid at any time or from time to time without a prepayment penalty. On March 4, 2024, the Board authorized the partial repayment of the Law Firm Loan in the amount of $0.4 million, which funds were to be used for the express purpose of paying property taxes on real property owned and pledged by the MSP Principals to HPH as collateral in connection with the Working Capital Credit Facility.

Nomura Note

On May 27, 2022, the Company issued an unsecured promissory note to Nomura (as amended on April 12, 2023; November 13, 2023; March 26, 2024; April 28, 2025; and June 26, 2025 the “Nomura Note”). As of September 30, 2025, the Nomura Note carries a principal amount of approximately $35.1 million related to advisory fees and deferred underwriting fees and expenses that became due and payable by the Company to Nomura, in connection with the consummation of the Business Combination. The Nomura Note is payable in kind or in cash, at the Company’s discretion, accrues interest at 16% per annum, and matures on November 30, 2026. Upon two days prior written notice to Nomura, the Company may prepay all or any portion of the then outstanding principal amount under the Nomura Note together with all accrued and unpaid interest thereon. The balance of the unsecured Nomura Note and related interest are included within Claims financing obligations and notes payable in the consolidated balance sheet.

Under the Nomura Note, 50% of the aggregate proceeds under the Yorkville SEPA will be used to pay amounts outstanding under the Amended and Restated Nomura Promissory Note (first towards accrued and unpaid interest, if any, then towards principal) and the remaining 50% of such proceeds will be used to pay amounts due under the Convertible Promissory Notes, if any, or be paid to the Company after the Convertible Promissory Notes are fully repaid. On June 26, 2025, Nomura agreed to waive its entitlement to receive up to $3.0 million of proceeds from the Yorkville SEPA, subject to certain limitations described therein.

On October 24, 2025, the Company further amended and restated the Nomura Note to: (i) reflect the current principal amount outstanding of approximately $35.4 million, (ii) increase the limited waiver of the Company’s obligation to pay Nomura Note obligations using the proceeds from Convertible Promissory Notes issued pursuant to the Yorkville SEPA from $3.0 million up to an aggregate total of $6.0 million of principal borrowed, provided that such proceeds be used solely to fund the operations of the Company, and (iii) acknowledge Nomura’s entitlement to receive up to $0.1 million of proceeds under the Second Supplemental Agreement.

Claims Financing Obligations

On March 29, 2023, the Company acquired a controlling interest in nine legal entities, whose sole assets are CCRAs, from Hazel. This is referred to as the “Claims Purchase.” The purchase price for the Claims Purchase was funded by (i) a purchase money loan between Hazel, as a lender, and the Company, as a borrower, in the amount of $250 million (the “Purchase Money Loan”) and (ii) proceeds from the sale of certain, separate CCRAs in the Claims Sale. See Note 3, Material Agreements.

On February 20, 2015, a subsidiary of the Company entered into a Claims Proceeds Investment Agreement (“CPIA”) with a third-party investor to invest directly and indirectly in Claims, disputes, and litigation and arbitration Claims. For such investment, the Company assigned to the investor a portion of the future proceeds of certain Claims, albeit the Company remained the sole owner and assignee of rights to Claims because the investor was only acquiring rights to a portion of the proceeds of the Claims. The investor return was based on its investment ($23 million between the original and amended agreements) and an internal rate of return of 30% calculated from the Closing Date.

During the year ended December 31, 2022, the Company finalized an Amendment to the CPIA and a Warrant Agreement with the third-party, pursuant to which the parties have agreed to amend the original CPIA and required payment terms. See Note 7, Claims Financing Obligations and Notes Payable, for a description of the Claims financing obligations and details on the amendment.

Tax Receivable Agreement

Under the terms of the TRA, we generally will be required to pay to the Members, and to each other person from time to time that becomes a “TRA Party” under the TRA, 85% of the tax savings, if any, that we are deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Business Combination and that are created thereafter, including as a result of payments made under the TRA. The term of the TRA will continue until all such tax benefits have been utilized or expired unless we exercise our right to terminate the TRA for an amount representing the present value of anticipated future tax benefits under the TRA or certain other acceleration events occur. Any payments made by us under the TRA will generally reduce the amount of overall cash flow that might have otherwise been available to us, and, to the extent that we are unable to make payments under the TRA for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid by us.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Nine Months Ended September 30,
(in thousands)	2025	2024
Net cash used in operating activities	$(19,059)	$(17,851)
Net cash used in investing activities	(163)	(2,361)
Net cash provided by financing activities	8,715	13,325
Net decrease in cash	(10,507)	(6,887)
Cash at beginning of year	12,328	11,633
Cash at end of period	$1,821	$4,746

Operating Activities

Net cash used in operating activities increased by $1.2 million to $19.1 million for the nine months ended September 30, 2025 compared to net cash used in of $17.9 million for the nine months ended September 30, 2024. During the nine months ended September 30, 2025, net cash used in operating activities was impacted primarily by our net loss of $723.3 million, $355.9 million of claims amortization expense, $248.8 million of paid-in-kind interest, change in fair value of warrant liability of $41.3 million, and an increase of $139.7 million of changes in working capital. Our cash flows used in operating activities is primarily related to payroll and professional services, which did not materially change from period to period.

Investing Activities

Net cash used in investing activities decreased by $2.2 million for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024, due to $2.2 million of purchases of intangible assets during the nine month ended September 30, 2024.

Financing Activities

Net cash provided by financing activities decreased to $8.7 million for the nine months ended September 30, 2025 compared to $13.3 million net cash provided by financing activities for the nine months ended September 30, 2024. This is primarily due to a reduction of $5.9 million of proceeds from debt financing and a reduction of $1.3 million of proceeds from issuance of common stock, which are offset by a decrease of $2.2 million repayments of the claims financing obligation.

Contractual Obligations, Commitments, and Contingencies

Based on claims financing obligations and notes payable agreements, as of September 30, 2025, the present value of amounts owed under these obligations were $764.6 million, including capitalized interest to date. In addition, as of September 30, 2025, the Company has $9.5 million of advances from Yorkville. The weighted average interest rate is 15.6% based on the current book value of $764.6 million with rates that range from 0.0% to 20.0%. The Company is expected to repay these obligations from cash flows from claim recovery income.

As of September 30, 2025, the minimum required payments on these agreements are $897.1 million. Certain of these agreements have priority of payment regarding any proceeds until full payment of the balance due is satisfied. The maturity of the commitments range from the date sufficient claims recoveries are received to cover the required return or in some cases by 2031.

As of September 30, 2025, the Company has $1,290.4 million of guaranty obligations. Under the Virage MTA, as amended, the maturity date is November 30, 2026, subject to acceleration upon the occurrence of any Trigger Event (unless waived by VRM), and Virage is entitled to a first priority lien on all sources of revenue of the Company not otherwise encumbered as of the date of the Virage MTA Amendment, to the extent in excess of the amount of revenues necessary to establish and maintain an operating reserve equal to the budget of the Company (plus applicable taxes) plus 10%. On April 1, 2024, the Company entered into the Third Virage MTA Amendment, pursuant to which the Company agreed that, after the Yorkville Convertible Promissory Notes are fully satisfied, 25% of the Company’s portion of any net proceeds from the Yorkville SEPA would be used to pay down the VRM Full Return, and that Messrs.

John H. Ruiz and Frank C. Quesada would commence the sale of certain reserved shares and deliver the resulting net cash proceeds thereof to VRM.

Critical Accounting Estimates

Our condensed consolidated financial statements and the related notes thereto included elsewhere in this Quarterly Report on Form 10-Q are prepared in accordance with GAAP. The preparation of our condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts and related disclosures in our financial statements and accompanying notes. We base our estimates on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions due to the inherent uncertainty involved in making those estimates and any such differences may be material.

Our Critical Accounting Policies and Estimates are disclosed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies” in our 2024 Form 10-K, and there have been no material changes during the nine months ended September 30, 2025.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item.

Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act that are designed to ensure that information required to be disclosed by us in reports that we file under the Exchange Act is recorded, processed, summarized and reported as specified in the SEC’s rules and forms and that such information required to be disclosed by us in reports that we file under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable, not absolute, assurance of achieving the desired control objectives. In addition, the design of disclosure controls and procedures must reflect the fact that there are resource constraints and that management is required to apply judgment in evaluating the benefits of possible controls and procedures relative to their costs.

Management, with the participation of our Chief Executive Officer and Chief Financial Officer, performed an evaluation of the effectiveness of our disclosure controls and procedures as of September 30, 2025. Based on that evaluation, our management, including our Chief Executive Officer and Chief Financial Officer, concluded that our disclosure controls and procedures were effective as of September 30, 2025.

Changes in Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II—OTHER INFORMATION

Item 1. Legal Proceedings.

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. Regardless of outcome, such proceedings or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources and other factors and there can be no assurances that favorable outcomes will be obtained.

Investigations

On August 11, 2022, the Securities and Exchange Commission (the “SEC”) initiated an investigation of the Company, and requested documents relating to, among other matters, the Business Combination transaction with Lionheart Acquisition Corporation II consummated on May 23, 2022, certain historical and projected financial results, investor agreements, and data analytic platforms and Algorithms. The Company received a subpoena dated March 1, 2023 from the SEC regarding the aforementioned subject matter, and subsequently received a subpoena on May 10, 2023, in connection with the investigation relating to, among other matters, the Company’s projections and the accounting and valuation of certain assets that were the basis for the Company’s determination that its quarterly financial statements for the periods ended June 30, 2022 and September 30, 2022 require restatements and should no longer be relied upon, as disclosed in the Company’s Form 8-K on April 14, 2023. On August 16, 2023, the Company received an additional subpoena from the SEC regarding certain funding sources of the Company prior to the Business Combination, various statements and disclosures by the Company in connection with, and following, the Business Combination, certain historical and projected financial results, and data analytic platforms and Algorithms used to identify potential recoveries. On June 16, 2025, an officer of the Company received a subpoena from the SEC requesting additional documentation, and on July 21, 2025, three additional officers of the Company were served with similar subpoenas.

In addition, on March 10, 2023, the Company received a subpoena from the U.S. Attorney’s Office (“USAO”) in connection with a grand jury investigation in the U.S. District Court for the Southern District of Florida requesting certain information concerning the Company, which subpoena requests documents relating to, among other matters, the Company’s proprietary Algorithms and other software used to identify potentially recoverable claims, the drop in the price of the Company’s common stock following the Business Combination, and certain marketing materials and investment agreements presented to potential investors. On July 18, 2024, the Company received an additional subpoena from the USAO, requesting documents related to a Company press release. To the best of the Company’s knowledge, the Department of Justice has not issued any target letters to anyone associated with the Company as a result of this investigation. (The United States Attorney’s Manual states that a “target” is a person as to whom the prosecutor or the grand jury has substantial evidence linking him or her to the commission of a crime and who, in the judgment of the prosecutor, is a putative defendant.)

The Company has cooperated, and will continue to cooperate, fully with these inquiries. On April 16, 2023, a special committee of the Board of Directors was formed, which along with external advisors retained thereby, reviewed matters related to the preparation and filing of the 2022 Annual Report on Form 10-K and the subject matter of information requests related to the foregoing subpoenas received prior to June 2023. Based on that review, and the nature of the documents requested in the subsequent subpoena, the Company believes that the investigations will be resolved without any material developments; however, there can be no assurance as to the outcome or future direction thereof.

Cano Health

On July 7, 2023, the Company issued 45,486 shares of Class A Common Stock to Cano Health, LLC (“Cano”) as payment for $61.7 million in deferred compensation related to the following agreements, which the Company had the option to pay in cash or in stock and has elected to pay in stock, of which (i) 18,434 shares of Class A Common Stock were issued as deferred consideration for the assignment of certain claims pursuant to that certain Purchase Agreement, effective as of September 30, 2022, as amended to date, by and between the Company and Cano (“Cano Purchase Agreement”), and (ii) 27,052 shares of Class A Common Stock were issued as deferred consideration for the assignment of certain claims pursuant to that certain Amended and Restated Claims Recovery and Assignment Agreement effective as of December 31, 2021, as amended to date, by and between the Company and Cano (“Cano CCRA”).

On August 10, 2023, the Company sued Cano in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida for declaratory relief and anticipatory breach of the Cano CCRA, Cano Purchase Agreement, and a Service Agreement (collectively, the “Cano Agreements”) between the parties. On the same day, Cano sued the Company in the same court, alleging fraud in the inducement, breach of contract, tortious interference, and unjust enrichment relating to the Cano Agreements. The Company has a $5.0 million receivable outstanding from Cano; however, due to Cano’s Quarterly Report on Form 10-Q filings for the periods ending June 30, 2023 and September 30, 2023, which include a substantial doubt about Cano’s ability to continue as a going concern, and Cano’s subsequent filing of voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code on February 4, 2024, the Company established a reserve for the balance due under such receivable during 2023. These matters were automatically stayed as a result of Cano’s bankruptcy filing. As of June 28, 2024, the Debtors’ Plan has been confirmed and declared effective. On September 8, 2025, the Company and Cano executed a written settlement agreement that fully and finally resolved all matters in dispute in the Cano related litigation. On September 9, 2025, the Parties stipulated to the dismissal with prejudice of all claims, counterclaims, and causes of action asserted, or that could have been asserted, in the Cano litigation. The dismissals were entered without any admission of liability, wrongdoing, or concession by any Party. In connection with and as part of the Settlement Agreement, each Party expressly retracted and withdrew any prior statements, allegations, or characterizations made about any other Party in the Cano Litigation or otherwise in connection with therewith. The Company does not expect the Settlement Agreement to have a material impact on its financial condition or results of operations.

Shareholder Litigation

On May 7, 2025, Lionheart Equities, LLC, the sponsor of Lionheart Acquisition Corporation II, and certain of the Company’s current and former directors and officers were named as defendants in a putative class action lawsuit filed in the Court of Chancery of the State of Delaware (the “Court”), Stanley v. Lionheart Equities, LLC, No. 2025–0505–LWW (Del. Ch. filed May 7, 2025) (the “Shareholder Litigation”). The complaint alleges fiduciary-duty breaches and unjust enrichment, and seeks damages in an unspecified amount. The defendants intend to vigorously defend their position in the Shareholder Litigation. As the Shareholder Litigation is in preliminary stages, and the nature of litigation outcomes is inherently uncertain, it is the opinion of the Company’s management, based upon the information available at this time and the stage of the proceedings, that it is not possible to determine the probability of loss or estimate of damages, and therefore, the Company has not established a reserve.

Menendez Litigation

In the matter of Menendez v. Ruiz, Case No. 2023-001738-CA-01, pending in the Eleventh Judicial Circuit in and for Miami-Dade County, Florida (the “Menendez Litigation”), plaintiffs Norberto Menendez, iNewton, LLC, Synnova Health, Inc., and Health Beats, LLC (collectively, the “Plaintiffs”) sought damages under eight legal theories against John H. Ruiz, individually, MSP Recovery, Inc. (the “Company”), and MSP Recovery, LLC, a subsidiary of the Company (together, the “Defendants”). Following a seven-day trial, on August 20, 2025, a jury returned a verdict finding no liability against the Defendants on all but one of the counts asserted in the Complaint. Specifically, the jury rejected every fraud and misrepresentation theory and completely exonerated the Company and Mr. Ruiz from any and all claims asserted against them. The jury did return a finding of breach of an alleged oral contract, but only as to the Company’s subsidiary, MSP Recovery, LLC, which holds all of the assets for the Company. The jury awarded Plaintiffs approximately $12.7 million in damages and $3.0 million in interest, which continues to accrue at 8.65% annually (the “Menendez Judgment”), against MSP Recovery, LLC on that claim. The Company established a reserve for the Menendez Judgment on September 30, 2025.

On October 17, 2025, the court entered a final judgment in favor of the Plaintiffs for the sum of $15.7 million, which accrues interest at 8.65% annually. The court reserved jurisdiction to entertain post-trial motions and issues, including, but not limited to MSP Recovery, LLC’s motion for a directed verdict and Defendants’ omnibus motion for entitlement to an award of costs and attorneys’ fees.

On November 4, 2025, the court issued a writ of execution in favor of Plaintiffs against MSP Recovery, LLC in the amount of approximately $15.7 million. On November 5, 2025, Plaintiffs filed a motion seeking an injunction directing MSP Recovery, LLC to turn over its membership certificate(s) in MSP Recovery Services, LLC, a Florida limited liability company, to the Sheriff for levy and sale. The Company is evaluating its options with respect to these matters, including potential motions to stay enforcement, seeking appropriate relief from the court, or otherwise resolve the judgment.

Item 1A. Risk Factors.

The following important factor could cause our actual business and financial results to differ materially from those contained in forward-looking statements made in this Quarterly Report on Form 10-Q or elsewhere by management from time to time. The risk factor in this Quarterly Report has been revised to incorporate changes to our risk factors from those included in our Annual Report. The risk factor set forth below is a new risk factors or contains substantive changes from the risk factors previously disclosed in Item 1A of our 2024 Annual Report, as filed with the SEC. The market price of our common stock could decline if these risks or uncertainties actually occur, causing you to lose all or part of your investment. This situation is changing rapidly and additional impacts may arise. Additional risks that we currently do not know about, or that we currently believe to be immaterial, may also impair our business. Certain statements below are forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” in this Quarterly Report.

RISKS RELATED TO OUR BUSINESS

We are subject to various risks and uncertainties that could materially adversely affect our business, financial condition, results of operations, and the trading price of our common stock. You should carefully read and consider the risks and uncertainties included herein and in the risk factors previously disclosed in the 2024 Form 10-K and our Quarterly Report on Form 10-Q for the quarter ending June 30, 2025 (the “Q2 2025 Form 10-Q”). Prospective investors are encouraged to consider the risks described in our 2024 Form 10-K, our Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the Q2 2025 Form 10-Q and in our 2024 Form 10-K, and other information publicly disclosed or contained in documents we file with the SEC before purchasing our securities.

We are not currently in compliance with the certain continued listing requirements of the Nasdaq Capital Market, and delisting could limit the liquidity of our stock, increase its volatility, and hinder our ability to raise capital.

On April 24, 2025, the Company received a letter (the “Notice”) from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) informing the Company that it was not in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market, under Listing Rule 5550(b)(1), because the Company’s stockholders’ deficit of $128.4 million, as reported in the Company’s Form 10-K for the year ended December 31, 2024, was below the required minimum of $2.5 million, and because, as of April 24, 2025, the Company did not meet the alternative compliance standards, relating to the market value of listed securities of $35 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

The Company had 45 calendar days from April 24, 2025, or through Monday, June 9, 2025, to submit a plan to regain compliance with Listing Rule 5550(b)(1). The Company submitted its plan on June 5, 2025, and was granted an extension of up to 180 days, or through Tuesday, October 21, 2025, to regain compliance.

On October 22, 2025, the Company received a Staff Delisting Determination (the “Delisting Notification”), notifying the Company that trading of its common stock will be suspended from the Nasdaq Capital Market at the opening of business on October 31, 2025, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on Nasdaq.

The Company timely submitted a written request for a review of the Delisting Notification by a Hearings Panel (the “Panel”). A hearing request stays the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision. The hearing is scheduled for December 11, 2025.

There can be no assurance that the Panel will grant the Company’s request for continued listing on the Nasdaq Capital Market. If the Company’s Common Stock ceases to be listed for trading on the Nasdaq Capital Market, the Company expects that its Common Stock would continue to trade on the OTCQB Venture Market of the OTC Markets Group.

Delisting from Nasdaq could adversely affect our ability to raise additional financing through public or private sales of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our common stock. Delisting could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest, and fewer business development opportunities.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

Recent Sales of Unregistered Securities

YA II PN, Ltd. (“Yorkville”)

During the quarterly period ended September 30, 2025, the Company sold 2,253,236 shares to Yorkville pursuant to investor notices delivered under the Yorkville SEPA at prices between $1.00 and $8.27 per share, and the proceeds were used to reduce amounts owed to Yorkville by $5.1 million and $0.5 million of principal and interest, respectively.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

None.

Item 6. Exhibits.

The following exhibits are filed as part of, or incorporated by reference into, this Quarterly Report on Form 10-Q.

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date
3.1+	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation	8-K	001-39445	3.1	September 2, 2025
10.1+	Yorkville Convertible Note dated July 16, 2025	8-K	001-39445	10.2	July 16, 2025
10.2+	Letter Agreement dated August 5, 2025	8-K	001-39445	10.2	August 5, 2025
10.3+	Yorkville Convertible Note dated August 8, 2025	8-K	001-39445	10.2	August 8, 2025
10.4+	Letter Agreement dated September 5, 2025	8-K	001-39445	10.2	September 5, 2025
10.5+	Letter Agreement dated September 15, 2025	8-K	001-39445	10.2	September 15, 2025
10.6+	Letter Agreement dated September 29, 2025	8-K	001-39445	10.2	September 29, 2025
31.1*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1#	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2#	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS*	Inline XBRL Instance Document–the instance document does not appear in the Interactive Data File as its XBRL tags are embedded within the Inline XBRL document
101.SCH*	Inline XBRL Taxonomy Extension Schema With Embedded Linkbase Documents
104*	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith.

+ Previously filed

# Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MSP Recovery, Inc.

Date: November 19, 2025	By:	/s/ Francisco Rivas-Vásquez
Francisco Rivas-Vásquez
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)